Exhibit 2.1

EXECUTION VERSION
CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

MAGNUM OPUS ACQUISITION LIMITED

INTEGRATED WHALE MEDIA INVESTMENT, INC.

in its capacity as both a Seller and the Shareholders’ Representative

HIGHLANDER MANAGEMENT LLC

FORBES GLOBAL HOLDINGS INC.

and

FORBES GLOBAL MEDIA HOLDINGS, INC.

DATED AS OF AUGUST 26, 2021

Table of Contents

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-ii-

-iii-

Exhibit A	—	Form of A&R Purchaser Charter
Exhibit B	—	Form of Investor Rights Agreement
Exhibit C	—	Form of Investor Representation Letter
Exhibit D	—	Form of Option Surrender Agreement
Exhibit E	—	Incentive Equity Plan Term Sheet

-iv-

Table of Defined Terms

Term	Section

A&R Purchaser Charter	Recitals
AAA	Section 10.04(a)
ACA	Section 3.13(b)
Additional Purchaser SEC Reports	Section 5.14(a)
Adjustment Escrow Account	Section 2.04(c)
Adjustment Escrow Agreement	Section 2.04(c)
Adjustment Escrow Amount	Section 2.04(c)
Agreement	Preamble
Allocation Principles	Section 9.07
Alternative Financing	Section 6.09(b)
Amendment to Services Agreement	Recitals
Audited Financial Statements	Section 3.05(a)
Balance Sheet Date	Section 3.05(a)
Business Combination	Section 5.19
Cadwalader	Section 10.15(a)
Cadwalader Privileged Communications	Section 10.15(a)
Certificate	Section 2.04(a)
Certifications	Section 5.14(a)
Change in Recommendation	Section 6.07(d)
Claims	Section 6.11
Closing	Section 2.01
Closing Date.	Section 2.01
Closing Statement	Section 2.03(a), Section 2.03(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Indemnified Parties	Section 6.16(a)
Company Registered IP	Section 3.11(a)
Company Software	Section 3.11(i)
Continuing Employee	Section 6.23
Contributor	Section 3.11(f)
Copyrights	Article I
D&O Indemnified Parties	Section 6.16(a)
Deferred Underwriting Commissions	Section 5.05
Estimated Cash	Section 2.03(a)
Estimated Closing Consideration	Section 2.03(a)
Estimated Company Transaction Expenses	Section 2.03(a)
Estimated Net Working Capital	Section 2.03(a)
Estimated Outstanding Indebtedness	Section 2.03(a)
Final Consideration Shortfall	Section 2.05(e)
Final Consideration Surplus	Section 2.05(f)
Final Purchaser Trust Amount	Section 2.03(b)
Financial Statements	Section 3.05(a)
Forbes Group	Section 10.15(a)
Highlander	Preamble
Insurance Policies	Section 3.14
Interim Financial Statements	Section 3.05(a)
Intervening Event Notice Period	Section 6.07(d)
Investor Representation Letter	Recitals

-i-

Investor Rights Agreement	Recitals
IPO	Section 6.11
IWM	Preamble
JOBS Act	Section 5.14(d)
K&E	Section 10.15(b)
K&E Privileged Communications	Section 10.15(b)
Key Employee Employment Agreement	Section 6.18
Leased Real Property	Section 3.08(b)
Marks	Article I
Material Contract	Section 3.10(b)
Maximum Annual Premium	Section 6.16(b)
Most Recent Balance Sheet Date	Section 3.05(a)
multiemployer plan	Section 3.13(d)
multiple employer welfare arrangement	Section 3.13(d)
Non-U.S. Plan	Section 3.13(h)
Notice of Objection	Section 2.05(b)
Objection Period	Section 2.05(b)
Offer	Recitals
Option Cash Out	Recitals
Option Surrender Agreement	Section 2.12
Other Indemnitors	Section 6.16(e)
Parties	Preamble
Party	Preamble
Patents	Article I
Payroll Payment Amount	Section 2.12
PIPE Investment	Recitals
PIPE Investment Amount	Section 5.15
PIPE Investors	Section 5.15
Post- Closing Consideration Calculation	Section 2.05(a)
Post-Closing Dispute	Section 10.05(a)
Postmaster Statements	Section 3.23
Pre-Closing Disputes	Section 10.04(a)
Proxy Statement	Section 6.07(a)
Public Shareholders	Section 6.11
Purchaser	Preamble
Purchaser Board	Recitals
Purchaser Board Recommendation	Section 6.07(d)
Purchaser Closing Statement	Section 2.03(b), Section 2.03(b)
Purchaser Disclosure Letter	Article V
Purchaser Group	Section 10.15(a)
Purchaser Incentive Plan	Section 6.19
Purchaser Indemnified Parties	Section 6.16(a)
Purchaser Post-Closing Statement	Section 2.05(a)
Purchaser Prepared Returns	Section 9.03
Purchaser Price Allocation	Section 9.07
Purchaser SEC Reports	Section 5.14(a)
Purchaser Share Redemptions	Section 5.05
Purchaser Shareholder Approval	Section 7.03(c)
Purchaser Special Meeting	Section 6.07(c)
Released Party	Section 10.14
Reviewing Accountant	Section 2.05(d)

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Rule	Section 10.04(a)
Section 16	Section 6.13
Sellers	Preamble
Share Sale	Recitals
Shareholders’ Representative	Preamble
Sponsor	Recitals
Subscription Agreement	Recitals
Subsidiary Shares	Section 3.04(a)
Support Agreement	Recitals
Tax Proceeding	Section 9.05
Termination Date	Section 8.03(b)
Top Customers	Section 3.18
Top Distributors	Section 3.18
Top Suppliers	Section 3.18
Trade Secrets	Article I
Transfer Taxes	Section 10.12

-iii-

bUSINESS cOMBINATION agreement

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of August 26, 2021, is made by and among Magnum Opus Acquisition Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Purchaser”), Integrated Whale Media Investment, Inc., a BVI business company incorporated in the British Virgin Islands, in its capacity as a seller (“IWM”), and in its capacity as the shareholders’ representative (the “Shareholders’ Representative”), Highlander Management LLC, a limited liability company organized in the State of Delaware (“Highlander” and together with IWM, the “Sellers”), Forbes Global Holdings Inc., a BVI business company incorporated in the British Virgin Islands (“FGH”), and Forbes Global Media Holdings, Inc., a BVI business company incorporated in the British Virgin Islands (the “Company”). Purchaser, IWM, Highlander, the Shareholders Representative, FGH and the Company are each referred to herein as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Purchaser is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, IWM directly owns one hundred percent (100%) of the issued share capital of FGH;

WHEREAS, the Sellers, directly or indirectly, own, in the aggregate, one hundred percent (100%) of the issued share capital of the Company in the form of the IWM Shares and the Highlander Shares;

WHEREAS, upon the terms and subject to the conditions of this Agreement, (i) IWM and Highlander each desire to sell to Purchaser, and Purchaser desires to purchase from IWM and Highlander, the IWM Shares and the Highlander Shares, respectively, in exchange for their respective portion of the Final Consideration (the “Share Sale” ), and (ii) the Company Options held by each Optionholder will be cashed out in accordance with the terms of this Agreement (the “Option Cash Out” );

WHEREAS, following the Share Sale, Purchaser may cause its interest in the Company currently represented by the Highlander Shares to be contributed to FGH, such that FGH will hold one hundred percent (100%) of the issued share capital of the Company;

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interest of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement; and (b) approved this Agreement and the Transactions, including the Share Sale and the Option Cash Out, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of FGH has unanimously: (a) determined that it is in the best interest of FGH and the sole shareholder of FGH, and declared it advisable, to approve this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of IWM has unanimously: (a) determined that it is in the best interest of IWM and the shareholders of IWM and declared it advisable, to approve this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Highlander has unanimously: (a) determined that it is in the best interest of Highlander and the shareholders of Highlander and declared it advisable, to approve this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, on the terms and subject to the conditions of this Agreement

WHEREAS, concurrently with the execution and delivery of this Agreement, certain portions of the Settlement Agreement and provisions of the Company Shareholders Agreement, to the extent not terminated by the Settlement Agreement, have been terminated, to be effective upon the Closing;

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has: (a) determined that it is in the best interests of Purchaser and the shareholders of Purchaser, and declared it advisable, to enter into this Agreement; and (b) approved this Agreement and the Transactions, including the Share Sale, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, in accordance with the terms hereof, Purchaser shall provide an opportunity to its shareholders to have their Public Shares repurchased or redeemed for the consideration, and on the terms and subject to the conditions set forth in this Agreement and the applicable Organizational Documents of Purchaser in conjunction with, inter alia, obtaining approval from the shareholders for the Transactions (together with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Magnum Opus Holdings LLC (the “Sponsor”), certain shareholders of Purchaser, Purchaser and the Company have entered into that certain support agreement (the “Support Agreement”), dated as of the date hereof, pursuant to which each of the Sponsor and shareholders of Purchaser listed thereto has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and waive and not otherwise perfect any anti-dilution or similar protection with respect to any founder shares of Purchaser;

WHEREAS, prior to the Closing, Purchaser shall, on the terms and subject to the conditions set forth herein, adopt the Amended and Restated Memorandum and Articles of Association of the Purchaser in the form attached hereto as Exhibit A (the “A&R Purchaser Charter”);

WHEREAS, prior to, or concurrently with, the execution and delivery of this Agreement, Purchaser has obtained commitments from certain investors for a private placement of Purchaser Ordinary Shares (collectively, the “PIPE Investment”) pursuant to the terms of one or more subscription agreements, in each case, in the form previously delivered to the Company with respect to the subscriptions by such investors (each, a “Subscription Agreement”), such private placements to be consummated immediately prior to the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Sellers and Purchaser will enter into an Investor Rights Agreement in the form attached hereto as Exhibit B (the “Investor Rights Agreement”), which will be effective as of the Closing;

WHEREAS, in connection with the Closing, each Seller will enter into an Investor Representation Letter (the “Investor Representation Letter”) in the form attached hereto as Exhibit C;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Highlander and the Company are entering into an amendment to the Services Agreement (the “Amendment to Services Agreement” ), which shall be effective upon the Closing; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

“Accounting Principles” means the principles and accounting standards set out in Section 1(a) of the Company Disclosure Letter.

“Action” means any action, lawsuit, claim, suit, arbitration, hearing, audit, charge, mediation, examination or judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including the Support Agreement, the A&R Purchaser Charter, each of the Subscription Agreements, the Investor Rights Agreement, each of the Investor Representation Letters, the Key Employee Employment Agreement, the Amendment to Services Agreement, the Adjustment Escrow Agreement and the documents and agreements entered into in connection therewith.

“Available Cash” means, as of the Closing, the sum of (a) the Final Purchaser Trust Amount, plus (b) the PIPE Investment Amount (as such amount is finally delivered to Purchaser at or prior to the Closing by the PIPE Investors).

“Base Value” means $620,000,000.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York, Hong Kong, the Cayman Islands or the British Virgin Islands are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and the American Rescue Plan Act of 2021 (Pub. L. 117-2), as applicable (including, in each case, any changes in state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), and any legislative or regulatory guidance issued pursuant thereto.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization, employee representative or association.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Cash Consideration” means an amount equal to (a) the Available Cash, plus (b) the Estimated Company Cash, minus (c) the Estimated Company Transaction Expenses (whether paid or unpaid as of the Closing), minus (d) the Purchaser Transaction Expenses unpaid as of the Closing, minus (e) $145,000,000; provided that if such amount is less than zero, the Closing Cash Consideration shall be zero.

“Closing Consideration” means an amount equal to (a) the Base Value, plus (b) the Estimated Company Cash, minus (c) the Estimated Outstanding Indebtedness, plus (d) the Estimated Net Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number thereby reducing the Closing Consideration).

“Closing Highlander Cash Consideration” means Highlander’s Pro Rata Share of the Closing Cash Consideration.

“Closing Highlander Consideration” means Highlander’s Pro Rata Share of the Closing Consideration.

“Closing Highlander Share Consideration” means a number of shares, rounded up to the nearest whole number, of Purchaser Ordinary Shares equal to the quotient of (a) an amount equal to (i) the Closing Highlander Consideration, minus (ii) the Closing Highlander Cash Consideration, divided by (b) 10.

“Closing IWM Cash Consideration” means IWM’s Pro Rata Share of the Closing Cash Consideration.

“Closing IWM Consideration” means IWM’s Pro Rata Share of the Closing Consideration.

“Closing IWM Share Consideration” means a number of shares, rounded up to the nearest whole number, of Purchaser Ordinary Shares equal to the quotient of (a) an amount equal to (i) the Closing IWM Consideration, minus (ii) the Closing IWM Cash Consideration, divided by (b) 10.

“Closing Optionholder Cash Consideration” means the Optionholders’ aggregate Pro Rata Share of the Closing Cash Consideration.

“Closing Optionholder Consideration” means the Optionholders’ aggregate Pro Rata Share of the Closing Consideration.

“Closing Optionholder Share Consideration” means a number of shares, rounded up to the nearest whole number, of Purchaser Ordinary Shares equal to the quotient of (a) an amount equal to (i) the Closing Optionholder Consideration, minus (ii) the Closing Optionholder Cash Consideration, divided by (b) 10.

“Company Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination or similar transaction, in one transaction or a series of transactions, involving any Target Company or involving all or a material portion of the assets, equity securities or businesses of any Target Company (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in any Target Company.

“Company Cash” means the sum, at 11:59 p.m. (Eastern Time) on the calendar day immediately prior to the Closing Date, of all cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature of the Target Companies, in accordance with the Accounting Principles.

“Company Equityholder” means each of Highlander, IWM and the Optionholders.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01 (Organization and Corporate Power), Section 3.03(a) (Authorization; No Breach; Valid and Binding Agreement), Section 3.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 3.04(a) (Capitalization), Section 3.04(b) (Capitalization) and Section 3.22 (Brokerage).

“Company Incentive Plan” means the Forbes Global Media Holdings Inc. (BVI) Long Term Incentive Plan, as amended from time to time, and any other plan or arrangement pursuant to which rights with respect to the Company Shares have been granted to service providers.

“Company IP Rights” means (a) all Intellectual Property Rights, other than Company-Owned IP Rights, for which any Target Company holds or purports to hold, or has been granted, any licenses, immunities, or other rights, or which are used or held for use in, or necessary for, the operation of the businesses of the Target Companies as presently conducted; and (b) all Company-Owned IP Rights.

“Company’s Knowledge” or any similar phrase, with respect to any Target Company, means the actual knowledge following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter of Michael Federle, Mariarosa Cartolano, Peter Hung, Michael York and Ali Intres.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Target Companies taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay any Target Company from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which the Target Companies operate, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Offer; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Target Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto; (x) any matter disclosed in the Company Disclosure Schedule, (xi) any action taken by, or at the request of, or with the express consent of Purchaser and (xii) the failure of the Target Companies to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction (provided that this clause (xii) shall not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect if not otherwise excluded from this definition); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Target Companies as compared to other Persons or businesses that operate in the industry in which the Target Companies operate, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has or will occur.

“Company Option” means, each option to purchase Company Shares that is outstanding and unexercised and granted under the Company Incentive Plan.

“Company-Owned IP Rights” means all Intellectual Property Rights owned by any Target Company or represented by a Target Company in a Contract as owned by a Target Company.

“Company Shares” means shares of the Company with a par value of $1.00 per share.

“Company Shareholders Agreement” means that certain Shareholders Agreement by and among IWM, FGH, Highlander and the Company dated as of September 12, 2014.

“Company Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Software, hardware and equipment (including all databases, firmware and related documentation) and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case necessary for or otherwise used or held for use by or on behalf of the Target Companies.

“Company Transaction Expenses” means all of the following items to the extent payable by any Target Company, IWM or Highlander, whether paid or unpaid prior to the Closing: fees and expenses incident to the consideration and evaluation of the Transactions, the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, provided that such fees and expenses payable by Highlander shall not exceed $300,000.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated March 30, 2021, by and between the Company and Purchaser.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester or any other Law, decree, judgment, injunction or other Governmental Order, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19 pandemic, including, the CARES Act.

“COVID-19 Tax Measure” means any Law enacted or issued by any Governmental Authority with respect to any Tax matter in response to COVID-19 (including the CARES Act and Payroll Tax Executive Order) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including IRS Notice 2020-65).

“Credit Agreement” means that certain Credit Agreement, dated as of August 17, 2018, by and among, the Company, Forbes Media LLC, the Lender Parties thereto, City National Bank, N.A. and Capital Dynamics, Inc.

“Disclosure Letters” means the Company Disclosure Letter and Purchaser Disclosure Letter, collectively.

“Entity” means a Person that is not a natural Person.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials.

“ERISA” means of the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that is (or at the relevant time was or would be) considered a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA with any Target Company.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Percentage” means, for each Company Equityholder, the Highlander Escrow Percentage, the IWM Escrow Percentage or the Optionholder Escrow Percentage, as applicable.

“Estimated Net Working Capital Adjustment” means an amount, positive or negative, equal to Estimated Net Working Capital, minus $26,300,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Consideration” means an amount equal to (a) the Base Value, plus (b) Company Cash, minus (c) Outstanding Indebtedness, plus (d) the Net Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number thereby reducing the Final Consideration).

“Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Closing and (ii) that are issuable upon the exercise of all outstanding equity and equity-linked securities of the Company, including the Company Options, calculated using the number of shares issuable upon the net “cashless” exercise thereof, that are issued and outstanding immediately prior to the Closing (whether or not then vested or exercisable as applicable), minus (b) the Company Shares held by the Company as treasury shares.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Laws relating to pollution or protection of human health or the environment; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated biphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Laws relating to pollution or protection of human health or the environment.

“Highlander Escrow Percentage” means the Pro Rata Share of Highlander.

“Highlander Escrow Contribution” means a number of dollars and cents equal to the Adjustment Escrow Amount multiplied by the Highlander Escrow Percentage.

“Highlander Shares” means all of the Company Shares held by Highlander.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period (including any extensions) thereunder, if required.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, the unsatisfied liabilities or obligations of the Target Companies, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments, including such obligations incurred in connection with the acquisition of property, assets or businesses; (c) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations to the extent such obligations are payable as a result of the consummation of the Transactions (including the Share Sale); (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (f) amounts drawn on letters of credit, bankers’ acceptances or similar facilities; (g) unfunded or underfunded obligations under a pension or retirement plan, gratuity, superannuation or similar pension-like plan, policy, program, agreement or arrangement and post-termination or retiree health and welfare benefits; (h) any outstanding unpaid bonus or non-compete payments, any unpaid severance payments due to any Person terminated prior to Closing, and any unfunded deferred compensation obligations of any Target Company, in each case, whether pursuant to a written agreement or otherwise owed, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; (i) payables owing to Affiliates (other than to another Target Company or Highlander under the Services Agreement); (j) any change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments payable to any Person by any Target Company that are triggered in connection with the consummation of the transactions contemplated by this Agreement (whether prior to, upon or after such consummation, and whether or not in connection with another event but excluding in all cases any “double trigger” payments that become payable as a result of any action or omission by Purchaser or its applicable Affiliate upon or following such consummation) and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; (k) the employer portion of any payroll, employment or similar Taxes associated with the Option Cash Out pursuant to this Agreement; and (l) guarantees of the liabilities described in clauses (a) through (k) above of any other Person; provided, however, that each of (i) trade accounts payable and other operating liabilities in the Ordinary Course of Business (for the avoidance of doubt, not including Taxes), (ii) any outstanding surety or performance bonds (to the extend undrawn) or letters of credit (to the extent undrawn), (iii) any liabilities or obligations owed by any Target Company to another of any Target Company, and (iv) any amounts taken into account in calculating the Estimated Net Working Capital Adjustment or the Net Working Capital Adjustment, shall not constitute Indebtedness.

“Intellectual Property Rights” shall mean any and all common law or statutory or other rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, re-issues, and reexaminations thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, logos, designs, slogans, taglines, brands, product names, and other designations of origin, source or quality, registrations and applications for any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights, copyrightable works, and equivalent rights of author, in any published or unpublished works of authorship (including Software as a work of authorship), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and other confidential or proprietary information (whether business or technical or otherwise) (collectively, “Trade Secrets”); (f) all rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures, and biographical information of real persons; and (g) other intellectual property, industrial property and proprietary rights anywhere in the world.

“IRS” means the Internal Revenue Service of the United States of America.

“IWM Escrow Percentage” means the Pro Rata Share of IWM.

“IWM Escrow Contribution” means a number of dollars and cents rounded up equal to the product of the Adjustment Escrow Amount multiplied by the IWM Escrow Percentage.

“IWM Shares” means all of the shares of no par value in the capital of FGH held by IWM.

“Key Employee” means Michael Federle.

“Law” means any law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Liens” means liens, licenses, covenants not to sue, options, transfer restrictions, mortgages, security interests, adverse ownership interests, pledges, charges or other encumbrances.

“Leases” means all leases, subleases, licenses, concessions and other binding agreements (written or oral) pursuant to which any Target Company holds any Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto and the right to all security deposits and other amounts and instruments deposited by or on behalf of any Target Company thereunder.

“Look-back Date” means January 1, 2018.

“Net Working Capital” means the working capital of the Target Companies at 11:59 p.m. (Eastern Time) on the calendar day immediately prior to the Closing Date comprising all items included in the illustrative working capital calculation set out in Section 1(b) of the Company Disclosure Letter calculated, on a consolidated basis, immediately prior to the Closing, in accordance with the Accounting Principles. The table in Section 1(b) of the Company Disclosure Letter shows, for illustrative purposes, the calculation of the Net Working Capital of the Target Companies as of June 30, 2021.

“Net Working Capital Adjustment” means an amount, positive or negative, equal to Net Working Capital minus $26,300,000.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in the recitals.

“Optionholder” means each holder of a Company Option as of immediately prior to the Closing.

“Optionholder Escrow Contribution” means a number of dollars and cents equal to the product of the Adjustment Escrow Amount multiplied by the Optionholder Escrow Percentage.

“Optionholder Escrow Percentage” means the Pro Rata Share of the applicable Optionholder.

“Open Source Software” means (a) any Software that requires as a condition of use, modification or distribution that such Software or other Software incorporated into, linked with, derived from, based upon or distributed with such Software: (i) be disclosed, licensed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, and/or (iii) be redistributable at no charge, and (b) without limiting the generality of the foregoing, Software licensed or distributed as “free software,” “open source software” or a similar term or under a “open source license” or a similar license, including any of the following licenses or distribution models, or licenses or distributions models similar to any of the following: GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Affero General Public License (AGPL), Eclipse Public License, Common Public License (CPL), Mozilla Public License, Apache Software License, and BSD License.

“Ordinary Course of Business” means, with respect to any Person, actions that are taken in the ordinary course and materially consistent with the past practices and normal day-to-day operations of such Person, including any action taken or omitted to be taken to the extent such act or omission is reasonably determined by such Person to be necessary to comply with the COVID-19 Measures.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Outstanding Indebtedness” means, without duplication, the amount of any Indebtedness outstanding at 11:59 p.m. (Eastern Time) on the calendar day immediately prior to the Closing Date, in accordance with the Accounting Principles.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state, local, and non-U.S. Tax laws.

“Pass-Through Tax Return” means any Income Tax Return (such as IRS Form 1065 and associated IRS Schedule K-1s and corresponding state and local Tax Returns) of the Company and its Subsidiaries with respect to which (i) such Company or Subsidiary is treated as a partnership for U.S. federal (and applicable state and local) Income Tax purposes (a “Relevant Target Company”), and (ii) the income, gain, losses, deductions, and other Tax items reflected on such Income Tax Returns are allocated to, and reflected on the Tax Returns of, the beneficial owners of the Company. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes are not Pass-Through Tax Returns.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the Company’s and its Subsidiaries’ audited consolidated balance sheet as of the Balance Sheet Date and December 31, 2019 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with the Accounting Principles; (b) statutory and contractual Liens arising or incurred in the ordinary course of business with respect to Leased Real Property for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with the Accounting Principles; (c) zoning, building, or other restrictions, variances, and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere, or would interfere, in any material respect with the present use of or occupancy of the affected parcel in the operation of the business conducted thereon by the Target Companies; (e) in the case of Intellectual Property Rights, non-exclusive licenses granted by any Target Company to customers in the Ordinary Course of Business; and (f) Liens incurred in connection with capital lease obligations of the Target Companies incurred in the Ordinary Course of Business.

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Target Company to own, lease and operate its properties or to carry on its business.

“Person(s)” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, directly or indirectly, including name; Social Security number; government-issued identification numbers or other identification numbers; health or medical information, including health insurance information; credit or payment card or financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and any other benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement, whether written or oral, (including all cash incentive, bonus, deferred compensation, profit sharing, equity appreciation, phantom equity, equity purchase, stock or share option or other incentive equity or equity or equity-based arrangement, and any employment, individual consulting, service, termination, retention, bonus, change in control, severance, retirement, pension, savings, vacation, fringe, paid time off, disability, health and welfare, post-termination or retiree health and welfare plan, program, policy, agreement, arrangement or Contract) that is: (A) sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or (B) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any actual or contingent liability or obligation.

“PPP Lender” means City National Bank.

“PPP Loan” means the loan made to Forbes Media LLC by the PPP Lender pursuant to the PPP Loan Agreement, for the principal amount of $8,036,000, pursuant to the requirements of the Paycheck Protection Program under the CARES Act.

“PPP Loan Agreement” means that certain Note, dated as of April 15, 2020, executed by Forbes Media LLC in favor of the PPP Lender.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Privacy Laws” means all applicable Laws concerning the privacy, collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, processing, protection, sharing, breach or other use of Personal Information, and all regulations promulgated thereunder, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (2016/679), state social security number protection Laws, state data breach notification Laws and state consumer protection Laws.

“Proceeding” means any action, charge, claim, investigation, mediation, hearing, arbitration, suit, litigation, inquiry or other proceeding by or before any Governmental Authority or arbitrator.

“Pro Rata Share” means for each Company Equityholder, a percentage determined by dividing the total number of Company Shares directly or indirectly held by such Company Equityholder ((i) with respect to IWM, for the avoidance of doubt, including Company Shares held by FGH and (ii) with respect to each Optionholder, such number of shares will be equal to the number of shares that would have been issuable to such Optionholder on a net “cashless” exercise of all of such Optionholder’s outstanding Company Options (whether vested or unvested) as of immediately prior to the Closing) as of the Closing by the Fully Diluted Company Shares. The table in Section 1(c) of the Company Disclosure Letter shows, for illustrative purposes, the calculation of Pro Rata Share, assuming no Net Working Capital Adjustment, no Company Cash and no Outstanding Indebtedness.

“Prospectus” means that certain final prospectus of Purchaser, dated March 23, 2021, and filed on March 25, 2021, prepared, filed and made available to the public in accordance with applicable federal securities Laws.

“Public Shares” means the 20,000,000 Purchaser Ordinary Shares issued and sold as part of Purchaser units in the IPO, which are listed on the NYSE under the ticker symbol “OPA”.

“Public Warrants” means the warrants to purchase up to 10,000,000 Purchaser Ordinary Shares at an issue price of $11.50 per share, which are listed on the NYSE under the ticker symbol “OPA WS.”

“Purchaser Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under Purchaser’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving Purchaser or involving all or a material portion of the assets, equity securities or businesses of Purchaser (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in Purchaser or any of its controlled Affiliates, other than the PIPE Investment.

“Purchaser Fundamental Representations” means Section 5.01 (Organization and Power), Section 5.03(a) (Authorization; No Breach; Valid and Binding Agreement), Section 5.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 5.05 (Purchaser Trust), Section 5.10(a) (Capitalization), and Section 5.10(b) (Brokerage).

“Purchaser’s Knowledge” or any similar phrase, with respect to Purchaser, means the actual knowledge following a reasonable inquiry with his direct reports directly responsible for the applicable subject matter of of Jonathan Lin, Frank Han and Kevin Lee.

“Purchaser Ordinary Shares” means Class A ordinary shares of Purchaser with par value $0.0001 per share.

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, financial condition or results of operations of the Purchaser taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Purchaser from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Purchaser operates, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Offer; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement; (x) any action taken by, or at the request of, or with the express consent of the Shareholders’ Representative and (xi) the failure of Purchaser to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction (provided that this clause (xi) shall not prevent a determination that any change or effect underlying such change has resulted in a Purchaser Material Adverse Effect if not otherwise excluded from this definition); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Purchaser as compared to other special purpose acquisition companies and/or blank check companies, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Purchaser Material Adverse Effect has or will occur.

“Purchaser Shareholders” means the Public Shareholders and all other holders of Purchaser Ordinary Shares.

“Purchaser Shareholder Proposals” means, collectively, the following proposals, or such other proposals as may be agreed upon between Purchaser and the Shareholders’ Representative, to be voted upon at the Purchaser Special Meeting: (a) the approval of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of NYSE, of the issuance of equity interests of Purchaser in connection with the consummation of the Transactions (including the Share Sale and the PIPE Investment); (c) the change of name of Purchaser from “Magnum Opus Acquisition Limited” to “Forbes Global Media Holdings, Inc.”; (d) the amendment and restatement of the Organizational Documents of Purchaser as contemplated by this Agreement; (e) the adoption of the Purchaser Incentive Plan and (f) the appointment of new directors effective as of the Closing in accordance with the terms of this Agreement.

“Purchaser Transaction Expenses” means, collectively, (a) fees and expenses of Purchaser or any Subsidiary thereof incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, commissions, expenses and disbursements of its counsels, accountants, placement and wall crossing agents, due diligence expenses, advisory and consulting fees, whether paid or unpaid prior to the Closing, (b) 100% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval necessary for the consummation of the Transactions, and (c) any and all Deferred Underwriting Commissions.

“Purchaser Trust” means that certain trust account of Purchaser with Continental Stock Transfer & Trust Company, acting as trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 23, 2021, by and between Purchaser and Continental Stock Transfer & Trust Company.

“Purchaser Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Purchaser Trust (including any amounts contributed to the Purchaser Trust in connection with the exercise of the underwriters’ over-allotment option in the IPO (as described in the Prospectus)).

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; provided that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of the Proxy Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Sanctioned Person” means a Person that is (a) the subject of Sanctions, (b) located in or organized under the Laws of a country or territory which has been the subject of country- or territory-wide Sanctions within the past five (5) years (namely, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and, until October 12, 2017, Sudan), or (c) majority-owned or controlled by a Person described in clause (a) or clause (b).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act, and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller Fundamental Representations” means Section 4.01 (Organization), Section 4.02(a) (Authorization; No Breach; Valid and Binding Agreement), Section 4.02(d) (Authorization; No Breach; Valid and Binding Agreement), Section 4.03 (Title to Shares) and Section 4.06 (Brokerage).

“Services Agreement” means certain Services Agreement by and between Forbes Media, LLC and Forbes Management Co., Inc. dated as of July 16, 2014 (as amended from time to time).

“Settlement Agreement” means that certain Settlement Agreement by and among IWM, Highlander, the Company, Forbes Financial Services LLC, FGH and the Company dated as of November 26, 2016.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, together with all intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Sponsor Warrants” means the 6,000,000 private placement warrants held by the Sponsor to purchase 6,000,000 Purchaser Ordinary Shares at an issue price of $11.50 per share held by the Sponsor.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the appointment or election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Target Company” or “Target Companies” means the Company and FGH and their respective Subsidiaries.

“Tax” or “Taxes” means any and all applicable federal, state, local, foreign and other income, gross receipts, ad valorem, premium, production, value-added, excise, real property, personal property, real property gains, lease, sales, capital stock, environmental, harmonized sales, goods and services, use, services, transfer, registration, withholding, employment, unemployment, disability, payroll, franchise, profits, capital gains, customs, occupation, severance, windfall profits, stamp, license, social security, estimated, alternative, add-on minimum, customs, duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest of such additions or penalties, whether disputed or not.

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, claim for refund, estimate and information return and any other information) filed or required to be filed with or supplied to a taxing authority in connection with any Tax, including any schedule or attachment thereto and any amendment thereof and any supplement thereto.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Share Sale.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

Article II

PURCHASE AND SALE TRANSACTIONS

Section 2.01     Closing. Unless another date, location or time is mutually agreed upon by the Parties, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or, if permissible, waiver of the conditions to the obligations of the parties set forth in Article VII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions. The date and time on which the Closing takes place is herein referred to as the “Closing Date.”

Section 2.02     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)            IWM shall transfer to Purchaser, and Purchaser shall acquire, free and clear of all Liens (except for (i) Liens created by Purchaser and (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law), all right, title and interest in and attaching to the IWM Shares, and as consideration and in exchange therefor, Purchaser shall issue the Closing IWM Share Consideration to IWM and cause the payment of the Closing IWM Cash Consideration less the IWM Escrow Contribution, to IWM in accordance with Section 2.04.

(b)            Highlander shall transfer to Purchaser, and Purchaser shall acquire, free and clear of all Liens (except for (i) Liens created by Purchaser and (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law), all right, title and interest in and attaching to the Highlander Shares, and as consideration and in exchange therefor, Purchaser shall issue the Closing Highlander Share Consideration to Highlander and cause the payment of the Closing Highlander Cash Consideration less the Highlander Escrow Contribution, to Highlander in accordance with Section 2.04.

Section 2.03     Pre-Closing Matters.

(a)            At least four (4) Business Days prior to the Closing, the Shareholders’ Representative shall deliver to Purchaser a written schedule (the “Closing Statement”) prepared in accordance with the Accounting Principles setting forth (i) the Shareholders’ Representative’s good-faith estimate, together with reasonable supporting detail, of the Closing Consideration (the “Estimated Closing Consideration”), and the components thereof, including, as applicable, (A) estimated Company Cash (the “Estimated Company Cash”), (B) estimated Outstanding Indebtedness (the “Estimated Outstanding Indebtedness”), and (C) estimated Net Working Capital (the “Estimated Net Working Capital”), (ii) the Shareholders’ Representative’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated and wire instructions therefor to facilitate payment or reimbursement by Purchaser of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), along with instructions for payment of such expenses by Purchaser as of the Closing, (iii) wire instructions for any payment of cash consideration to IWM, Highlander and the Optionholders (subject to Section 2.12), and (iv) the accounts to which the IWM Share Consideration, the Closing Highlander Share Consideration and the Closing Optionholder Share Consideration issuable to IWM, Highlander and the Optionholders (subject to Section 2.12), respectively, at the Closing, are to be delivered. The Closing Statement shall also include a certificate signed by an authorized officer of the Shareholders’ Representative, solely in such capacity and not in his personal capacity, certifying in writing that it has been prepared in good faith using the latest available financial information of the Target Companies. Purchaser shall be entitled to review the Closing Statement and the Target Companies will cooperate reasonably with Purchaser to revise the Closing Statement to the extent necessary to reflect any of Purchaser’s reasonable comments. Following such review, if the Closing Statement is revised, such revised Closing Statement, or if the Closing Statement is not revised, then the initial Closing Statement, shall be deemed to be the final “Closing Statement” .

(b)            At least two (2) Business Days prior to the Closing, Purchaser shall notify the Shareholders’ Representative in writing (the “Purchaser Closing Statement”) of (i) the Purchaser Trust Amount upon conclusion of the Offer (the “Final Purchaser Trust Amount”), (ii) the amount of the Closing IWM Cash Consideration, the Closing Highlander Cash Consideration and the Closing Optionholder Cash Consideration, (iii) the number of shares of the Closing IWM Share Consideration, the Closing Highlander Share Consideration and the Closing Optionholder Share Consideration, and (iv) the Purchaser’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated to facilitate payment by Purchaser of the Purchaser Transaction Expenses, along with details about which such expenses shall be paid out as of the Closing. The Shareholders’ Representative shall be entitled to review the Purchaser Closing Statement and Purchaser will cooperate reasonably with Shareholders’ Representative to revise the Purchaser Closing Statement to the extent necessary to reflect any of Shareholders’ Representative’s reasonable comments. Following such review, if the Purchaser Closing Statement is revised, such revised Purchaser Closing Statement, or if the Purchaser Closing Statement is not revised, then the initial Purchaser Closing Statement, shall be deemed to be the final “Purchaser Closing Statement” ..

Section 2.04            Closing Transactions. At the Closing:

(a)            The Shareholders’ Representative shall deliver to Purchaser all share certificates representing the IWM Shares and the Highlander Shares (each, a “Certificate”).

(b)            Purchaser shall pay or cause to be paid in cash, by wire transfer of immediately available funds:

(i)            all amounts included in the Estimated Company Transaction Expenses to the accounts set forth in the Closing Statement; provided that (i) Purchaser shall pay directly to IWM and Highlander any amount in respect of Estimated Company Transaction Expenses paid by IWM or Highlander, as applicable, prior to the Closing and (ii) Purchaser shall pay directly to each of IWM and Highlander any Estimated Company Transaction Expenses paid by a Target Company prior to Closing in accordance with the IWM Escrow Percentage and the Highlander Escrow Percentage, as applicable;

(ii)            all amounts included in the Purchaser Transaction Expenses to the accounts set forth in the Purchaser Closing Statement, to the extent not paid by Purchaser prior to the Closing;

(iii)            the Closing IWM Cash Consideration less the IWM Escrow Contribution to the accounts designated by IWM and set forth in the Closing Statement;

(iv)            the Closing Highlander Cash Consideration less the Highlander Escrow Contribution to the accounts designated by Highlander and set forth in the Closing Statement; and

(v)            the Closing Optionholder Cash Consideration less the aggregate Optionholder Escrow Contribution to the payroll account designated by the Company pursuant to Section 2.12.

(c)            Each of Purchaser and the Shareholders’ Representative shall deliver an executed counterpart to an escrow agreement to be entered into on the Closing Date by and among Purchaser, the Shareholders’ Representative and the Escrow Agent in the form to be mutually agreed upon by Purchaser and the Shareholders’ Representative (such agreement not to be unreasonably withheld, conditioned or delayed by either Purchaser or the Shareholders’ Representative) (the “Adjustment Escrow Agreement”). Pursuant to the Adjustment Escrow Agreement, Purchaser shall deposit with the Escrow Agent at Closing an amount equal to $5,000,000 (the “Adjustment Escrow Amount”) into a designated escrow account (the “Adjustment Escrow Account”), by wire transfer of immediately available funds in U.S. dollars, and Purchaser and the Shareholders’ Representative will appoint the Escrow Agent to hold the Adjustment Escrow Account until the final determination of the Final Consideration and disburse the Adjustment Escrow Account as provided herein and in the Escrow Agreement.

(d)            Purchaser shall (a) issue to the accounts designated by the Shareholders’ Representative in the Closing Statement the Purchaser Ordinary Shares comprising the Closing IWM Share Consideration, the Closing Highlander Share Consideration and the Closing Optionholder Share Consideration, free and clear of all Liens (except for (i) Liens created by, or on behalf of, the applicable Seller, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law and (iii) the restrictions arising under the lock-up provisions under the Investors Rights Agreement), and (b) make appropriate book entries evidencing such issuance to IWM, Highlander and each Optionholder of the Purchaser Ordinary Shares comprising the Closing IWM Share Consideration, the Closing Highlander Share Consideration and the applicable Closing Optionholder Share Consideration, respectively.

(e)            The Company or the Shareholders’ Representative, as applicable, shall deliver to Purchaser:

(i)             a copy of the Investor Rights Agreement, duly executed by the Sellers;

(ii)            a copy of the Investor Representation Letters, duly executed by the Sellers;

(iii)           a copy of the Amended and Restated Services Agreement, duly executed by Highlander;

(iv)           copies of resolutions and actions taken by the Company’s board of directors and the Sellers in connection with the approval of this Agreement and the Transactions (including the Share Sale);

(v)            a copy of the share transfer form instrument with respect to the IWM Shares, duly executed by IWM;

(vi)           a copy of the share transfer form instrument with respect to the Highlander Shares, duly executed by Highlander;

(vii)          the updated register of members of FGH, reflecting the transfer of the IWM Shares to Purchaser;

(viii)         the updated register of members of the Company, reflecting the transfer of the Highlander Shares to Purchaser;

(ix)            the executed resignation letter of each director of the Company, effective as of the Closing Date;

(x)             the executed resignation letter of each director of FGH, effective as of the Closing Date;

(xi)            copies of resolutions and actions taken by board of directors of each of the Company and FGH in connection with the approval of this Agreement and the Transactions; and

(xii)           (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 7.01; and (B) such other documents or certificates as shall reasonably be required by Purchaser and its counsel to consummate the Transactions (including the Share Sale).

(f)            Purchaser shall deliver to the Shareholders’ Representative:

(i)             a certified copy of the A&R Purchaser Charter;

(ii)            a copy of the Investor Rights Agreement, duly executed by Purchaser;

(iii)           a copy of the Amended and Restated Services Agreement, duly executed by Purchaser;

(iv)           copies of resolutions and actions taken by Purchaser’s board of directors in connection with the approval of this Agreement and the Transactions; and

(v)            (A) all other documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 7.02; and (B) such other documents or certificates as shall reasonably be required by the Shareholders’ Representative and its counsel to consummate the Transactions (including the Share Sale).

Section 2.05            Post-Closing Adjustment.

(a)            Within sixty (60) calendar days after the Closing Date, Purchaser shall deliver to the Shareholders’ Representative a statement (the “Purchaser Post-Closing Statement”) prepared in accordance with the Accounting Principles setting forth in reasonable detail (on a line item by line item basis) Purchaser’s calculation of the Final Consideration and the components thereof, including (i) Company Cash, (ii) Outstanding Indebtedness, and (iii) Net Working Capital (the “Post-Closing Consideration Calculation”).

(b)            Upon receipt of the Purchaser Post-Closing Statement, the Shareholders’ Representative shall have thirty (30) days within which to review the Post-Closing Consideration Calculation after Purchaser’s delivery of the Purchaser Post-Closing Statement. The Shareholders’ Representative may object to the Post- Closing Consideration Calculation set forth in the Purchaser Post-Closing Statement by providing written notice of such objection to Purchaser within thirty (30) days (the “Objection Period”) after Purchaser’s delivery of the Purchaser Post-Closing Statement (the “Notice of Objection”), which notice shall set forth the basis for such objection in reasonable detail, along with the Shareholders’ Representative’s calculation and proposed modification of each disputed item, together with supporting documentation, information and the Shareholders’ Representative’s proposed calculations for each disputed item. During such thirty (30)-day period and thereafter until the determination of the Final Consideration pursuant to Section 2.05(d), the Shareholders’ Representative and its advisors (including its independent accounting firm) shall be provided with prompt access (including remote access) to the books, records, work papers and other documents (subject to the execution of customary work paper access letters and excluding any communications with attorneys that are subject to the attorney-client privilege), personnel, consultants and advisors (including the independent accounting firm) of the Company and Purchaser as they may reasonably request to enable it to evaluate the calculations of Final Consideration, Net Working Capital, Company Cash and Outstanding Indebtedness prepared by Purchaser and set forth in the Purchaser Post-Closing Statement. Such access shall be provided during regular business hours and upon reasonable advance notice. If the Shareholders’ Representative does not deliver a Notice of Objection within the Objection Period, then Purchaser’s calculation of each item contained in the Purchaser Post-Closing Statement shall be deemed to be accepted by the Shareholders’ Representative as final and shall be conclusive, final and binding on the parties hereto for all purposes of this Agreement, and the Final Consideration set forth in the Purchaser Post-Closing Statement shall be the Final Consideration.

(c)            If the Shareholders’ Representative timely provides the Notice of Objection, then Purchaser and the Shareholders’ Representative shall negotiate in good faith for a period of up to thirty (30) days following Purchaser’s receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them in writing shall be final, conclusive and binding on the parties hereto, and any Final Consideration agreed upon in writing by Purchaser and Shareholders’ Representative in connection therewith shall be the Final Consideration.

(d)            If, within the thirty (30)-day period set forth in Section 2.05(c), Purchaser and the Shareholders’ Representative cannot resolve any matter set forth in the Notice of Objection, then Purchaser and the Shareholders’ Representative shall engage an independent, nationally recognized accounting firm acceptable to both Purchaser and the Shareholders’ Representative (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Purchaser and Shareholders’ Representative in order to determine the Post- Closing Consideration Calculation. The Reviewing Accountant shall act in the capacity of an expert and not as an arbitrator. Purchaser and the Shareholders’ Representative will instruct the Reviewing Accountant to, and the Reviewing Accountant will, make a final determination of only such remaining disputed matters. Purchaser and the Shareholders’ Representative may each submit to the Reviewing Accountant one (1) written submission setting forth their respective computations of the amounts set forth in the Notice of Objection (to the extent such amounts remain in dispute) and specific information, evidence and support for their respective positions as to all items in dispute. Neither Purchaser nor the Shareholders’ Representative shall have or conduct any communication, either written or oral, with the Reviewing Accountant with respect to matters contemplated by this Agreement without the other party either being present or receiving a concurrent copy of any written communication. Purchaser and the Shareholders’ Representative will also instruct the Reviewing Accountant to, and the Reviewing Accountant will, make its determination based solely on the terms of this Agreement, the Accounting Principles and written submissions by Purchaser and the Shareholders’ Representative that are provided in accordance with this Agreement (i.e., not on the basis of an independent review). Neither Purchaser nor the Shareholders’ Representative shall disclose to the Reviewing Accountant, and the Reviewing Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by Purchaser or the Shareholders’ Representative with respect to any objection under this Section 2.05, unless otherwise agreed in writing by Purchaser and the Shareholders’ Representative. The Reviewing Accountant shall promptly (and in any event within thirty (30) days following its engagement) determine the resolution of such remaining disputed matters, which resolution shall not be outside of the range set forth by Purchaser in the Purchaser Post-Closing Statement and the Shareholders’ Representative in the Notice of Objection. Such determination shall be final and binding on the parties hereto, absent fraud or manifest error, and the Reviewing Accountant shall provide Purchaser and the Shareholders’ Representative with a calculation of the Final Consideration, Net Working Capital, Company Cash and Outstanding Indebtedness, as applicable, in accordance with such determination, and such determination of Final Consideration as set forth therein shall be the Final Consideration.

(e)            If the Final Consideration is less than the Closing Consideration as set forth in the Closing Statement (such difference, the “Final Consideration Shortfall”), Purchaser and Shareholders’ Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to pay the Final Consideration Shortfall (or, if less, the full amount of the Adjustment Escrow Account) to Purchaser and to release the remainder, if any, of the Adjustment Escrow Account to the Company Equityholders (or, in the case of amounts to be paid to the Optionholders, to the Company’s payroll account for distribution to the Optionholders) in accordance with their respective Escrow Percentage. In no case will Purchaser be entitled to receive pursuant to this Section 2.05 an aggregate amount greater than the full amount of the Adjustment Escrow Amount.

(f)            If the Final Consideration is equal to the Closing Consideration as set forth in the Closing Statement, Purchaser and Shareholders’ Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the full amount of the Adjustment Escrow Account to the Company Equityholders (or, in the case of amounts to be paid to the Optionholders, to the Company’s payroll account for distribution to the Optionholders) in accordance with their respective Escrow Percentage.

(g)            If the Final Consideration is greater than the Closing Consideration as set forth in the Closing Statement (such difference, the “Final Consideration Surplus”), then (i) Purchaser and Shareholders’ Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the full amount of the Adjustment Escrow Account to the Company Equityholders, in accordance with their respective Escrow Percentage and (ii) Purchaser shall promptly pay or issue to the Company Equityholders (or, in the case of amounts to be paid to the Optionholders, to the Company’s payroll account for distribution to the Optionholders) in accordance with their respective Escrow Percentage, additional Purchaser Ordinary Shares valued at $10 per share for such purpose with a value equal in total to the aggregate Final Consideration Surplus; provided, that in no case will Purchaser be required to issue additional Purchaser Ordinary Shares pursuant to this Section 2.05 with an aggregate value of greater than the Adjustment Escrow Amount.

(h)            The procedures set forth in this Section 2.05 for resolving any dispute over the amounts contemplated to be determined as set forth in this Section 2.05 shall be the sole and exclusive method for resolving any dispute over such amounts, it being understood that the foregoing shall not limit Purchaser’s rights under Article X.

(i)            The fees and expenses of the Reviewing Accountant shall be paid 50% by each of Purchaser and the Shareholders’ Representative.

(j)            Any payment made pursuant to this Section 2.05 shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code or otherwise).

Section 2.06           Designated Directors. Subject to applicable Law, the Purchaser Board shall take all action necessary to ensure that, effective as of the Closing, the Purchaser Board shall consist of nine (9) directors who shall initially be the directors named in Section 2.06 of the Purchaser Disclosure Letter.

Section 2.07           Certain Adjustments. If, between the date of this Agreement and the Closing, the outstanding Purchaser Ordinary Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Closing IWM Share Consideration and the Closing Highlander Share Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.08            Fractional Shares. No fraction of a share of Purchaser Ordinary Shares will be issued by virtue of the Transactions, and each Company Equityholder who would otherwise be entitled to a fraction of a share of Purchaser Ordinary Shares (after aggregating all fractional Purchaser Ordinary Shares that otherwise would be received by such Company Equityholder) shall instead have the number of Purchaser Ordinary Shares issued to such Person rounded in the aggregate to the nearest whole share of Purchaser Ordinary Shares.

Section 2.09            Legends. Each certificate issued to a Company Equityholder in connection with the Transactions, if any, shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities Laws at the time of issuance of the Purchaser Ordinary Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, MORTGAGED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SHARES OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

Section 2.10           Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Share Sale, the Parties agree to promptly take any such actions, including executing such documents or making such filings, as may be reasonably required by any of the other Parties hereto.

Section 2.11            Withholding. Notwithstanding anything herein to the contrary, Purchaser, the Company, the Escrow Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Law. Purchaser shall use commercially reasonable efforts to provide the Shareholders’ Representative with a written notice of Purchaser’s intention to withhold at least three (3) Business Days prior to any such withholding indicating (a) the amount to be withheld or deducted with respect to each Person from which any amount is to be withheld or deducted and (b) the basis therefor (other than in respect of compensatory amounts subject to payroll reporting and withholding or any withholding attributable to the failure to provide a certificate pursuant to Section 6.10) and, prior to any such withholding, Purchaser shall provide the applicable payee a reasonable opportunity to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law (and at the sole cost of the Shareholders’ Representative or applicable payee). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.12            Treatment of Company Options. Prior to the Closing, the board of directors of the Company will take all necessary action such that, effective as of the Closing, each Company Option outstanding immediately prior to the Closing Date (whether vested or unvested) will be cancelled in exchange for the right of the applicable Optionholder to receive from Purchaser: (i) on the Closing Date, such Optionholder’s Pro Rata Share of the Closing Optionholder Cash Consideration and such Optionholder’s Pro Rata Share of the Closing Optionholder Share Consideration and (ii) following Closing, such Optionholder’s Pro Rata Share of any distribution or payment made to Company Equityholders in accordance with Section 2.05. Payments to the Optionholders shall be conditioned on such Optionholder executing an option surrender agreement in substantially the form attached hereto on Exhibit D (the “Option Surrender Agreement”) that includes a waiver of liabilities with respect to the appointment of the Shareholders’ Representative and corresponding acknowledgement of the cancellation of the Company Options in exchange for the right to receive the consideration allocated pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) any amounts due and payable to the Optionholders pursuant to this Agreement in respect of Company Options received in connection with the performance of services as an employee of the Company or any of its Affiliates shall be funded from the applicable consideration paid by Purchaser and shall be paid, less any applicable withholding Taxes, to the applicable Optionholder, through the standard payroll procedures of the Company or another Affiliate or, if applicable, any third party payroll services provider engaged by the Company or another Affiliate (any amount payable in accordance with this Section 2.12, a “Payroll Payment Amount”), (ii) any Payroll Payment Amount shall be deducted from any amount to be paid by Parent or by the Escrow Agent, as applicable, under any provision of this Agreement, and (iii) any such Payroll Payment Amount deducted pursuant to clause (ii) shall be deposited by Parent or the Escrow Agent, as applicable, with the Company or another Affiliate or, if applicable, any applicable third party payroll services provider engaged by the Company or another Affiliate for payment to the applicable Optionholder in accordance with this Section 2.12. Prior to the Closing, the board of directors of the Company will take all necessary action to terminate the Company Incentive Plan, effective as of and subject to the occurrence of the Closing, such that no further awards may be made under the Company Incentive Plan following the Closing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

Except in each case as set forth in the applicable disclosure schedules delivered by the Company to Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Letter”), and subject to the terms, conditions and limitations set forth in this Agreement, each of the Company and FGH hereby represents and warrants to Purchaser, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 3.01            Organization and Corporate Power. Each of the Company and FGH is a corporation duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, and each of the Company and FGH has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Organizational Documents of the Target Companies, in each case as in effect as of the date of this Agreement, have been made available to Purchaser. No Target Company is in breach of its Organizational Documents. Complete and correct copies of the Organizational Documents of the Company and FGH, as in effect as of the date of this Agreement, have been made available to Purchaser.

Section 3.02            Subsidiaries. Section 3.02 of the Company Disclosure Letter sets forth the name and jurisdiction of each of the Subsidiaries, respectively, of the Company and FGH. Except as set forth on Section 3.02 of the Company Disclosure Letter, no Target Company owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership, lease and operation of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.03           Authorization; No Breach; Valid and Binding Agreement.

(a)            Each of the Company and FGH has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, (subject to the consents, approvals, authorizations and other requirements described in this Section 3.03), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale). The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each of the Company and FGH, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby (including the Share Sale) and thereby.

(b)            Except as set forth on Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and/or FGH, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any assets or properties of any Target Company under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of any Target Company, (ii) any Contract or Permit to which any Target Company or its properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which any Target Company is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) and (iii) of this Section 3.03(b), where the failure to obtain such authorization, consent, approval or exemption would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement and the Ancillary Agreements, the execution and delivery of this Agreement or any Ancillary Agreement by the Company and/or FGH do not, and the performance of this Agreement or any Ancillary Agreement by the Company and/or FGH will not, require any Regulatory Approval except for: (i) compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of the NYSE; and (ii) Regulatory Approvals where the failure to obtain such Regulatory Approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)            This Agreement has been, and at Closing each Ancillary Agreement to which the Company and/or FGH is a party will be, duly executed and delivered by the Company and/or FGH, as applicable, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company and/or FGH is a party constitutes a valid and binding obligation of the Company and/or FGH, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.04            Capitalization.

(a)            Section 3.04(a) of the Company Disclosure Letter sets forth all of the authorized, issued and outstanding share capital of FGH and the Company, and all of the authorized, issued and outstanding equity interests of each Subsidiary of the Company (the “Subsidiary Shares”). IWM is the record and beneficial owner of all of the shares of FGH, which in turn, together with Highlander, are the record and beneficial owners of all of the shares of the Company. Except as set forth on Section 3.04(a)(1) of the Company Disclosure Letter, the Company or a Subsidiary of the Company owns all of the Subsidiary Shares. Following the consummation of the Share Sale, Purchaser will be the record and beneficial owner of all of the shares of FGH and the beneficial owner of all of the shares of the Company. All of the equity interests of FGH and the Company and all of the Subsidiary Shares have been duly authorized and are validly issued, fully paid and nonassessable and issued free and clear of all Liens. Except as set forth on Section 3.04(a)(2) of the Company Disclosure Letter, no Target Company has any equity securities or securities containing any equity features authorized, issued, reserved for issuance or outstanding, and there are no agreements, options, warrants, convertible or exchangeable securities or other rights or arrangements relating to the interest or capital stock of, or other equity or voting interest in any Target Company existing, authorized or outstanding which provide for the sale, delivery or issuance of any of the foregoing by any Target Company. Except as set forth on Section 3.04(a)(3) of the Company Disclosure Letter, there are no authorized, issued, reserved for issuance or outstanding (i) preferred or ordinary shares or other equity interests or voting securities of any Target Company, (ii) securities convertible or exchangeable into equity interests of any Target Company or any Subsidiary of any Target Company, (iii) options, warrants, purchase rights, phantom equities, stock or share appreciation, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Target Company or any Subsidiary of any Target Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the Company or any of the Company’s Subsidiaries, or (iv) stock or share appreciation, phantom equity, profit participation or similar rights with respect to the interest, capital stock or shares of, or other equity or voting interest in, any Target Company or any Subsidiary of any Target Company to which any Target Company is a party or is bound. None of the Target Companies has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the owners of any Target Company on any matter.

(b)            Section 3.04(b) of the Company Disclosure Letter sets forth a list of all Company Options, including the holder, number of Company Shares subject thereto, the exercise price, vesting schedule and remaining term. All Company Options are evidenced by award agreements previously made available to Purchaser. Each Company Option (A) was validly issued and properly approved by the Company’s board of directors (or appropriate committee thereof), (B) was issued in all material respects in accordance with the terms of the Company Incentive Plan and all other applicable Law and properly accounted for in all material respects in accordance with GAAP and (C) was granted with a per share exercise price not less than the fair market value of Company Shares on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code.

Section 3.05            Financial Statements.

(a)            Section 3.05(a) of the Company Disclosure Letter contains true, correct and complete copies of the Company’s and its Subsidiaries’ (i) audited consolidated balance sheet as of December 31, 2020 (the “Balance Sheet Date”), December 31, 2019 and December 31, 2018 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheets as of June 30, 2021 (the “Most Recent Balance Sheet Date”) and statements of income, changes in shareholder equity and cash flows for the six-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been based upon, in all material respects, the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial position, cash flows and results of operations of the Target Companies (taken as a whole) as of the times and for the periods referred to therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes).

(b)            The Target Companies have no Liabilities, except (i) Liabilities specifically reserved for on the Most Recent Balance Sheet Date contained in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that were incurred after the Most Recent Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities specifically disclosed in Section 3.05(b) of the Company Disclosure Letter, (iv) Liabilities incurred or arising under or in connection with the Transactions, including expenses related thereto; (v) Liabilities that will be discharged or paid off prior to or at the Closing or (vi) Liabilities that would not be material, individually or in the aggregate, to the Target Companies (taken as a whole). As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money (or guarantee thereof) of any Target Company (excluding intercompany Indebtedness for borrowed money between any Target Companies) other than Indebtedness for borrowed money reflected on the consolidated balance sheet of the Target Companies set forth in the Financial Statements or as set forth on Section 3.05(b) of the Company Disclosure Letter. Prior to the date of this Agreement, the PPP Loan has been duly forgiven in whole and as of the date of this Agreement and the Closing Date, there is no Liability with respect to the PPP Loan.

(c)            The Target Companies maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (iii) to the extent applicable, material information relating to the Target Companies is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting. Since the Look-back Date, no Target Company has identified or been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Target Companies’ internal controls over financial reporting.

(d)            The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 6.24 will, when so delivered, be based upon, in all material respects, the information contained in the Company’s and its Subsidiaries’ books and records, be prepared in accordance with GAAP, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of the Target Companies (taken as a whole) as of the times and for the periods referred to therein.

Section 3.06           Absence of Certain Developments. Since the Most Recent Balance Sheet Date until the date hereof, there has not been any Company Material Adverse Effect that has arisen and is continuing. Since the Most Recent Balance Sheet Date, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 3.06 of the Company Disclosure Letter, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, (a) the Target Companies have operated in the Ordinary Course of Business in all material respects, and (b) no Target Companies have taken any action that would have been prohibited by Section 6.01(a) if it were taken after the date hereof and prior to the Closing Date.

Section 3.07             Orders. Section 3.07 of the Company Disclosure Letter sets forth a list of all Governmental Orders pending or, to the Company’s Knowledge, threatened in writing which, if adversely determined, would be material to the business of the Target Companies (taken as a whole) or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale and the Option Cash Out) or by the Ancillary Agreements.

Section 3.08            Title to Properties.

(a)            Except as set forth on Section 3.08(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by them in the conduct of their business that are material to the business of the Target Companies (taken as a whole), free and clear of all Liens, except for Permitted Liens.

(b)            The real property demised by the Leases described on Section 3.08(b)(i) of the Company Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Target Companies. Except as set forth on Section 3.08(b)(ii) of the Company Disclosure Letter and assuming that such Lease is a valid and binding obligation of the other counterparties thereto, the Leases are in full force and effect, and either the Company or one of its Subsidiaries holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. The Company has delivered or made available to Purchaser complete and accurate copies of each of the Leases described on Section 3.08(b)(i) of the Company Disclosure Letter and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. Neither the Company nor any of its Subsidiaries, and to the Company’s Knowledge no other party to any such Leases, is in default, or has delivered or received any notice of default, under any of such Leases and no event has occurred that with notice or the passage of time, or both, would constitute a default, or permit the termination, modification or acceleration of rent under any such Leases, except where such default would not reasonably be expected to be material to the Target Companies, taken as a whole. Except as set forth on Section 3.08(b)(iii) of the Company Disclosure Letter, (a) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (b) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Leases or any interest therein.

(c)            Neither the Company nor any of its Subsidiaries owns any real property.

(d)            FGH owns no personal property, real property, leased real property or any other asset other than its shares in the Company.

Section 3.09           Tax Matters.

(a)            Each Target Company has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns (including all Income Tax Returns) that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (including all Income Taxes) due and payable by the Target Companies (whether or not shown on any such Tax Return) have been duly and timely paid. Each Target Company has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party and each Target Company has complied in all material respects with respect to all applicable Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

(b)            Except as set forth on Section 3.09(b) of the Company Disclosure Letter, there are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of any Target Company pending, in progress, or threatened in writing.

(c)            No Target Company has received any written notice from any taxing authority of any Income Tax or other material Tax deficiency, assessment, adjustment, proposed adjustment, or other issue relating to any Income Taxes or other material Taxes, which has not been paid or otherwise resolved in full.

(d)            No Target Company (i) has any liability for the Taxes of any Person (other than any Target Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law, or as a transferee or successor, by contract, or otherwise(ii) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is the Company; or (iii) is a party to, or has any liability under, any Tax allocation, sharing, indemnification, gross-up, or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(e)            No Target Company has waived or extended any statute of limitations in respect of Income Taxes or other material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to such Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver), nor is any written request for any such extension or waiver from any taxing authority outstanding. None of the Sellers or any Target Company has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to any Target Company at any earlier date than is required by Law.

(f)            No Target Company has distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(g)            No Target Company is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)            No written claim has been made by a Governmental Authority in any jurisdiction in which any Group Company does not file a Tax Return or pay Taxes that such entity is or may be subject to Tax or required to file Tax Returns in such jurisdiction. No Target Company has ever had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.

(i)            There are no Liens for Taxes upon any of the Company Shares or any asset of any Target Company other than Permitted Liens.

(j)            Each Target Company is organized in the jurisdiction, and has the U.S. federal income tax classification, in each case, that is set forth on Section 3.09(j) of the Company Disclosure Letter, and each Target Company has been so classified for U.S. federal income tax purposes at all times since the date set forth on Section 3.09(j) of the Company Disclosure Letter. Section 3.09(j) of the Company Disclosure Letter sets forth, for the Target Companies, each entity classification election made pursuant to Treasury Regulations Section 301.7701-3(c) within the five year period ending on the Closing Date by or with respect to such entity, if any, and the effective date of such election. Except as set forth on Section 3.09(j) of the Company Disclosure Letter, no entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Law) or other action has been taken to change the classification of any Target Company for U.S. federal (and applicable state and local) income Tax purposes.

(k)            No Target Company will be required to include any material amount in taxable income, or exclude any material deduction in determining taxable income, for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date (including pursuant Code Section 481 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law)); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made prior to the Closing; (iv) any intercompany transaction or “excess loss account” described in the Treasury Regulations and/or under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (iv) any deferred revenue accrued, any advanced amount, or any prepaid amount received, or paid, on or prior to the Closing Date. No Target Company has made an election under Section 965(h) of the Code.

(l)            The Target Companies have not sought or received (nor has any Affiliate that would be aggregated with any Target Company and treated as one employer for purposes of Section 2301 of the CARES Act sought or received) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. No Target Company will be required to pay any Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes under any COVID-19 Tax Measure, including as a result of (i) any election to defer the payment of any Tax or claimed or received any “applicable employment Taxes” under Section 2302 of the CARES Act for 2020, or any similar election under state, local, or non-U.S. Law, (ii) receipt or claim of any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act or (iii) deferral any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.

(m)            There are no Income Tax or other material Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been issued to or with respect to the Target Companies or into which any Target Company has entered into that would be binding on any of any Target Company in any taxable period (or portion thereof) after the Closing Date.

(n)            No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(o)            Each Target Company has complied in all material respects with respect to any “escheat,” “abandoned property,” “unclaimed property,” or other similar Laws.

Section 3.10            Contracts and Commitments.

(a)            Except as set forth on Section 3.10(a) of the Company Disclosure Letter, no Target Company is party to any:

(i)            CBA;

(ii)            Contract, agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, any Target Company has incurred or may incur Indebtedness exceeding $250,000 for which any of any Target Company will be liable following the Closing, or (B) relating to any Liens on assets of any Target Company;

(iii)            guaranty of any Indebtedness or other material guaranty;

(iv)            Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party, for which the annual rental or payment commitment exceeds $250,000;

(v)             Contracts or group of related Contracts with any Top Customer, with any Top Distributor or any Top Supplier;

(vi)            Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company since the Look-back Date or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company or, pursuant to which any Target Company have any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

(vii)            joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(viii)           (A) Contract pursuant to which any Target Company licenses, or is otherwise permitted by a third party to practice, use or register, or receive any other rights under, any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms with fees of less than $250,000 per year), (B) Contract pursuant to which a third party licenses, or is permitted to use or register, or granted any other rights under, any Company-Owned IP Rights (other than non-exclusive licenses granted by a Target Company to customers in the Ordinary Course of Business), or (C) Contract affecting any Target Company’s ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements;

(ix)           distribution, sales representative, marketing or similar Contract or agreement that required any Target Company to make commission payments under such agreement in excess of $250,000 during the twelve (12)-month period ended on the Balance Sheet Date;

(x)            Contract or agreement pursuant to which any Target Company would be required to make, in the aggregate, capital expenditures in excess of $250,000;

(xi)           Contract or agreement that (a) materially limits the ability of any Target Company to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time or (b) contains covenants that restrict the business activity of any Target Company in any material respect (other than non-disclosure agreements entered into in the Ordinary Course of Business);

(xii)            Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding any Target Company in favor of any third party;

(xiii)           Contract or agreement where any Target Company is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(xiv)           any interest, currency or hedging derivatives or similar Contracts;

(xv)            Contract or agreement that limits the incurrence of Indebtedness or the declaration or payment of any dividends or other distributions;

(xvi)           Contract or agreement that involves payment to or by any Target Company in excess of $250,000 annually;

(xvii)          Contract or agreement whose termination (other than those termination by passage of time) would reasonably be expected to have a Company Material Adverse Effect;

(xviii)          employment, severance or consulting Contract that is not terminable at will by any Target Company and which will require the payment of amounts by any Target Company after the date hereof in excess of $250,000 in total compensation annually; or

(xix)            Contract or agreement that relates to the settlement of any Proceeding (A) with any Governmental Authority since the Look-back Date; (B) that materially restricts or imposes obligations upon any Target Company; or (C) requires payment by an Target Company of more than $500,000 after the date hereof.

(b)            Each Contract described in clauses (i) through (xix)of Section 3.10(a) is a “Material Contract”. Purchaser either has been supplied with, or has been given access to, a true and correct copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

(c)            Neither any Target Company nor, to the Company’s Knowledge, any other party thereto is in breach of, violation of or default under any Material Contract, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. No event has occurred that with notice or lapse of time or both would constitute a breach of, violation of or default under, any Material Contract by any Target Company, or, to the Company’s Knowledge, any counterparty, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Target Company and, to the Company’s Knowledge, each counterparty, and are enforceable against the applicable Target Company and, to the Company’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.11           Intellectual Property; Information Technology; Privacy.

(a)            Section 3.11(a) of the Company Disclosure Letter sets forth a list of all (i) Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in the Company-Owned IP Rights (the “Company Registered IP”) and (ii) material Software included in the Company-Owned IP Rights.

(b)            The Target Companies, as the case may be, exclusively own all right, title and interest in and to the Company-Owned IP Rights, free and clear of all Liens except for Permitted Liens. Except as would not be material to the Target Companies taken as a whole, (i) the Company Registered IP is subsisting, valid, and enforceable, and (ii) the Target Companies are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP.

(c)            None of the Company-Owned IP Rights are subject to any Government Order adversely affecting the use thereof or rights thereto by the Target Companies. There is no Action pending or, to the Company’s Knowledge, threatened against any Target Company concerning the ownership, use, scope, patentability, registerability, validity or enforceability of any Company-Owned IP Rights (other than proceedings in the Ordinary Course of Business before any Governmental Authority related to the application for any item of Company Registered IP) and the Target Companies have not received any written notices regarding the foregoing.

(d)            Since the Look-back Date, to the Company’s Knowledge, there has been and there is no written allegation made by any Target Company of, and there has been no and there is no infringement, misappropriation or other violation of any material Company-Owned IP Rights by any Person.

(e)            Except as would not reasonably be expected to be material to the Target Companies taken as a whole, the operation of any Target Company as currently conducted as of the date hereof, and the operation of any Target Company as conducted since the Look-back Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. No Target Company has received any written notice since the Look-back Date alleging that the operation of any Target Company infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person (including any demand or request from any Person that any Target Company license any Intellectual Property Rights). There is no Action pending, or, to the Company’s Knowledge, threatened against any Target Company alleging that the operation of the business of any Target Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(f)            Except as set forth on Section 3.11(f) of the Company Disclosure Letter and as would not reasonably be expected to be material to the Target Companies taken as a whole, the Target Companies have secured from all founders, consultants, advisors, employees, freelancers, writers, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Right for or on behalf of, or under the direction or supervision of, the Target Companies (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights developed or created in connection with the employment or engagement of any Contributor, that the Target Companies do not otherwise own by operation of law. No Contributor owns or, to the Company’s Knowledge, claims any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights. Except as would not reasonably be expected to be material to the Target Companies taken as a whole, each Target Company has obtained written and enforceable Contracts with respect to invention disclosure and present assignments of such Intellectual Property Rights to such Target Company, from all current and former Contributors.

(g)            The Target Companies have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights, and to the Company’s Knowledge, there have been no misappropriation or unauthorized uses or disclosures of any such Trade Secrets. The Target Companies have entered into reasonable confidentiality agreements with each Person having access to the Target Companies’ Trade Secrets. To the Company’s Knowledge, no such Person is in violation of any such agreement.

(h)            The Target Companies exclusively own all right, title and interest in and to, or otherwise possess valid, enforceable and sufficient licenses and rights to, all Company IP Rights that are material to the Target Companies’ business (subject to Section 3.11(b) with respect to the Company-Owned IP Rights)and all such Company IP Rights shall be owned or available for use by the Target Companies immediately after the Closing on terms and conditions identical to those under which the Target Companies owned or used such Company IP Rights immediately prior to the Closing. The Target Companies may exercise, transfer, or license the Company IP Rights without material restriction or material payment to any Person. Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Target Companies to transfer, alienate, enforce, own, use or license, or affect the validity or enforceability of, any Company-Owned IP Rights.

(i)            Except as would not reasonably be expected to be material to the Target Companies taken as a whole, no Target Company has combined Open Source Software with, or uses or has used any Open Source Software in connection with, any Software, the copyright in which is owned by any Target Company (the “Company Software”), such that any Company Software would become subject to the terms of the license under which such Open Source Software is licensed in a manner that would require any distribution, licensing or disclosure of any Company Software (including any source code), create obligations for any Target Company to grant, or purport to grant, to any third party any rights or immunities under any Company-Owned IP Rights (including any patent non-asserts or patent licenses), or impose any present economic limitations on any Target Company’s commercial exploitation thereof. The Target Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used by the Target Companies, including notice and attribution obligations. No Target Company has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Software to any escrow agent or other Person who is not an employee or consultant acting on behalf of any Target Company subject to a valid and enforceable confidentiality agreement.

(j)            The Target Companies (i) have taken commercially reasonable steps to protect the confidentiality, integrity and security of the Company Systems and have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures, and such assessments and tests have not identified any material issues that remain unremediated. Since the Look-back Date, the Company Systems have not been affected by any material failure that has not been remediated in all material respects. To the Company’s Knowledge, since the Look-back Date, there have been no security breaches that materially affected the operation of the Company Systems or have not been remediated in all material respects. The Target Companies have purchased a sufficient number of licenses (whether licensed by seats or otherwise) for all Software used in or necessary for the operation of the businesses of the Target Companies as presently conducted.

(k)            The Target Companies (and any third Person using Personal Information on their behalf) comply in all material respects with its internal policies and privacy statements, policies and procedures related to privacy and security of Company Systems (and the data therein, including Personal Information), the Target Companies’ Contracts, and applicable Privacy Laws (including the most current version of the Payment Card Industry Data Security Standards, as applicable), including by providing and making accessible a privacy statement and terms of use regarding the treatment of all Personal Information used by the Target Companies to individuals from whom such Personal Information was collected or to whom such Personal Information relates. Since the Look-back Date, no Target Company has received any written claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements, policies, procedures or Contracts regarding the Target Companies’ information practices or the use, access, collection, retention, processing, disclosure, modification or destruction of any Personal Information, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority and there is no Action pending, or, to the Company’s Knowledge, threatened against any Target Company relating to any of the foregoing. Since the Look-back Date, neither any Target Company, nor, to the Company’s Knowledge, any Person to whom any Target Company has provided Personal Information or processes such Personal Information on behalf of any Target Company, has been subject to any breach or unauthorized access to or use, disclosure or destruction of, Personal Information used by any Target Company. The Target Companies have taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Information used by the Target Companies against any unauthorized use, access or disclosure.

Section 3.12             Litigation. Except as set forth on Section 3.12 of the Company Disclosure Letter, since the Look-back Date there have been no, and there currently are no actions, suits or Proceedings, pending or, to the Company’s Knowledge, threatened against the Target Companies that, if adversely decided or resolved, have had or would reasonably be expected be material to the Target Companies taken as a whole, at law or in equity, before or by any other Governmental Authority, and no Target Company is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority.

Section 3.13            Employee Benefit Plans.

(a)            Section 3.13(a) of the Company Disclosure Letter sets forth an accurate and complete list of all material Plans. Each of the Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan and no such determination letter has been revoked and, to the Company’s Knowledge, nothing has occurred and no fact, condition, or circumstance exists that would reasonably be expected to adversely affect the qualified status of such Plan. Each Plan has been established, maintained, operated, funded, and administered in accordance with its terms in all material respects and in compliance in all material respects with the requirements of the Code, ERISA and all other applicable Law.

(b)            With respect to each Plan, all contributions (including employer contributions and employee salary reduction contributions, premiums, distributions, payments, distributions, reimbursements, and accruals that are due have been timely made or properly accrued in accordance with the terms of such Plan and applicable Law or, if not yet due, have been properly accrued for in accordance with any applicable accounting requirements. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Plan, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. There is no current, pending or, to the Company’s Knowledge, threatened Actions or Proceedings (except for routine claims for benefits) relating to any Plan. Each Target Company and each of its Affiliates has complied and is in compliance in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“ACA”). Each Target Company has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any material Tax or other penalty under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code.

(c)            The Target Companies have made available to Purchaser, to the extent applicable, complete, current, and correct copies of: (i) all documents embodying or governing each Plan (or a written description of the material terms and conditions of each Plan that is unwritten), (ii) the most recent summary plan description (and summary of material modifications), (iii) the most recently filed Form 5500 annual report with all required schedules and attachments, (iv) the current determination letter or opinion letter, as applicable, received from the IRS, (v) the nondiscrimination, coverage and compliance testing results for the most recently completed plan year, and (v) any nonroutine communications to or form any Governmental Authority, or any notices to or from a Governmental Authority relating to a Plan.

(d)            Except as listed on Section 3.13(d)(1) of the Company Disclosure Letter, neither any Target Company nor any ERISA Affiliate maintains, sponsors, contributes to, is required to contribute to, or could reasonably be expected to have any Liability with respect to a: (i) defined benefit plan (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code, or Section 302 of ERISA, (ii) “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), (iii) multiple employer plan as described in Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as listed on Section 3.13(d)(2) of the Company Disclosure Letter, no Target Company has promised to any Person or has any Liability or obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable state Law for which the covered Person pays the full cost of coverage for themselves and their beneficiaries. Neither Target Company has incurred any material Liability under Title I of ERISA for which any Target Company would reasonably be expected to be liable.

(e)            Except as listed on Section 3.13(e) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby will not (alone or in combination with any other event, including a termination of employment on or following the Closing), directly or indirectly, result in (i) payment or provision of any additional, or an increase in the amount of, compensation or benefits, an acceleration of the amount of any compensation or benefits, or entitlement to any severance or similar benefit or change in employment status or responsibilities, payable to or in respect of any current or former employee, officer, director or other natural person service provider of any Target Company, (ii) any acceleration in the vesting or the timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or other natural person service provider of any Target Company, (iii) any increased, enhanced or accelerated funding obligation with respect to any Plan, (iv) any restriction on the ability of any Target Company to amend, modify or terminate any Plan, or (v) any forgiveness of indebtedness of any current or former employee, officer, director or consultant of any Target Company.

(f)            Except as listed on Section 3.13(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in conjunction with any other event) result in an “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(g)            No Target Company has any obligation to “gross-up” or otherwise indemnify any current or former employee, officer, director or consultant for the imposition of any excise Tax under Section 4999 of the Code or any Tax imposed under Section 409A of the Code.

(h)          Each Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been and is operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no amounts under any Plan is or has been or could reasonably be expected to be subject to the interest and additional Tax set forth under Section 409A(a)(1)(B).

(i)           Without limiting the generality of the foregoing, with respect to each Plan that is subject to Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (each, a “Non-U.S. Plan”), all of which are specifically identified on Section 3.13(i) of the Company Disclosure Letter: (i) complies in all material respects with applicable Law; (ii) except as set forth on Section 3.13(i)(ii) of the Company Disclosure Letter, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Plan is required to be funded and/or book-reserved; (iii) has been registered to the extent required and has been maintained in good standing in all material respects with applicable Law; (iv) intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (v) except as set forth on Section 3.13(i)(v) of the Company Disclosure Letter, no Non-U.S. Plan is a defined benefit plan or has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement, and (vi) as of the date hereof, there is no pending or, to the Company’s Knowledge threatened material Proceeding relating to any Non-U.S. Plan.

Section 3.14      Insurance. All material policies of insurance maintained by or on behalf of each Target Company (the “Insurance Policies”) are set forth on Section 3.14 of the Company Disclosure Letter and true and complete copies of such Insurance Policies have been provided to Purchaser. All Insurance Policies that are material to the business of the Target Companies (taken as a whole) are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by any Target Company with respect to any such policy. All such Insurance Policies maintained by the Target Companies are in full force and effect, and no Target Company is in material default with respect to the provisions of any such policies or its payment obligations thereunder. There is no claim pending under such Insurance Policies as to which any Target Company has received written notice that coverage has been denied.

Section 3.15      Compliance with Laws.

(a)          Except as would not reasonably be expected to be material to the Target Companies taken as a whole, each Target Company is, and since the Look-back Date has been, in compliance with all applicable Laws and regulations of any Governmental Authority. Since the Look-back Date, no Target Company has received any written notice from a Governmental Authority of any action or Proceeding against any of them alleging any material failure to comply with any applicable Law or regulation.

(b)          Except as would not reasonably be expected to be material to the Target Companies taken as a whole, since the Look-back Date, (i) neither the Company nor any of its Subsidiaries has violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Company’s Knowledge, representative, consultant or other Person acting for or on behalf of any Target Company has violated any Anticorruption Law, and (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Company’s Knowledge, threatened. Each Target Company has adopted and maintains reasonably adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c)          Since the Look-back Date, neither any Target Company, nor any director, officer or managing employee of any Target Company has been a Sanctioned Person.

Section 3.16      Permits. Except as set forth on Section 3.16 of the Company Disclosure Letter, and as would not reasonably be expected to be material to the Target Companies taken as a whole, the Target Companies hold and are, and has been, since the Look-back Date, in compliance with, in all material respects, all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect. No Target Company has received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except where such occurrence would not be material to the business.

Section 3.17      Environmental Compliance. Except as set forth on Section 3.17 of the Company Disclosure Letter:

(a)          The Target Companies are, and since the Look-back Date have been, in compliance with all applicable Environmental Laws, except where the failure to comply would not be material to the Target Companies.

(b)         The Target Companies have obtained and possess all material permits, licenses and other authorizations required under Environmental Laws for the operations of the Target Companies as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations in all material respects.

(c)          No Target Company has received, since the Look-back Date, any written notice of material violation of or notice of material Liability arising under, Environmental Laws, relating to any Target Company or its facilities, the subject of which is unresolved.

(d)         There are no suits or Proceedings pending or, to the Company’s Knowledge, threatened against any Target Company, pursuant to Environmental Laws that would be material to the Target Companies.

(e)          No Target Company is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of or Liability under Environmental Laws, and that would be material to the Target Companies.

Section 3.18      Customers, Distributors and Suppliers. Section 3.18 of the Company Disclosure Letter sets forth a complete and accurate list of the top ten customers of the Target Companies based on calendar year 2020 sales (the “Top Customers”), top ten distributors based on calendar year 2020 sales (the “Top Distributors”), and top ten suppliers based on calendar year 2020 spend of the Target Companies (the “Top Suppliers”). Since January 1, 2020, no Target Company has received any written notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, developing or supplying materials, products or services to any Target Company. Since January 1, 2020, no Target Company has received any written notice from any Top Customer or Top Distributor to the effect that such customer or distributor will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing or distributing products of the Target Companies.

Section 3.19      Affiliated Transactions. Except as set forth on Section 3.19 of the Company Disclosure Letter, none of the Sellers, any equityholder, partner, member, officer, director, employee or any Affiliate of the Sellers (other than any Target Company) or any officer, director, manager, equityholder or Affiliate of any Target Company or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to any Target Company or has any interest in any material property, asset or right, tangible or intangible, used by the Target Companies, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with any Target Company.

Section 3.20      Employees.

(a)          Except as set forth on Section 3.20 of the Company Disclosure Letter, (i) no Target Company has experienced any, nor to the Company’s Knowledge has there been any threatened, strike, work stoppage, unfair labor practice charge, labor grievance, labor arbitration, lockout, slowdown, picketing, handbilling or other material labor dispute, in each case since the Look-back Date, (ii) none of the employees of the Target Companies are represented by any union, works council, labor organization, employee association or representative with respect to their employment with any Target Company, (iii) since the Look-back Date, (a) to the Company’s Knowledge, there has been no labor organizing effort pending or threatened with respect to employees of any Target Company and (b) no union, works council, labor organization, employee association or representative or group of employees of the Target Companies has made a demand for recognition or certification, and there have been no representation or certification proceedings or petitions seeking representation pending with the National Labor Relations Board, any other labor relations tribunal or authority or any other Governmental Authority, (iv) no Target Company is party to or otherwise bound by any CBA or bargaining relationship with any union, works council, labor organization, employee representative or association and no CBAs are currently being negotiated by any Target Company, and (v) since the Look-back Date, the Target Companies have been in material compliance with all applicable Laws respecting labor and employment, including Laws respecting terms and conditions of employment, occupational safety and health requirements, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), meal and rest breaks, withholding of Taxes, employment discrimination, harassment, retaliation, equal opportunity, classification of workers, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, disability rights or benefits, employee trainings and notices, employee leave issues, paid time off, COVID-19, affirmative action, plant closures and layoffs (including the WARN Act), workers’ compensation, and unemployment insurance and related matters.

(b)         Except as would not result in material Liability for any Target Company: (i) the Target Companies have, since the Look-back Date, properly classified each of its current and former employees, officers, consultants, independent contractors, and directors, as “employees” or “independent contractors” and, if applicable, as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act of 1938, as amended, or similar applicable non-U.S. Law) and have properly reported all compensation paid to such persons for all purposes, and (ii) the Target Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

(c)          To the Company’s Knowledge, no current or former employee or independent contractor of any Target Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsoliciation agreement, restrictive covenant or other obligation: (i) owed to any Target Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Target Company.

(d)         To the Company’s Knowledge, no current employee of any Target Company with annualized compensation at or above $200,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(e)          The Target Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is or was aware since the Look-back Date. With respect to each such allegation with potential merit, the Target Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Target Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Target Companies, that, if known to the public, would bring the Target Companies into material disrepute.

(f)          No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Target Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Target Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19. Since the Look-back Date, no Target Company has effectuated any “mass layoff” or “plant closing” (each as defined in the WARN Act) or implemented any early retirement or exit incentive program, in each case, in violation of the WARN Act.

Section 3.21      Company Information. The information relating to any Target Company supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Ordinary Shares or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement or any Purchaser SEC Reports or Additional Purchaser SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

Section 3.22      Brokerage. There are no claims for, and the Target Companies have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of any Target Company for which such Target Company is or may be liable.

Section 3.23      Postmaster General and Filings. The Target Companies have timely filed for each of the past three (3) calendar years annual reports for publications published by any Target Company with the Postmaster General of the United States of America pursuant to the requirements of 39 U.S.C. Section 3685 (the “Postmaster Statements”). The information contained in the Postmaster Statements is complete and correct in all material respects. Section 3.23 of the Company Disclosure Letter contains (i) the names and titles of each publication published by any Target Company that qualifies for periodical class status under applicable rules and regulations of the United States, (ii) the applicable UPC codes for such publications, (iii) the applicable ISSN numbers for such publications, (iv) the applicable USPS codes for such publications and (v) the most recently available Postmaster Statements.

Section 3.24      Circulation Data. The circulation data and other information reported by the Target Companies to the Audit Bureau of Circulations and Alliance for Audited Media are, in each case, a fair and accurate presentation of the facts required to be contained therein in all material respects.

Section 3.25      No Other Representations and Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article V, NONE OF PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PURCHASER OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, ANY SELLER, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PURCHASER TO THE COMPANY IN Article V. THE COMPANY AND EACH SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article V OF THIS AGREEMENT.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the terms, conditions and limitations set forth in this Agreement, each Seller severally and not jointly represents and warrants to Purchaser, as follows:

Section 4.01      Organization. Such Person is an entity duly incorporated, validly existing and in good standing under the Laws of its state of incorporation.

Section 4.02      Authorization; No Breach; Valid and Binding Agreement.

(a)          Such Person has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and (subject to the consents, approvals, authorizations and other requirements described in this Section 4.02) performance of this Agreement and the Ancillary Agreements by such Person and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite entity action, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the Transactions (including the Share Sale).

(b)         Except as set forth on Section 4.02(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, constitute a default (or in an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of such Person under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of such Person’s Organizational Documents, (ii) any Contract or Permit to which such Person or its properties or assets are bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Person or its properties or assets are subject, except, with respect to clause (ii) or (iii) of this Section 4.02(b), where the failure to obtain such authorization, consent, approval or exemption would prevent, materially impair or materially delay the consummation of the Transactions (including the Share Sale).

(c)          The execution and delivery of this Agreement and the performance of this Agreement or any Ancillary Agreement by such Person will not, require any Regulatory Approval except for: (i) compliance with, filings under, and approvals of Governmental Authorities relating to, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of the NYSE; and (ii) Regulatory Approvals where the failure to obtain such Regulatory Approvals would not, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the Transactions (including the Share Sale).

(d)          This Agreement has been, and at Closing each Ancillary Agreement to which such Person is a party will be, duly executed and delivered by such Person and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which such Person is a party constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.03      Title to Shares. IWM and Highlander has legal and valid title to all of the IWM Shares and the Highlander Shares, respectively, free and clear of all Liens, other than restrictions imposed by state and federal securities Laws, the Organizational Documents of FGH or the Company and the Company Shareholder’s Agreement (which shall be terminated as of Closing). IWM and Highlander are the sole record owner of the IWM Shares and the Highlander Shares, respectively, in each case that are set forth opposite such Seller’s name in Section 4.03 of the Company Disclosure Letter. Neither the IWM Shares nor the Highlander Shares are subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Company Shares, other than restrictions on transfer imposed by applicable securities Laws, the Organizational Documents of FGH or the Company and the Company Shareholder’s Agreement (which shall be terminated as of Closing). The IWM Shares constitute one hundred percent (100%) of the issued and outstanding equity of FGH. At the Closing, legal and valid title to all of the IWM Shares and the Highlander Shares shall vest in Purchaser free and clear of all Liens.

Section 4.04      Orders. There is no Governmental Order pending or, to the knowledge of such Seller, threatened in writing, by or against such Seller or any of its Affiliates, that seeks to delay or prevent the consummation of the Transactions.

Section 4.05      Compliance with Law. Such Seller is in compliance with all Laws applicable to its business, except for violations which would not, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the Transactions.

Section 4.06      Brokerage. Other than fees or commissions for which such Person will be solely responsible, there are no claims for, and the Company, FGH, Purchaser and their respective Subsidiaries have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of such Person for which the Company, FGH, Purchaser or any of their respective Subsidiaries is or may be liable.

Section 4.07      Shareholder Information. None of the information supplied or to be supplied by such Seller for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Person makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information that was not supplied by such Person for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

Section 4.08      Investment Representations.

(a)          Such Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act. Such Seller acknowledges that Purchaser has the right to require evidence of its status as an accredited investor, if necessary.

(b)         Such Seller acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Seller represents that it understands the highly speculative nature of an investment in Purchaser Ordinary Shares, which may result in the loss of the total amount of such investment.

(c)          Such Seller has adequate means of providing for such Seller’s current needs and possible personal contingencies, and such Seller has no need, and anticipates no need in the foreseeable future, for liquidity in such Seller’s investment in Purchaser Ordinary Shares. Such Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Seller is able to hold the Purchaser Ordinary Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

Section 4.09      No Other Representations and Warranties. SUCH PERSON HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article V, NONE OF PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SUCH PERSON, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PURCHASER OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, SELLERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PURCHASER TO THE COMPANY IN Article V. SUCH PERSON HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article V OF THIS AGREEMENT.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except in each case as set forth in the applicable disclosure schedules delivered by Purchaser to the Company concurrently with the execution of this Agreement (the “Purchaser Disclosure Letter”) and the Purchaser SEC Reports, and subject to the terms, conditions and limitations set forth in this Agreement, Purchaser hereby represents and warrants to Sellers, as of the date of this Agreement and the Closing Date (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 5.01      Organization and Power. Purchaser is an exempted company with limited liability incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. Purchaser is not in breach of Purchaser’s Organizational Documents. Complete and correct copies of the Organizational Documents of Purchaser, as in effect as of the date of this Agreement, have been made available to Sellers.

Section 5.02      Subsidiaries. Purchaser has no direct or indirect Subsidiaries, and does not own or hold the right to acquire any shares or stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, company, corporation, organization or entity. Purchaser has no any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

Section 5.03      Authorization; No Breach; Valid and Binding Agreement.

(a)          Purchaser has all requisite corporation or limited liability company power and authority to execute and deliver Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale) and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate or limited liability company actions or proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, other than the Purchaser Shareholder Approval.

(b)         Except as set forth on Section 5.03(b) of the Purchaser Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of Purchaser under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Purchaser’s Organizational Documents, (ii) any Contract or instrument or Permit to which Purchaser or its or their respective properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Purchaser is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 5.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(c)          The execution and delivery of this Agreement or any Ancillary Agreement by Purchaser do not, and the performance of this Agreement or any Ancillary Agreement by Purchaser will not, require any Regulatory Approval except for: (i) compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of the NYSE, and (ii) Regulatory Approvals where the failure to obtain such Regulatory Approvals would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(d)          This Agreement has been, and at Closing each Ancillary Agreement to which Purchaser is a party will be, duly executed and delivered by Purchaser, as applicable, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto or thereto, this Agreement and each Ancillary Agreement to which Purchaser is a party constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(e)          As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute under Cayman Islands Laws applies with respect to Purchaser in connection with this Agreement or the transactions contemplated hereby. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Purchaser is subject, party or otherwise bound.

Section 5.04      Actions. Section 5.04 of the Purchaser Disclosure Letter sets forth a list of all Governmental Orders pending or, to the Purchaser’s Knowledge, threatened in writing which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale) or by the Ancillary Agreements.

Section 5.05      Purchaser Trust. As of the date of this Agreement, the Purchaser Trust Amount is approximately $200 million (including, if applicable, an aggregate of approximately $7 million of deferred underwriting commissions and other fees being held in the Purchaser Trust payable to the underwriters of the IPO upon consummation of a Business Combination (the “Deferred Underwriting Commissions”), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Purchaser Trust Agreement. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Purchaser Trust Agreement in the Purchaser SEC Filings to be inaccurate or that would entitle any Person (other than (x) shareholders of Purchaser holding Purchaser ordinary shares sold in Purchaser’s initial public offering who shall have elected to redeem their shares of Purchaser ordinary shares (“Purchaser Share Redemptions”) pursuant to Purchaser’s Organizational Documents, (y) the underwriters of Purchaser’s initial public offering with respect to deferred underwriting commissions, or (z) if Purchaser fails to complete a business combination within the allotted time period set forth in the Purchaser’s Organizational Documents and liquidates the Purchaser Trust, subject to the terms of the Purchaser Trust Agreement, Purchaser (in limited amounts to permit Purchaser to pay dissolution expenses) and then shareholders of Purchaser)) to any portion of the proceeds that have been deposited in the Purchaser Trust. Prior to the Closing, none of the funds held in the Purchaser Trust may be released other than to pay Taxes and payments with respect to all Purchaser Share Redemptions. There are no claims or proceedings pending or, to Purchaser’s Knowledge, threatened with respect to the Purchaser Trust. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Purchaser Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing Date, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents, if any, shall terminate, and as of the Closing Date, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. To Purchaser’s Knowledge, as of the date hereof, following the Closing Date, no Purchaser shareholder shall be entitled to receive any amount from the Purchaser Trust except to the extent such Purchaser shareholder is exercising a Purchaser Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Purchaser Trust will not be satisfied or funds available in the Purchaser Trust will not be available to Purchaser on the Closing Date.

Section 5.06      Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.07      Absence of Changes. Since the date of the most recent balance sheet in the Purchaser SEC Filings until the date hereof, there has not been any Purchaser Material Adverse Effect that has arisen and is continuing.

Section 5.08      No Undisclosed Liabilities. Purchaser has no Liabilities or Indebtedness, except (i) Liabilities or Indebtedness specifically reserved for in the financial statements set forth in Purchasers SEC Filings or disclosed in the notes thereto, (ii) Liabilities or Indebtedness that were incurred after the date of the most recent balance sheet included in Purchaser’s SEC Filings in the Ordinary Course of Business, (iii) Liabilities or Indebtedness specifically disclosed in Section 5.08 of the Purchaser Disclosure Letter, or (iv) Liabilities or Indebtedness incurred or arising under or in connection with the Transactions, including expenses related thereto.

Section 5.09      Tax Matters.

(a)          Purchaser has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns that are required to be filed by Purchaser, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by Purchaser (whether or not shown on any such Tax Return) have been duly and timely paid, other than Taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP. Purchaser has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party.

(b)          There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of Purchaser pending, in progress, or threatened in writing.

(c)          Purchaser has not waived or extended any statute of limitations in respect of material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to Income Taxes or other material Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver), nor is any written request for any such extension or waiver from any taxing authority outstanding.

(d)         Purchaser has not distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(e)          There are no material Liens for Taxes upon any of the Closing Consideration or any asset of Purchaser other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on Purchaser’s financial statements in accordance with GAAP.

Section 5.10      Capitalization.

(a)          As of the date of this Agreement, (i) the authorized share capital of Purchaser consists of (x) 500,000,000 Purchaser Ordinary Shares, par value $0.0001 (of which 20,000,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), (y) 50,000,000 Class B ordinary share, par value $0.0001 (of which 5,000,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), and (z) 5,000,000 preferred shares, par value $0.0001 (of which none are issued or outstanding), and (ii) 16,000,000 Purchaser Ordinary Shares are issuable in respect of Public Warrants and Sponsor Warrants. No Purchaser Ordinary Shares are held in the treasury of Purchaser. Except for the Offer and the Transactions and except for the Sponsor Warrants and the Public Warrants noted above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Purchaser or obligating Purchaser to issue or sell any share capital of, or other equity interests in, Purchaser. All Purchaser Ordinary Shares subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Purchaser Ordinary Shares comprising the Closing IWM Share Consideration and the Closing Highlander Share Consideration have been duly and validly authorized and, when issued to the Sellers pursuant to this Agreement shall be validly issued, fully paid and non-assessable. The Purchaser Ordinary Shares to be issued pursuant to the PIPE Investment have been duly and validly authorized and, when issued to the PIPE Investors pursuant to the Subscription Agreements shall be validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares (except for the Offer). Purchaser does not own any equity securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any equity securities, or any securities or obligations exercisable or exchangeable for or convertible into equity securities of such Person. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To Purchaser’s Knowledge, except for the Sponsor Support Agreement and as set forth on Section 5.10(a) of the Purchaser Disclosure Letter, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of Purchaser. There are no outstanding securities of Purchaser or Indebtedness having the right to vote on any matters on which the holders of equity securities of Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of Purchaser.

(b)          Except for the Public Warrants, the Sponsor Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which Purchaser is a party or by which any of them is bound obligating Purchaser to issue or sell, or cause to be issued or sold, additional Purchaser Ordinary Shares or any other share capital or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Purchaser Ordinary Shares or any other shares or membership interests or other interest or participation in Purchaser.

Section 5.11      Litigation. Except as set forth on Section 5.11 of the Purchaser Disclosure Letter, since the inception of Purchaser there have been no, and there currently are no actions, suits or Proceedings, pending or, to the Purchaser’s Knowledge, threatened against Purchaser that, if adversely decided or resolved, have had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, at law or in equity, before or by any other Governmental Authority.

Section 5.12      Compliance with Laws.

(a)          Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser is, and since its inception has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since Purchaser’s inception, Purchaser has not received any written notice from a Governmental Authority of any action or Proceeding against any of them alleging any material failure to comply with any applicable Law or regulation.

(b)          Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, since its inception, (i) Purchaser has not violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Purchaser’s Knowledge, representative, consultant or other Person acting for on behalf of Purchaser has violated any Anticorruption Law, or (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Purchaser’s Knowledge, threatened. Purchaser has adopted and maintains commercially reasonable policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c)          Since Purchaser’s inception, neither Purchaser, nor any director, officer or managing employee of Purchaser has been a Sanctioned Person.

Section 5.13      Permits. Except as set forth on Section 5.13 of the Purchaser Disclosure Letter, and as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser holds all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect. Purchaser has not received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except in each case where such occurrence would not be material to the business.

Section 5.14      SEC Filings and Financial Statements.

(a)          Purchaser has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC under the Exchange Act or the Securities Act since Purchaser’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Purchaser has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by Purchaser with the SEC and are currently in effect. The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Purchaser maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)          The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of Purchaser are required by GAAP to be included in the consolidated financial statements of Purchaser.

(c)            It is understood and agreed that any actions or inactions taken by Purchaser in connection with the accounting treatment of Purchaser’s issued and outstanding warrants, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements shall not be a breach of the requirements of this Section 5.14. Purchaser maintains internal accounting controls sufficient to provide reasonable assurances that, in all material respects: (i) transactions are executed with management’s general or specific authorizations as necessary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (iii) to the extent applicable, material information relating to Purchaser is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting. Since the IPO, Purchaser has not identified nor has Purchaser been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in Purchaser’s internal controls over financial reporting.

(d)          Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to reasonably ensure that material information relating to Purchaser, including its consolidated Subsidiaries, if any, is made known to Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and its principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act. Since December 31, 2020, Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP.

Section 5.15      PIPE Investment Amount. Purchaser has delivered to the Company accurate and complete copies of each of the Subscription Agreements, including all exhibits, schedules and annexes to such Subscription Agreements, entered into by Purchaser with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Purchaser in the aggregate amount of $400,000,000 (the “PIPE Investment Amount”). The Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to Purchaser’s Knowledge, no withdrawal, termination, amendment or modification is contemplated by any party thereto. Each Subscription Agreement is a legal, valid and binding obligation of Purchaser and, to Purchaser’s Knowledge, each PIPE Investor, and enforceable in accordance with their terms except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Neither the execution nor delivery by Purchaser, or, to Purchaser’s Knowledge, any other party thereto, of, nor the performance of Purchaser’s, or, to Purchaser’s Knowledge, any other party’s obligations under, such Subscription Agreement violates any applicable Laws. There are no other agreements, side letters, or arrangements between Purchaser and any PIPE Investor relating to any Subscription Agreement, and, as of the date hereof, Purchaser does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Purchaser, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of Purchaser, or to Purchaser’s Knowledge, on the part of any PIPE Investor, under any term or condition of any Subscription Agreement and, as of the date hereof, Purchaser has no reason to believe that it or each PIPE Investor will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Ancillary Agreements) to the obligations of the PIPE Investors to contribute to Purchaser the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Purchaser or any of its Subsidiaries (including, from and after the Closing, the Target Companies) to any PIPE Investor in respect of its PIPE Investment, and there are no contingencies that would permit a PIPE Investor to reduce the total amount of the PIPE Investment, except as set forth in the Subscription Agreements.

Section 5.16      Material Contracts. Purchaser has filed as an exhibit to the Purchaser SEC Filings every “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and any Ancillary Agreement) to which, as of the date of this Agreement, Purchaser is a party or by which any of its respective assets are bound. Neither Purchaser nor, to the Purchaser’s Knowledge, any other party thereto is in breach of, violation of or default under any such Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any such Contract by Purchaser, or, to the Purchaser’s Knowledge, any counterparty, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. All such Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of Purchaser and, to Purchaser’s Knowledge, each counterparty, and are enforceable against Purchaser and, to Purchaser’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.17      Purchaser Affiliated Transactions. Except as set forth on Section 5.17 of the Purchaser Disclosure Letter, none of Purchaser, any equityholder, partner, member, officer, director, employee or any Affiliate of Purchaser or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to Purchaser or has any interest in any material property, asset or right, tangible or intangible, used by Purchaser, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with Purchaser.

Section 5.18      Brokerage. Other than fees or commissions for which Purchaser will be solely responsible, there are no claims for, and Purchaser and its Subsidiaries have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Purchaser or any of its Subsidiaries for which Purchaser or any of its Subsidiaries is or may be liable.

Section 5.19      Business Activities.

(a)          Since inception, Purchaser has not conducted any business activities other than activities related to Purchaser’s initial public offering or directed toward the accomplishment of a “business combination”, as such term is defined in Purchaser’s Organizational Documents (a “Business Combination”). Except as set forth in Purchaser’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Purchaser or to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Purchaser.

(b)            Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Purchaser has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)            As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection herewith and therewith), Purchaser is not party to any Contract with any other Person that would require payments by Purchaser after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than working capital loans. As of the date hereof, there are no amounts outstanding under any working capital loans or any Indebtedness of Purchaser or its Subsidiaries owed to its Affiliates or shareholders.

Section 5.20         Stock Market Quotation. The Public Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “OPA”. The Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “OPA WS”. Since the IPO, Purchaser has been, and is, in compliance with the corporate governance rules of the NYSE and there is no action or proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser by the NYSE or the SEC with respect to any intention by such entity to deregister the Public Shares or the Public Warrants or terminate the listing of the Public Shares or the Public Warrants on the NYSE. None of Purchaser or its Affiliates has taken any action in an attempt to terminate the registration of the Public Shares or the Public Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.21        Proxy Statement. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and any amendment or supplement thereto shall comply in all material respects with applicable securities Laws, including the Securities Act and the Exchange Act; provided, however, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

Section 5.22         No Other Representations and Warranties. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article III AND Article IV, NONE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PURCHASER, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE SELLERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE TARGET COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PURCHASER OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY, THE SELLER OR THE SHAREHOLDERS’ REPRESENTATIVE TO PURCHASER IN Article III AND Article IV, AS APPLICABLE; AND (B) NONE OF THE COMPANY, ANY SELLER NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE DUE DILIGENCE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR ANY SELLER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article III OR Article IV OF THIS AGREEMENT.

Article VI

ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 6.01       The Target Companies’ Operations Prior to the Closing.

(a)            Between the date hereof and the Closing, except as set forth in Section 6.01(a) of the Company Disclosure Letter, as required by Law or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser (which approval shall not be unreasonably conditioned, withheld, delayed or denied), the Company and FGH shall, and shall cause each of its Subsidiaries to, (x) operate in the Ordinary Course of Business, (y) use reasonable best efforts to keep available the services of its current officers and employees, and (z) use reasonable best efforts to preserve intact its existing assets, business organization and operations, and to preserve the present rights, permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it has a significant relationship; provided, that, notwithstanding anything to the contrary in this Agreement, FGH, the Company or any of their respective Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, to the extent reasonably required in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures to the extent applicable to FGH, the Company or any of their respective Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 6.01(a) of the Company Disclosure Letter, as required by Law or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser (which approval shall not be unreasonably conditioned, withheld, delayed or denied), the Company and FGH shall not, and shall cause each of its Subsidiaries to not, take any of the following actions:

(i)            amend the Organizational Documents of any of Target Company or form any Subsidiaries that are not wholly owned Subsidiaries;

(ii)           split, subdivide, combine or reclassify the Company Shares or any of the equity or equity-linked securities of Subsidiaries that are not wholly owned;

(iii)          (A) deliver, encumber, mortgage, pledge, redeem, purchase, transfer, issue, sell or otherwise dispose of any equity securities, (B) grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, (C) permit the exercise of any Company Options or (D) amend any terms of any such equity securities or agreements;

(iv)          (A) merge, consolidate or combine with any Person; or (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(v)           make any loans, advances, or capital contributions to, or investments in, any other Person (other than among the Target Companies), except in the Ordinary Course of Business;

(vi)           make a material change in any method of financial accounting or accounting practice of the Target Companies, except as required by GAAP or applicable Law;

(vii)         sell, lease, license or otherwise dispose of any assets (whether by merger, sale of shares, sale of assets or otherwise), except in the Ordinary Course of Business or for any assets having an aggregate value of less than $500,000;

(viii)        (A) transfer, sell, assign, license, sublicense, grant other rights under, encumber, impair, abandon, fail to diligently maintain, or otherwise dispose of any right, title or interest of any Target Company in any Intellectual Property Rights, in each case, that are material to any business of the Target Companies, other than non-exclusive licenses granted by a Target Company to customers in the Ordinary Course of Business; (B) amend, waive, cancel or modify any rights in or to any Intellectual Property Rights, in each case, that are material to any business of the Target Companies; or (C) divulge, furnish to or make accessible any Trade Secrets constituting Company IP Rights to any Person that is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(ix)           issue or incur any additional Indebtedness except for borrowings under the Target Company’s existing credit facilities or otherwise incurred in the Ordinary Course of Business;

(x)            amend or modify any agreements in respect of Indebtedness in a manner that would be adverse to the Target Company, taken as a whole;

(xi)            except as otherwise required by any Plan as in effect on the date of this Agreement and set forth on Section 3.13(a) of the Company Disclosure Letter or as otherwise required by applicable Law: (A) increase, decrease, make any changes in or grant any increase in the compensation of any current or former employee, director or independent contractor, except for any increases in the rate of base salary or wage made in the Ordinary Course of Business that does not exceed 20% individually or 10% in the aggregate; (B) grant, promise, pay, or increase any severance, incentive awards (whether or not equity or equity-based), bonus, fringe, transaction, retention, change in control, or other compensation or benefits to any current or former employee, director or independent contractor; (C) establish, adopt, enter into, amend, modify, terminate or increase the coverage or benefits under any Plan (or any plan, program, agreement or other arrangement that would be a Plan if in effect on the date hereof); (D) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan or otherwise due to any of its current or former employees, directors, officers or other individual service providers; or (E) grant any equity or equity-based compensation awards;

(xii)          hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee, consultant or other individual service provider with an annual base compensation in excess of $350,000, except as a replacement for a previous employee, consultant or other individual service provider with an annual base compensation in excess of $350,000 (at comparable compensation to the individual being replaced);

(xiii)        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiv)        except as otherwise required by applicable Law, (A) negotiate, modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, employee representative or association or group of employees as the bargaining representative for any employees of any Target Company;

(xv)         implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the WARN Act;

(xvi)         (A) make, change, revoke, amend, or otherwise modify any material Tax election (including any Income Tax election), including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Law) or any other action to change the classification of any Target Company for U.S. federal (and applicable state and local) income Tax purposes, (B) change any Tax accounting period or adopt, change or otherwise modify any accounting method, principles or practices with respect to Income Taxes or other material Taxes, (C) amend, refile or otherwise modify any previously filed material Tax Returns, (D) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Target Company or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (E) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (G) surrender any right to claim a Tax refund, offset, or other reduction in liability, (H) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority, or (I) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments) (other than any Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with the Accounting Principles);

(xvii)       authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any Target Company;

(xviii)      make any capital expenditure (or series of related capital expenditures) in an amount exceeding $750,000 that is not provided for in, or fail to make any capital expenditure contemplated in, the agreed upon monthly capital expenditure budgets for 2021 delivered by the Shareholders’ Representative to Purchaser;

(xix)         enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that, upon entry by any Target Company thereto, constitutes, or would constitute if it had been entered into prior to the date of this Agreement, a Material Contract;

(xx)         declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its shares, capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among the Target Companies or Tax allocation cash payment distributions made in the Ordinary Course of Business), except the Target Companies are permitted to pay unlimited dividends in cash and otherwise distribute unlimited cash to another Target Company or Sellers prior to the Closing Date in order to reduce the Company Cash so long as such payments do not render such entity unable to satisfy the statutory solvency test under the BVI Business Companies Act or other applicable Law;

(xxi)         (i) accelerate the collection (or discount) of accounts receivables, (ii) intentionally delay or postpone the payment of trade accounts payable or enter into any agreement or negotiation with any party to extend the payment date of any trade accounts payable, or (iii) make any material changes with respect to policies and procedures relating to the establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue, in each case outside of the Ordinary Course of Business;

(xxii)        amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(xxiii)       agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

Section 6.02        Operations of Purchaser Prior to the Closing. Between the date hereof and the Closing, except as set forth in Section 6.02(a) of the Purchaser Disclosure Letter, as required by Law (including COVID-19 Measures) or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Shareholders’ Representative (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Purchaser shall not, and shall cause each of its Subsidiaries to not, take any of the following actions:

(a)         seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to any of the Organizational Documents of Purchaser or form any Subsidiary, except as contemplated by the Purchaser Shareholder Proposals;

(b)          seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to the Trust Agreement, except as contemplated by the Purchaser Shareholder Proposals;

(c)            (A) make, change, revoke, amend, or otherwise modify any material Tax election, including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Law) or any other action to change the classification of Purchaser for U.S. federal (and applicable state and local) income Tax purposes, (B) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Purchaser or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (C) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (D) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (E) surrender any right to claim a Tax refund, offset, or other reduction in liability, or (F) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority;

(d)            authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a liquidation, dissolution, reorganization or other wind up of the business or operations of Purchaser;

(e)            (i) make or declare any dividend or distribution to the shareholders of Purchaser or make any other distributions in respect of any of Purchaser’s or any of its Subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Purchaser’ s or any of its Subsidiary’s share capital or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Purchaser or any of its Subsidiaries, other than a redemption of Public Shares (prior to the Closing Time) made as part of the Offer;

(f)            other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Purchaser or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(g)            incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Purchaser or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for (i) working capital loans (provided that the terms and conditions of such loans (including the form of consideration for repayment of such loans), and any documentation with respect to such loans, shall be subject to the approval of the Shareholders’ Representative), (ii) borrowed money or guarantees incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and (iii) transaction expenses incurred in connection with the transactions contemplated by this Agreement or Ancillary Agreements;

(h)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 6.02(g) and other fees and expenses for professional services incurred in connection with the Transactions;

(i)            (i) issue any Purchaser Ordinary Shares, capital stock or securities exercisable for or convertible into Purchaser Ordinary Shares or capital stock, other than the issuance of Purchaser Ordinary Shares pursuant to this Agreement and the Subscription Agreements or the Public Warrants or the Sponsor Warrants, (ii) grant any options, warrants or other equity-based awards with respect to Purchaser Ordinary Shares not outstanding on the date hereof or (iii) amend, modify or waive any of the material terms or rights set forth in any Public Warrant or Sponsor Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(j)            change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(k)            acquire any ownership interest in any real property;

(l)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(m)            except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise in any material respect, any material Contract;

(n)            engage in any activities or business, other than activities or business (i) in connection with or incident or related to Purchaser’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial;

(o)            waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any Liability that would require monetary payment or impose nonmonetary obligations on Purchaser or any of its Affiliates (or FGH, the Company or any Target Company after the Closing); or

(p)            agree to do any of the foregoing, or take any action or omit to take any action, which action or omission, respectively, would result in any of the foregoing.

Section 6.03        Access; Notification of Certain Matters.

(a)            Between the date hereof and the Closing, the officers, employees and authorized Representatives of Purchaser (at Purchaser’s expense) shall have reasonable access during normal business hours upon providing written notice to the Company no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of the Target Companies (including audit books) in order for Purchaser to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Purchaser and Purchaser’s Representatives will not be permitted to interfere unreasonably with the operations of the Target Companies. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require any Target Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Target Company is bound, or violate any applicable Law.

(b)            Between the date hereof and the Closing, the officers, employees and authorized Representatives of Shareholder’s Representative (at Shareholder Representative’s expense) shall have reasonable access during normal business hours upon providing written notice to Purchaser no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of Purchaser (including audit books) in order for the Shareholders’ Representative to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, the Shareholders’ Representative and Representatives of the Shareholders’ Representative will not be permitted to interfere unreasonably with the operations of Purchaser. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require Purchaser to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which Purchaser or its Subsidiaries is bound, or violate any applicable Law.

(c)            Between the date hereof and the Closing, the Company, FGH and the Shareholders’ Representative shall disclose to Purchaser in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 7.01 and Section 7.03 to be satisfied.

(d)            Between the date hereof and the Closing, Purchaser shall disclose to the Company, FGH and the Shareholders’ Representative, in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 7.02 and Section 7.03 to be satisfied.

Section 6.04        Confidentiality; Public Announcements.

(a)            Purchaser and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference and which shall apply to Section 6.03. At Closing, the Confidentiality Agreement shall be automatically terminated in its entirety; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)            The Parties have agreed to the text of a press release announcing the execution of this Agreement. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Purchaser are listed, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of the Shareholders’ Representative, in the case of Purchaser, or Purchaser, in the case of the Company. To the extent a Party is required by Law to issue a press release or other public announcement relating to the subject matter of this Agreement or the Transactions (i) prior to the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Shareholders’ Representative, if the disclosing party is Purchaser, or Purchaser, if the disclosing party is a Seller or a Target Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Shareholders’ Representative, if the disclosing Party is Purchaser or a Target Company, and Purchaser, if the disclosing Party is a Seller. Notwithstanding the foregoing, without such prior written consent, Purchaser shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the Transactions that is substantially consistent with information included in a press release or other public announcement previously approved pursuant to the preceding sentence.

Section 6.05        Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Sale and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Proceeding; (iii) the delivery of all notices to, and the obtaining of all consents, approvals or waivers from, third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

(b)            Without limiting the generality of the foregoing, neither Purchaser nor the Company shall, and each shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose a material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

Section 6.06        Regulatory Filings. As promptly as reasonably practicable after the date hereof, with respect to the Transactions, the Parties shall make, or cause to be made, the filings required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the Transactions. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) keep each other apprised of the status of matters relating to any Regulatory Approval contemplated by this Agreement or any Ancillary Agreement; (d) advise the other Party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (e) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority; and (f) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with judicial proceedings under or relating to Regulatory Approval. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Party from receiving any confidential competitively sensitive information required to be shared under this Section 6.06; provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Party’s prior written consent; and (ii) use commercially reasonable efforts to cause any applicable waiting periods to terminate or expire at the earliest possible date. The filing fee for the HSR Act and for any other Regulatory Approval for the consummation of the Transactions shall be paid 100% by Purchaser.

Section 6.07        Proxy Statement.

(a)            As promptly as reasonably practicable after the date of this Agreement, Purchaser will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions and, to the extent required, the Designated Directors (the “Proxy Statement”) in preliminary form. Purchaser shall as promptly as reasonably practicable notify the Company of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Purchaser shall use reasonable best efforts to cooperate and provide the Shareholders’ Representative with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Shareholders’ Representative in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 6.07(d), the Purchaser Board Recommendation shall be included in the Proxy Statement. Purchaser will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Purchaser will cause the Proxy Statement to be transmitted to the Purchaser Shareholders as promptly as reasonably practicable.

(b)            The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Target Companies. Accordingly, the Company will, as promptly as reasonably practicable after the date of this Agreement, use its reasonable best efforts to provide Purchaser with all information concerning the operations and business of the Target Companies and their respective management and operations and financial condition, in each case, required or reasonably requested by Purchaser to be included in the Proxy Statement, including (i) the required financial statements of the Target Companies prepared in accordance with SEC Guidance, including the requirements of Regulation S-X and a related consent from the Company’s independent public accountants, (ii) required selected financial data of the Target Companies required by Item 301 of Regulation S-K, and (iii) required management’s discussion & analysis for the periods required under applicable SEC Guidance. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to cooperate with Purchaser in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. The Company shall use reasonable best efforts to make the managers, directors, officers and employees of the Target Companies available to Purchaser and its counsel (and other Representatives engaged in connection with the preparation of the Proxy Statement) in connection with the drafting of the Proxy Statement, as reasonably requested by Purchaser, and responding in a timely manner to comments on the Proxy Statement and such other filings from the SEC.

(c)            Purchaser will take, in accordance with applicable Law, NYSE rules and the Organizational Documents of Purchaser, all action necessary to call, hold and convene an extraordinary general meeting of Purchaser (including any permitted adjournment) (the “Purchaser Special Meeting”) to consider and vote upon the Purchaser Shareholder Proposals as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Purchaser Special Meeting to consider and vote upon the Purchaser Shareholder Proposals has been called and noticed, except as required by Law, Purchaser will not postpone or adjourn the Purchaser Special Meeting without the consent of the Shareholders’ Representative (which consent will not be unreasonably withheld, conditioned or delayed) other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Purchaser has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Purchaser Shareholders prior to the Purchaser Special Meeting, or (iii) an adjournment or postponement to solicit additional proxies from the Purchaser Shareholders to the extent Purchaser has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Purchaser Shareholder Proposals, provided that, in the case of an postponement or adjournment in accordance with clause (i), (ii) or (iii), above, such postponement or adjournment (A) may be no more than the earlier of (i) ten (10) Business Days from the original date of the Purchaser Special Meeting and (ii) four (4) Business Days prior to the Termination Date and (B) for the avoidance of doubt shall not require the consent of the Company. Subject to Section 6.07(d), following delivery of the Proxy Statement to the Purchaser Shareholders, Purchaser will use reasonable best efforts to solicit approval of the Purchaser Shareholders Proposals by the Purchaser Shareholders.

(d)            Subject to this Section 6.07(d), the Purchaser Board will recommend that the Purchaser Shareholders approve the Purchaser Shareholder Proposals (the “Purchaser Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Purchaser Shareholder Proposals, the Purchaser Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Purchaser Board Recommendation (any such action a “Change in Recommendation”) in response to an Intervening Event if the Purchaser Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be a breach of the Purchaser Board’s fiduciary obligations to the Purchaser Shareholders under applicable Law provided, that: (A) the Shareholders’ Representative shall have received written notice from Purchaser of Purchaser’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action by Purchaser (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making a Change in Recommendation, if requested by the Shareholders’ Representative, Purchaser and its representatives shall have negotiated in good faith with the Shareholders’ Representative and its Representatives regarding any revisions or adjustments proposed by the Shareholders’ Representative to the terms and conditions of this Agreement as would enable Purchaser to proceed with its Purchaser Board Recommendation and not make such Change in Recommendation and (C) Purchaser may make a Change in Recommendation only if the Board of Directors of Purchaser, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Shareholders’ Representative shall have, prior to the expiration of the 5-Business Day period, proposed, continues to determine in good faith that failure to make a Change in Recommendation would be a breach of its fiduciary duties to the Purchaser Shareholders under applicable Law. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known or reasonably foreseeable to Purchaser or its Board of Directors as of the date of this Agreement and (ii) does not relate to any alternative transaction; provided, however, that (1) any change in the price or trading volume of Purchaser Ordinary Shares shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the Target Companies constitute an Intervening Event unless such event, fact, circumstance or development constitutes a Company Material Adverse Effect; and (3) the Target Companies meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Purchaser agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting for the purpose of voting on the Purchaser Shareholder Proposals in accordance with the terms of this Agreement shall not be affected by any Change in Recommendation, and Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting and submit for the approval of the Purchaser Shareholders the matters contemplated by the Proxy Statement in accordance with the terms of this Agreement, regardless of whether or not there shall be any Change in Recommendation.

(e)            If at any time prior to the Closing Date, any event, circumstance or information relating to Purchaser, the Company or its Subsidiaries or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Purchaser or the Shareholders’ Representative, as applicable, that in the reasonable judgment of Purchaser or the Shareholders’ Representative, as applicable, should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by Purchaser and disseminated to the holders of the Purchaser Ordinary Shares; provided that no information received by Purchaser pursuant to this Section 6.07(e) shall be deemed to change, supplement or amend the Company Disclosure Letter.

(f)            Subject to this Section 6.07, Purchaser shall use reasonable best efforts to complete the Offer as promptly as practicable and shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement. Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NYSE or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.07(f) shall (i) impose any obligation on Purchaser to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Purchaser to terminate this Agreement in accordance its terms.

Section 6.08         Listing. From the date of this Agreement through the Closing, Purchaser shall use all reasonable efforts that are necessary or desirable for Purchaser to remain listed as a public company on, and for Purchaser Ordinary Shares to be tradable over, the NYSE.

Section 6.09     Subscription Agreements.

(a)            Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy on a timely basis all conditions and covenants applicable to Purchaser in the Subscription Agreements; and (ii) in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing, including by using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Purchaser the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Purchaser shall give the Shareholders’ Representative prompt written notice: (A) of any requested amendment to any Subscription Agreement (together with a copy of such amendment), (B) of any breach or default by any party to any Subscription Agreement known to Purchaser (or any event or circumstance that, to Purchaser’s Knowledge, with or without notice, lapse of time or both, would give rise to any breach or default), (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to Purchaser’s Knowledge, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement or (D) if Purchaser does not expect to receive all or any portion of the applicable PIPE Investment Amount under any Subscription Agreement in accordance with its terms. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Purchaser the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b)            In the event any of the PIPE Investment Amounts set forth in the Subscription Agreements become unavailable on the terms and conditions contemplated in such Subscription Agreement, Purchaser (in consultation in good faith with the Shareholders’ Representative and with the cooperation of the Company) shall use its commercially reasonable efforts to arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the PIPE Investment Amount that is available, to allow Purchaser to raise the full PIPE Investment Amount (the “Alternative Financing”; it being understood that the amount of any Alternative Financing shall not exceed the PIPE Investment Amount it is replacing), and obtain a new commitment that provides for such investment; provided that, in each case, (i) the terms of the Alternative Financing must be customary and reasonable in light of then-prevailing market terms, (ii) such commitment shall solely contemplate the issuance of Purchaser Ordinary Shares and at the same number as contemplated herein, (iii) the terms and conditions of the Alternative Financing shall not be materially less favorable, taken as a whole, to Purchaser and its Subsidiaries than those in the Subscription Agreement as in effect on the date hereof, and (iv) none of Purchaser or any of its Affiliates shall agree (without the consent of the Shareholders’ Representative) to any Alternative Financing that would result in the payment of fees applicable to Purchaser or its Subsidiaries in excess of those contemplated in connection with the Subscription Agreement it is replacing. As used herein, the term “Subscription Agreements” shall be deemed to include any new commitments entered into in accordance with this Section 6.09 and the term “PIPE Investment” and “PIPE Investment Amount” shall be deemed to include any Alternative Financing obtained in accordance with this Section 6.09.

Section 6.10         FIRPTA and Withholding Certificates. The Company shall deliver to Purchaser, prior to the Closing, a certificate from the Company, dated as of the Closing Date, certifying that (i) no withholding is required under Section 1445 of the Code, which certificate shall be in form and substance in accordance with the provisions of Treasury Regulations Section 1.1445-11T(d)(2), and (ii) no withholding is required under Section 1446(f) of the Code, which certificate shall be in form and substance in accordance with the provisions of Treasury Regulations Section 1.1446(f)-2(b)(4). On the Closing Date, the Company and each Seller shall deliver to Purchaser a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable.

Section 6.11        No Claim Against the Purchaser Trust. IWM, Highlander, FGH, the Company and the Shareholders’ Representative acknowledge that they have read the Prospectus and that Purchaser has established the Purchaser Trust from the proceeds of its March 2021 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Purchaser’s holders of Public Shares (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust, Purchaser may disburse monies from the Purchaser Trust only: (a) to the Public Shareholders in the event they elect to repurchase or redeem Purchaser Ordinary Shares in connection with the consummation of Purchaser’s Business Combination; (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, Purchaser after or concurrently with the consummation of a Business Combination. IWM, Highlander, FGH, the Company and the Shareholders’ Representative hereby agree that they do not now and shall not at any time hereafter have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). IWM, Highlander, FGH, the Company and the Shareholders’ Representative hereby irrevocably waive any Claims they may have, against the Purchaser Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.11 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to Purchaser’s underwriters in connection with the IPO). IWM, Highlander, FGH, the Company and the Shareholders’ Representative agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce it to enter into this Agreement. This Section 6.11 shall not limit right of IWM, Highlander, FGH, the Company and the Shareholders’ Representative to seek specific performance against Purchaser pursuant to Section 10.13, including the right to seek specific performance against Purchaser to require Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of Purchaser’s conditions to the Closing in Section 7.01 and Section 7.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust upon the Closing in accordance with the terms of this Agreement.

Section 6.12        280G. The Company shall (i) use commercially reasonable efforts to solicit a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code) that shall provide that, if the requisite shareholder approval under Section 280G(b)(5)(B) of the Code is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code) with respect to such disqualified individual in the absence of such shareholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual, and (ii) deliver to the Company’s shareholders a disclosure statement that satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code and solicit the approval of the Company’s shareholders under Section 280G(b)(5)(B). No Target Company shall make any such waived excess parachute payments that are not so approved. The Company shall provide Purchaser with a copy of the form of such waiver, such disclosure statement, and the shareholder written consent for Purchaser’s reasonable review and approval, which shall not be unreasonably withheld, conditioned or delayed, no less than three (3) days prior to delivery to each such disqualified individual and the Company’s shareholders, respectively. No later than fifteen (15) Business Days prior to the Closing Date, with respect to each “disqualified individual” of the Company, the Company shall provide to Purchaser a customary Section 280G analysis prepared by or on behalf of the Company that includes the Company’s good faith estimate of all payments and benefits that could be provided to such disqualified individual as a result of the transactions contemplated by this Agreement (alone or in combination with any other event) and such disqualified individual’s “base amount” as defined in Section 280G(b)(3) of the Code, which analysis will be subject to Purchaser’s reasonable review and comment to be provided to the Company no later than ten (10) Business Days prior to the Closing Date, which reasonable comments the Company shall consider in good faith (and the waivers and shareholder approval described in the first sentence of this Section 6.12 shall not be distributed or solicited until such reasonable comments have been provided by Purchaser to the Company or the Purchaser’s time period for providing such comments has elapsed).

Section 6.13        Section 16 Matters. Prior to the Closing, the Purchaser Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Purchaser Ordinary Shares by Purchaser, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Target Companies who is expected to become a “covered person” of Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Rule 16b-3 promulgated under the Exchange Act.

Section 6.14        Transaction Litigation. Each of Purchaser, on the one hand, and the Shareholders’ Representative, on the other hand, shall cooperate with the other and use reasonable best efforts in the defense or settlement of any Action relating to the Transactions which is brought or threatened in writing against (a) Purchaser, any of its Subsidiaries and/or any of their respective directors or officers, or (b) Sellers, the Company any of its Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, (ii) giving the other Party a reasonable opportunity to participate in any such Action or settlement thereof (and consider in good faith the suggestions of the other Party in connection therewith), (iii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed), and (iv) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.15        Treatment of Certain Company Indebtedness. The Company shall, at its election, (i) on or prior to the Closing Date, take reasonable actions to repay in full all amounts and other obligations then outstanding under and terminate the Credit Agreement and any related loan documents, and to terminate any Liens and guarantees relating to the Company and its Subsidiaries in connection with the Credit Agreement or (ii) maintain in effect the Credit Agreement as of the Closing (subject to receipt of any required consents, approvals or waivers under the Credit Agreement to ensure that no event of default occurs as a result of the Transactions).

Section 6.16        Director and Officer Liability; Indemnification.

(a)         From and after the Closing, Purchaser agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) each Target Company (the “Company Indemnified Parties”) and (y) Purchaser and each of its Subsidiaries (the “Purchaser Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Target Company, Purchaser or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries to (i) maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Purchaser’s and its Subsidiaries’ (including the Target Companies’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Target Companies, Purchaser or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)        For a period of six (6) years from the Closing, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Purchaser’s, the Target Companies’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Purchaser or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Purchaser be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Purchaser or the Target Companies, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”); provided, that, if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Purchaser shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Purchaser’s or the Target Companies’ current directors’ and officers’ liability insurance carrier ; provided, however, that (i) Purchaser may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.16 shall be continued in respect of such claim until the final disposition thereof.

(c)         Notwithstanding anything contained in this Agreement to the contrary, this Section 6.16 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Purchaser and all successors and assigns of Purchaser. In the event that Purchaser, the Target Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of Purchaser shall succeed to the obligations set forth in this Section 6.16.

(d)         On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Shareholders’ Representative and Purchaser with the post-Closing directors and officers of Purchaser and the post-closing directors of the Target Companies (to the extent that any of the ultimate owners of Highlander serve on the board of directors of any of the Target Companies), which indemnification agreements shall continue to be effective following the Closing.

(e)         Purchaser hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Purchaser hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Purchaser is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Purchaser shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by Law, the terms of the Organizational Documents of Purchaser, any agreement to which Purchaser is a party, any vote of the shareholders or the Board of Directors of Purchaser, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by Law, Purchaser irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Purchaser further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from Purchaser shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Purchaser. Notwithstanding anything to the contrary herein, the obligations of Purchaser under this Section 6.16(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.

Section 6.17        Third Party Consents and Notices.

(a)         The Target Companies shall give any notices to third parties, and use commercially reasonable efforts to obtain any consents under any Material Contract that are required as a result of the Transactions, including Contracts set forth on Section 6.17(a) of the Company Disclosure Letter; provided, however, that the Company and Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with consummation of the Transactions and in seeking any such actions, notices, consents, approvals or waivers.

(b)        Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Company or Purchaser or any of their respective Affiliates be required to (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) incur any material liability or commence any litigation, (c) amend, supplement or otherwise modify any such Material Contract, or (d) agree or commit to do any of the foregoing, in each case, for purposes of giving, obtaining and/or effecting any third-party consents. Assuming the Target Companies have complied with this Section 6.17 in all material respects, failure to provide or obtain any actions, notices, consents, approvals or waivers shall not, in and of itself, be a condition to Closing.

Section 6.18        Employment Agreements. During the period between the date hereof and the Closing, the Company will use commercially reasonable efforts to enter into an employment agreement with the Key Employee based on the terms and conditions as reasonably and mutually agreed upon by, Purchaser, the Company and such employee (the “Key Employee Employment Agreement”); provided that the parties hereto acknowledge and agree that the entry into such Key Employee Employment Agreement is not, and shall not be, a condition to Closing.

Section 6.19        Purchaser Incentive Plan. Prior to the Closing Date, the board of directors of Purchaser shall approve and adopt and submit for shareholder approval (as part of the Purchaser Shareholder Approvals) an equity incentive plan or plans (including a customary omnibus equity award plan and an employee stock purchase plan) with the terms and conditions set forth on Exhibit E and with any changes or modifications thereto as the Company and Purchaser may mutually agree (the “Purchaser Incentive Plan”).

Section 6.20        No Purchaser Transactions. During the period between the date hereof and the Closing, except as otherwise contemplated hereby, neither IWM, Highlander, the Company, FGH nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser without the prior written consent of Purchaser.

Section 6.21        Acquisition Proposals and Alternative Transactions.

(a)         During the period between the date hereof and the Closing, Purchaser will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Purchaser Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a Purchaser Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Purchaser Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)         During the period between the date hereof and the Closing, the Sellers, FGH and the Company will not, and each will cause their Affiliates and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Company Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 6.22        Purchaser Public Filings. During the period between the date hereof and the Closing, Purchaser will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.23         Post-Closing Employee Matters.

(a)            From the Closing Date through the date that is twelve (12) months following the Closing Date (or, if earlier, the termination date of the relevant Continuing Employee), Purchaser shall cause the Company or an applicable Affiliate of the Purchaser to, provide each employee employed by the Company as of the Closing Date and whose employment continues with the Company or with Purchaser or such Affiliate immediately following the Closing Date, as applicable (each such employee, a “Continuing Employee”), with (i) base salary or wages that are no less favorable than the base salary or wages provided to such Continuing Employee as of immediately prior to the Closing Date, (ii)  annual cash bonus or commission opportunities that are no less favorable than the annual cash bonus or commissions opportunities provided to such Continuing Employee as of immediately prior to the Closing Date, and (iii) employee benefits that, in the aggregate, are substantially comparable to the employee benefits (excluding for this purpose any defined benefit pension benefits, transaction bonuses or equity compensation) provided to the Continuing Employees pursuant to the Plans set forth on Section 3.13(a) of the Company Disclosure Letter immediately prior to the Closing Date.

(b)         With respect to any benefit plans of Purchaser (or its applicable Affiliate) or the Company and in which the Continuing Employees may become eligible to participate following the Closing Date, Purchaser shall cause the Company or Purchaser’s applicable Affiliate to, recognize the Continuing Employees’ prior service with the Company for purposes of eligibility to participate, eligibility for determination of benefits, including severance, and vesting to the same extent and for the same purpose as such service was credited under the analogous Plan (excluding any plan, policy, program, agreement or arrangement providing equity or equity-based arrangements, and deferred compensation arrangements); provided, however, that such service shall not be credited to the extent doing so would result in a duplication of benefits or compensation. In addition, Purchaser shall use commercially reasonable efforts to cause applicable third-party insurance carriers to waive, any pre-existing condition limitation under any of Purchaser’s (or its Affiliates’) group health plans in which the Continuing Employees are permitted to participate following the Closing Date, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Plan immediately prior to such commencement of participation. Purchaser shall use commercially reasonable efforts to cause applicable third-party insurance carriers to recognize, the dollar amount of all expenses incurred by each Continuing Employee (and his or her eligible dependents) during the plan year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Plans in which such Continuing Employee participates after the Closing Date.

(c)         The provisions of this Section 6.23 are solely for the benefit of the parties to this Agreement, and no Continuing Employee or any other current or former employee, officer, director, manager, or consultant, or any other individual associated therewith or other Person not a party to this Agreement, shall be regarded for any purpose as a third party beneficiary of this Section 6.23. In no event shall the terms of this Agreement be deemed to: (i) establish, adopt, amend or modify any Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit or compensation plan, program, agreement or arrangement maintained or sponsored by Purchaser, the Company, or any of their respective Affiliates; (ii) alter or limit the ability of Purchaser or the Company and their respective Affiliates to amend, modify, or terminate any Plan or any other benefit or compensation plan, program, policy, contract, agreement, or arrangement after the Closing Date; (iii) confer upon any current or former employee, officer, director, or consultant any right to employment or continued employment or continued service (or any particular term or condition of employment or service) with Purchaser or the Company or any of their Affiliates, or constitute or create an employment agreement with any employee; or (iv) alter or limit the ability of Purchaser or any of its Affiliates (including, following the Closing, the Company) to modify the employment or engagement of any Person at any time for any or no reason.

(d)        Notwithstanding anything to the contrary in this Section 6.23, Purchaser’s (or its Affiliates’) obligations under this Section 6.23 shall not limit Purchaser’s (or its Affiliates’) rights to furlough, temporarily lay off, or terminate the employment or, or reduce the compensation, working hours, or benefits of, any employee because of, in whole or in part, COVID-19 related circumstances, in each case as reasonably determined by Purchaser (or its applicable Affiliate).

Section 6.24        Financial Statements. As promptly as reasonably practicable after the date of this Agreement, and in any case prior to the date of first filing of the Proxy Statement, the Company shall deliver to Purchaser the PCAOB Audited Financial Statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Proxy Statement. Each Party shall each use its commercially reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Target Company, or Purchaser, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by Purchaser with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Article VII

CONDITIONS TO CLOSING

Section 7.01       Conditions to Obligations of Purchaser . The obligations of Purchaser to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by Purchaser, to the extent permitted by applicable Law:

(a)         Accuracy of Representations of the Company. (i) The representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Company Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect, (ii) the Company Fundamental Representations (other than representations and warranties of the Company set forth in second, third and fourth sentences of Section 3.04(a) and first sentence of Section 3.04(b)) will be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) the representations and warranties of the Company set forth in second, third and fourth sentences of Section 3.04(a) and first sentence of Section 3.04(b) will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)         Accuracy of Representations of the Sellers. (i) The representations and warranties of the Sellers set forth in Article IV (other than the Seller Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Sellers to be so true and correct, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the Transactions (including the Share Sale), (ii) the Seller Fundamental Representations (other than representations and warranties of the Sellers set forth in Section 4.03) will be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) the representations and warranties of the Sellers set forth in Section 4.03 will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(c)            Compliance with Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(d)            No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the date hereof.

(e)            Closing Certificate. The Company shall have delivered to Purchaser a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.01(a), Section 7.01(c) and Section 7.01(d).

Section 7.02      Conditions to Obligations of the Sellers, FGH and the Company. The obligations of the Sellers, FGH and the Company to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by the Sellers, FGH and the Company to the extent permitted by applicable Law:

(a)            Accuracy of Representations of Purchaser. (i) The representations and warranties of Purchaser set forth in Article V (other than the Purchaser Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Purchaser Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Purchaser Material Adverse Effect, and (ii) the Purchaser Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)            Compliance with Covenants. Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)            No Purchaser Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect since the date hereof.

(d)            Closing Certificate. Purchaser shall have delivered to the Company a certificate, signed by an executive officer of Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c)

(e)            Available Cash. The amount of Available Cash shall be equal to or greater than $400,000,000.

Section 7.03      Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a)            Receipt of HSR Approval. The HSR Approval shall have been obtained.

(b)            No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the transactions contemplated hereby (including the Share Sale) or by the Ancillary Agreements, and there shall not be any pending legal proceeding by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(c)            Purchaser Shareholder Approval. The approval of the Purchaser Shareholder Proposals (the “Purchaser Shareholder Approval”) shall have been duly obtained in accordance with the Laws of the Cayman Islands, the Organizational Documents of Purchaser and the rules and regulations of NYSE.

(d)            Listing. The Purchaser Ordinary Shares to be issued pursuant to the Transactions and the Subscription Agreements shall have been conditionally approved for listing on the NYSE, subject to official notice of the issuance thereof and any requirement to have a sufficient number of round lot holders of the Purchaser Ordinary Shares.

(e)            Net Tangible Assets. Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

Article VIII

TERMINATION

Section 8.01      Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of Purchaser and the Shareholders’ Representative.

Section 8.02      Termination by Purchaser or the Shareholders’ Representative. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either Purchaser or the Shareholders’ Representative if any permanent injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions (including the Share Sale) shall have become final and non-appealable.

Section 8.03      Termination by the Shareholders’ Representative. The Shareholders’ Representative may terminate this Agreement at any time prior to the Closing by written notice to Purchaser:

(a)            upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Purchaser shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of fulfillment, and such violation or breach has neither been waived by the Shareholders’ Representative nor (if capable of being cured) cured by Purchaser within thirty (30) days of Purchaser’s receipt of written notice of such violation or breach from the Shareholders’ Representative; provided, however, that the right to terminate this Agreement under this Section 8.03(a) shall not be available to the Shareholders’ Representative if the Company, the Sellers or the Shareholders’ Representative is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(b)            if (i) the Closing shall not have occurred by February 26, 2022 (the “Termination Date”), provided, that the Termination Date may be extended to a later date by mutual written consent of Purchaser and the Shareholders’ Representative, in which case such later date shall be deemed the Termination Date for purposes of this Agreement; and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of the Company, the Sellers or the Shareholders’ Representative to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 8.04      Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing by written notice to the Shareholders’ Representative:

(a)            upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, FGH, the Sellers or the Shareholders’ Representative set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of the Company, the Sellers or the Shareholders’ Representative shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 7.01(a), Section 7.01(b) or Section 7.01(c) incapable of fulfillment, and such violation or breach has neither been waived by Purchaser nor (if capable of being cured) cured by the Company, FGH, the Sellers or the Shareholders’ Representative within 30 days of the Shareholders’ Representative’s receipt of written notice of such violation or breach from Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.04(a) shall not be available to Purchaser if Purchaser is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(b)            if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 8.05      Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, all further obligations of the Parties under this Agreement (other than those contained in Section 6.11, this Section 8.05, Article X and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to any other Party; provided that nothing herein shall relieve any Party from liability for such Party’s willful breach of this Agreement or for fraud under applicable Law.

Article IX

TAX MATTERS

Section 9.01      Cooperation. After the Closing Date, Purchaser and the Sellers shall provide each other with reasonable cooperation in connection with the preparation and filing of Tax Returns of the Target Companies, any other Tax Returns or Tax filings contemplated by this Agreement and any Tax audit, contest, claim or other proceeding in respect of any Tax Returns or Taxes of the Target Companies in each case with respect to Pre-Closing Tax Periods, and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Target Companies for all periods that end prior to or on, or that include, the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

Section 9.02      Straddle Period Allocation. For purposes of the Agreement, in the case of a Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be (a) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (b) in the case of all other Taxes, determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), partnership, or other pass-through entity in which any Target Company holds a beneficial interest shall be deemed to terminate at such time), as if the taxable period of that entity ended as of the close of business on the Closing Date); provided that exemptions, allowances or deductions that are calculated on an annual (or monthly) basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis.

Section 9.03      Pass-Through Tax Returns. Any Pass-Through Tax Returns of the Relevant Target Companies that Purchaser prepares and files, or causes to be prepared and filed, for any Pre-Closing Tax Period that are to be filed after the Closing Date (the “Purchaser Prepared Returns”) shall be prepared in a manner consistent with the Relevant Target Company’s past practices (to the extent supportable at a “more likely than not” or higher level of comfort), except as otherwise required by applicable Law. Each Purchaser Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Highlander for review no later than thirty (30) days prior to the due date for filing such Purchaser Prepared Return (taking into account applicable extensions). Purchaser shall consider in good faith all reasonable comments timely received from Highlander in writing no later than fifteen (15) days prior to the due date for filing any such Purchaser Prepared Return (taking into account applicable extensions). Notwithstanding the foregoing, each Purchaser Prepared Return for the Company for any Straddle Period for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of end of business on the Closing Date), except as otherwise required by applicable law. Purchaser shall prepare, or cause to be prepared, all other Tax Returns of the Target Companies that are filed after the Closing Date for which are not Purchaser Prepared Returns.

Section 9.04      Post-Closing Matters. After the Closing, unless otherwise required by applicable Law or in connection with the resolution of any Tax Proceeding described in Section 9.04, without the prior written consent of Highlander (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not: (A) file (other than in accordance with Section 9.03 above), amend, re-file or otherwise modify any Pass-Through Tax Return of any Relevant Target Company for any Pre-Closing Tax Period, (B) enter into an agreement to extend the statute of limitations with respect to any Pass-Through Tax Return of any Relevant Target Company for any Pre-Closing Tax Period, (C) make any Income Tax election with respect to any Relevant Target Company that that has retroactive effect to a Pre-Closing Tax Period, or (D) initiate discussion, voluntary disclosure or examination with any taxing authority regarding Pass-Through Tax Returns of any Relevant Target Company for any Pre-Closing Tax Period, in each case, to the extent any such action would reasonably be expected to materially and disproportionally affect Highlander with respect to a Pre-Closing Tax Period.

Section 9.05      Certain Tax Contests. Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of written notice of any Tax audit, examination, or other proceeding by any Governmental Authority (each, a “Tax Proceeding”) relating to any Pass-Through Tax Returns of a Relevant Target Company for any Pre-Closing Tax Period. Such notification shall specify in reasonable detail the subject matter of such Tax Proceeding (to the extent known) and shall include a copy of the relevant portion of any correspondence received from the taxing authority. The Purchaser shall have the right to control, at the cost and expense of the Purchaser, any such Tax Proceeding; provided, however, that (A) Highlander (at Highlander’s sole cost and expense) shall have the right to participate in any such Tax Proceeding and (B) the Purchaser shall use its commercially reasonable efforts to keep Highlander reasonably informed with respect to such Tax Proceeding, in each case, to the extent such Tax Proceeding would reasonably be expected to materially and disproportionally affect Highlander . Notwithstanding anything else to the contrary, with respect to any such Tax Proceeding, (i) no election under Treasury Regulations Section 301.9100-22 or Section 6221(b) shall be made, and (ii) a valid “push out” election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and applicable state or local income Tax law) shall be made to the extent such election is available for any Pre-Closing Tax Period (or portion thereof).

Section 9.06      Tax Sharing Agreements. All Tax allocation, indemnification, sharing, gross-up, or similar Contracts or arrangements with respect to or involving a Target Company, on the one hand, and Sellers and their Affiliates (other than the Target Companies), on the other hand, shall be terminated as of the Closing Date, thereby extinguishing any obligations or liabilities of the Target Companies thereunder.

Section 9.07      Purchase Price Allocation. Within seventy-five (75) days of the determination of the Final Consideration pursuant to Section 2.05, Purchaser shall provide Highlander with a statement that allocates (the “Purchase Price Allocation”) Highlander’s Pro Rata Share of the Final Consideration (any other amounts required to be taken into account for U.S. federal income tax purposes) among the appropriate assets of the Company consistent with Treasury Regulation Sections 1.751-1 and 1.755-1 (the “Allocation Principles”). The Parties agree to treat any prepaid subscription (or similar) revenues as an unrealized receivable within the meaning of Code Section 751(c). Purchaser shall permit Highlander to review and comment on the Purchase Price Allocation. Unless Highlander notifies Purchaser in writing within thirty (30) days after the receipt of the draft Purchase Price Allocation that Highlander considers the amount allocated to not be in accordance with the Allocation Principles, Highlander shall be deemed to have agreed to the Purchase Price Allocation as prepared by Purchaser. Highlander and Purchaser shall attempt to resolve any timely raised objections raised by Highlander within thirty (30) days of Highlander’s receipt of such Purchase Price Allocation from Purchaser. If the Parties do not agree on an alternative allocation in the ten (10) days following the date Purchaser received Highlander’s written objection notice, then Highlander and Purchaser shall submit the dispute with respect to the Purchase Price Allocation on the next Business Day to the Reviewing Accountant whose review shall be limited to whether a disputed item has been prepared in accordance with the Allocation Laws and shall be final and binding on all Parties with any fees, costs and expenses incurred in connection with the independent accountant to be shared equally by the Purchaser and Highlander. In the event that any adjustment is required to be made to the Purchase Price Allocation as a result of any adjustment to the Final Consideration, Purchaser shall prepare and deliver a revised Purchase Price Allocation to Highlander (and Highlander may review and provide comments with respect to such revised Purchase Price Allocation in the same manner as the initial Purchase Price Allocation was prepared). The Parties shall prepare and file all Tax Returns in a manner consistent with the Purchase Price Allocation and shall not take any position on any Tax Return or in the course of any Tax audit, review, litigation, or other proceeding inconsistent with the Purchase Price Allocation, unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law) or a revised Purchase Price Allocation.

Section 9.08      Tax Treatment. The Parties acknowledge and agree that the Transactions are intended to be treated for U.S. federal (and applicable state and local) income Tax purposes as: (x) subject to Purchaser Share Redemption, in the case of IWM, a fully taxable sale of the shares of FGH to Purchaser under Section 1001 of the Code and (y) in the case of Highlander, a fully taxable sale of partnership interests of the Company to Purchaser (or a fully taxable sale of partnership interests of the Company to a Subsidiary of the Purchaser in accordance with Section 10.07) under Section 741 of the Code, which gives rise to an adjustment to Purchaser’s (or a Subsidiary of Purchaser) tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code. The Parties shall prepare and file all Tax Returns in a manner consistent with such intended tax treatment and shall not take any position on any Tax Return or in the course of any Tax audit, review, litigation, or other proceeding inconsistent with such intended tax treatment, unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law).

Section 9.09      Elections. Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to make an election under Section 338(g) of the Code (or any similar provision under state, local or non-U.S. law) with respect to any of the Target Companies, as applicable.

Article X

GENERAL PROVISIONS

Section 10.01      Shareholders’ Representative.

(a)            Each of the Sellers hereby appoints the Shareholders’ Representative as its representative in respect of all matters arising under this Agreement or the Transactions, and the Shareholders’ Representative is and shall be authorized by each Seller to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Seller or the Shareholders’ Representative, including to enforce any rights granted to any Seller hereunder, in each case as the Shareholders’ Representative believes is necessary or appropriate under this Agreement and the Ancillary Agreements, for and on behalf of the Sellers. The Sellers shall be bound by all such actions taken by the Shareholders’ Representative and no Seller shall be permitted to take any such actions. The Shareholders’ Representative shall not be liable to the Sellers for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Shareholders’ Representative of the Shareholders’ Representative’s duties or the exercise by the Shareholders’ Representative of the Shareholders’ Representative’s rights and remedies under this Agreement or any Transaction Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Shareholders’ Representative. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, the Shareholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Ancillary Agreements, and to consent to any waiver or amendment hereof or thereof on behalf of all Sellers and their respective successors, unless such waiver or amendment will be disproportionately adverse to a Seller relative to another Seller, in which case any such waiver or amendment shall require the consent of such Seller; provided that, the Shareholders’ Representative shall not have the authority to consent to any waiver or amendment on behalf of Highlander with respect to Section 7.02(e). Purchaser shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Shareholders’ Representative relating to this Agreement or any Ancillary Agreement.

(b)            The Sellers will indemnify and hold harmless the Shareholders’ Representative from and against any and all costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, damages, taxes or liabilities (“Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and the Ancillary Agreements, in each case as such Loss is suffered or incurred; provided that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Sellers the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. The Shareholders’ Representative shall be entitled to reimbursement by the Sellers on a pro rata basis for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Shareholders’ Representative in such capacity. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Sellers acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

Section 10.02      Survival. Other than Section 4.03, which shall survive for six (6) months from the Closing, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.02 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to fraud or willful breach.

Section 10.03      Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 10.04      Pre-Closing Arbitration.

(a)            Any Proceeding or Action that is commenced prior to the Closing and is based upon, arises out of, is in connection with or relates to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (“Pre-Closing Disputes ”),including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations based on, arising out of, in connection with or relating to this Agreement, shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules ”), except as modified herein, and such arbitration shall be administered by the AAA. The Parties agree, pursuant to Rule R-1(b) of the AAA Rules, that the Expedited Procedures shall apply irrespective of the amount in dispute. The place of arbitration shall be New York, New York.

(b)            There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by AAA shall be a retired U.S. judge or a practicing U.S. attorney with no less than fifteen years of experience with corporate and limited partnership matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c)            The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets, including but not limited to the courts of Hong Kong and the Cayman Islands. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. All disputes, controversies, differences, or claims arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be resolved in a confidential manner.

(d)            The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e)            The arbitrator shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Parties expressly agree that discovery, in the event the arbitrator permits discovery and notwithstanding the Rules, in connection with any arbitration shall be limited to the following: (i) depositions shall be limited to three (3) depositions per side, each of which shall be limited to seven (7) hours of testimony taken by each side; (ii) written discovery shall be limited to one set of Requests for Production per Party, limited to no more than fifteen (15) requests, including subparts; (iii) no interrogatories, requests for admission, or other written discovery shall be permitted; and (iv) the Parties shall disclose documents that they will present in support of their case.  Notwithstanding the foregoing, the Arbitrators may grant, upon good cause shown, either Party’s request for discovery in addition to or limiting that for which this paragraph expressly provides.

(f)            For the avoidance of doubt, a request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such Party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 10.04.

Section 10.05      Post-Closing Consent to Jurisdiction, Waiver of Jury Trial.

(a)            Any Proceeding or Action that is commenced following the Closing, and is based upon, arises out of, in connection with or relates to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (a “Post-Closing Dispute ”) must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Post-Closing Dispute, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Post-Closing Dispute shall be heard and determined only in any such court, and (iv) agrees not to bring any Post-Closing Dispute based upon, arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any many permitted by Law or to commence Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or Proceeding brought pursuant to this Section 10.05.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY POST-CLOSING DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY POST-CLOSING DISPUTE.

Section 10.06      Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one (1) Business Day after deposit with a nationally recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five (5) Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Purchaser, to:

Magnum Opus Acquisition Limited

Unit 1009, ICBC Tower

Three Garden Road, Central, Hong Kong

Attention: Ka Man Kevin Lee

Email: kevin.lee@opusacquisition.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li, Jesse Sheley and Joseph Casey
Email: gary.li@kirkland.com; jesse.sheley@kirkland.com; joseph.casey@kirkland.com

If to the Company:

Forbes Global Media Holdings, Inc.

499 Washington Blvd

Jersey City, NJ 07310
Attention: MariaRosa Cartolano; General Counsel

Email: MCartolano@forbes.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: William Mills and Joshua Apfelroth
Email: william.mills@cwt.com

  joshua.apfrelroth@cwt.com

If to IWM:

Integrated Whale Media Investment Inc.
21/F, 88 Cloucester Road
Wanchai, Hong Kong
Attention: Jeffrey Yam
Email: jyam@inasset.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: William Mills and Joshua Apfelroth
Email: william.mills@cwt.com

  joshua.apfrelroth@cwt.com

If to Highlander:

Highlander Management LLC

101 Avenue of the Americas, Suite 842

New York, NY 10013

Attention: Sean P. Hegarty

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Robert Whalen, Jr. and Eric Carlson

Email: RWhalen@goodwinlaw.com

  ECarlson@goodwinlaw.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 10.06.

Section 10.07      Successors and Assigns; Benefit.

(a)            The rights of any Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties, except that Purchaser may assign its rights to acquire the Highlander Shares to a direct or indirect wholly-owned Subsidiary of Purchaser. No assignment shall relieve the assigning Party of any of its obligations hereunder.

(b)            This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties, any legal or equitable rights hereunder, except that the D&O Indemnified Parties Indemnitees shall be third-party beneficiaries and entitled to enforce Section 6.16, the Released Parties shall be third-party beneficiaries and entitled to enforce Section 10.14, Cadwalader shall be a third-party beneficiary and entitled to enforce Section 10.15(a) and K&E shall be a third-party beneficiary and entitled to enforce Section 10.15(b).

Section 10.08      Entire Agreement; Amendments; Waiver.

(a)            This Agreement and the Exhibits and Disclosure Letters referred to herein, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents, whether express or implied, between or among any of the Parties with respect to such subject matter.

(b)            No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the Parties. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 10.09      Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letters and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The references herein to Sections, Articles, Exhibits and Disclosure Letters, unless otherwise indicated, are references to Sections and Articles of and Exhibits and Disclosure Letters to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any Contract or Permit is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) “$” or “US$” means United States Dollars; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) references to a Person are also to its permitted successors and assigns; (g) all references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated and all payments hereunder shall be in US$; and (h) each accounting term used but not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

Section 10.10      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.11      Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12      Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, documentary, excise, and similar Taxes, if any, that are imposed on the Transactions (collectively, “Transfer Taxes”), shall be borne by Purchaser. The Person responsible under Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the Sellers or Purchaser, as applicable. The parties shall reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to any Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. If Purchaser is not responsible for filing such Tax Return, Purchaser shall pay to the Person responsible for filing such Tax Return all Transfer Taxes that it owes pursuant to this Section 10.12 within five (5) Business Days of written demand from the Person responsible for filing such Tax Return, provided that no payment shall be required more than three (3) days before the Transfer Tax is required to be paid.

Section 10.13      Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach and to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 10.14      No Recourse. All Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 10.07), Persons that are expressly identified as parties to this Agreement and not against any Released Party. No other Person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

Section 10.15      Conflicts and Privilege.

(a)            The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the FGH or the Company and any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Forbes Group”), on the one hand, and (y) Purchaser, the Sponsor, the shareholders or holders of other equity interests of Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Purchaser Group”), on the other hand, any legal counsel, including Cadwalader, Wickersham & Taft LLP (“Cadwalader”), that represented the Company prior to the Closing may represent any member of the Forbes Group in such dispute even though the interests of such Persons may be directly adverse to Purchaser, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Forbes Group, on the one hand, and Cadwalader, on the other hand (the “Cadwalader Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Forbes Group after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Purchaser under a common interest agreement shall remain the privileged communications or information of the Company. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Cadwalader Privileged Communications, whether located in the records or email server of the Purchaser, the Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Cadwalader Privileged Communications, by virtue of the Transactions.

(b)            The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) any member of the Forbes Group, on the one hand, and (y) any member of the Purchaser Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented Purchaser and the Sponsor prior to the Closing may represent any member of the Purchaser Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Purchaser and/or any member of the Purchaser Group, on the one hand, and K&E, on the other hand (the “K&E Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Purchaser Group after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Purchaser. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the K&E Privileged Communications, whether located in the records or email server of the Purchaser, the Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the K&E Privileged Communications, by virtue of the Transactions.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Business Combination Agreement as of the date first above written.

PURCHASER:

Magnum Opus Acquisition Limited

By:	/s/ Hou Pu Jonathan Lin
Name: Hou Pu Jonathan Lin
Title: Chief Executive Officer

THE COMPANY:

Forbes Global Media Holdings, Inc.

By:	/s/ Michael Federle
Name: Michael Federle
Title: Chief Executive Officer

IWM:

Integrated Whale Media Investment, Inc.

By:	/s/ Yam Tak Cheung
Name: Yam Tak Cheung
Title: Director

HIGHLANDER:

Highlander Management LLC

By:	/s/ Sean P Hegarty
Name: Sean P Hegarty
Title: Chief Financial Officer

THE SHAREHOLDERS’ REPRESENTATIVE:

Integrated Whale Media Investment, Inc.

By:	/s/ Yam Tak Cheung
Name: Yam Tak Cheung
Title: Director

FGH:

Forbes Global Holdings Inc.

By:	/s/ Yam Tak Cheung
Name: Yam Tak Cheung
Title: Director

Exhibit A

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FORBES GLOBAL MEDIA HOLDINGS, INC.

(Adopted by special resolution passed on [  ] 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

FORBES GLOBAL MEDIA HOLDINGS, INC.

(Adopted by special resolution passed on [  ] 2021)

1	The name of the Company is Forbes Global Media Holdings, Inc..

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

FORBES GLOBAL MEDIA HOLDINGS, INC.

(Adopted by special resolution passed on [  ] 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Articles"	means these articles of association of the Company.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"Company"	means the above named company.

"Designated Stock Exchange"	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

"Directors"	means the directors for the time being of the Company.

"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

"Electronic Record"	has the same meaning as in the Electronic Transactions Act.

"Electronic Transactions Act"	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

"Equity Securities"	means, with respect to any Person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock or restricted share awards, restricted stock or restricted share units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

"Highlander"	means Highlander Management LLC, a limied liability company incorporated in the State of Delaware.

"Independent Directors"	means an individual who qualifies as “independent” as such term is used in the New York Stock Exchange rules.

"Investor Rights Agreement"	means the investor rights agreements dated [ ] 2021 and made between, inter alia, the Company, the Sponsor, IWM, Highlander and the individuals listed as Other Holders therein.

"IWM"	means Integrated Whale Media Investment Inc., a BVI business company incorporated under the laws of the British Virgin Islands.

"Member"	has the same meaning as in the Statute.

"Memorandum"	means the memorandum of association of the Company.

"Minimum Member'	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

"Nominating and Corporate Governance Committee"	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

2

"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Share"	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

"Person"	means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a governmental entity.

"Preference Share"	means a preference share of a par value of US$0.0001 in the share capital of the Company.

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

"Registered Office"	means the registered office for the time being of the Company.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"Share"	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.

"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.

"Sponsor"	means Magnum Opus Holdings LLC, a Cayman Islands limited liability company, and its successors or assigns.

"Statute"	means the Companies Act (As Revised) of the Cayman Islands.

"Subscriber"	means the subscriber to the Memorandum.

"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

3

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

4

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

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8.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

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11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

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15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

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16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

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(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than twenty-five (25) per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

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19.5	The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Advance Notice for Business

21.1	At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

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21.2	To be properly brought before an annual general meeting, business must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

21.3	For any such business to be properly brought before any annual general meeting pursuant to Article 21.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein.

21.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)	a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

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(ii)	the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 21.4(b)(iii), a "Covered Arrangement"); and

(iv)	a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)	a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a corporate group or other group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Shares required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)	notify the Company in writing of the information set forth in Articles 21.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

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(ii)	update such information thereafter within two business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)	any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

21.5	Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 21.4; provided, further, that the information required by Article 21.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

21.6	Notwithstanding anything in the Articles to the contrary:

(a)	no other business brought by a Member shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)	unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 21.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

21.7	Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member's proposal in compliance with such Member's representation as required by Article 21.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, "public announcement" shall mean disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the Securities and Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.

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21.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company's proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

21.9	Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

22	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

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22.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

22.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

22.11	The demand for a poll may be withdrawn.

22.12	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

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23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

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24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) to be appointed in accordance with Article 29, provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

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28	Powers of Directors

28.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1	Subject to Articles 29.2, 29.3, 29.4 and 29.5, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.2	The Board shall comprise nine (9) Directors with the composition as follows: (i) one (1) individual nominated by Sponsor (together with any individual designated pursuant to Section 2.1(b) of the Investor Rights Agreement, the "Sponsor Director"), (ii) two (2) individuals nominated by IWM (together with any individuals designated pursuant to Section 2.1(c) of the Investor Rights Agreement (each, an "IWM Director"), (iii) the chief executive officer of the Company (together with any individuals designated pursuant to Section 2.1(d) of the Investor Rights Agreement, the "CEO Director"), and (iv) five (5) individuals jointly nominated by the mutual agreement of Sponsor and IWM (the "Joint Directors"). The Directors shall be divided into three classes of directors (Class I, Class II and Class III). The number of Directors in each class shall be as nearly equal as possible. The initial Directors shall by resolution classify themselves as Class I, Class II or Class III Directors provided that the number of Directors in each class shall be as nearly equal as possible. The initial term of the Class I Directors shall expire immediately following the Company’s first annual general meeting of the Company at which Directors are appointed. The initial term of the Class II Directors shall expire immediately following the Company’s second annual general meeting of the Company at which Directors are appointed. The initial term of the Class III Directors shall expire immediately following the Company’s third annual meeting at which Directors are appointed. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

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29.3	From and after the initial Board is constituted pursuant to Article 29.2, the Company shall take all necessary action to ensure that the Board consists of such number of Independent Directors so as to meet the independence requirements of the Designated Stock Exchange or any other securities exchange on which the Equity Securities of the Company are then listed.

29.4	The Sponsor or IWM, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and the Company shall take all necessary action to cause the removal of any such nominee at the request of the applicable party and (ii) designate Directors for appointment to the Board to fill vacancies created by reason of death, removal, resignation or otherwise of its nominees to the Board, and the Company shall take all necessary action to nominate or cause the Board to appoint, as applicable, replacement Directors designated by the applicable party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

29.5	Upon any decrease in the number of Directors that the Sponsor or IWM, as applicable, shall be entitled to designate for nomination to the Board in accordance with Article 29.2 above, the Sponsor or IWM, as applicable, shall take all necessary action to cause the appropriate number of Sponsor Director or IWM Directors, as applicable, to offer to tender their resignation at least 60 days prior to the expected date of the Company’s next annual meeting of shareholders; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such Director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination the Director that has tendered his or her resignation pursuant to this Article 29.5.

29.6	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

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(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

31.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

31.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

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31.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

33	Directors' Interests

33.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

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33.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

33.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

35	Delegation of Directors' Powers

35.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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35.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	Alternate Directors

36.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

36.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

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36.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

36.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

36.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

37	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

38	Remuneration of Directors

38.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

38.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

39	Seal

39.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

39.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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40	Dividends, Distributions and Reserve

40.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

40.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

40.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

40.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

40.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

40.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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40.8	No Dividend or other distribution shall bear interest against the Company.

40.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

42	Books of Account

42.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

42.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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42.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43	Audit

43.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

43.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44	Notices

44.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

44.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

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44.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45	Winding Up

45.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

45.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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46	Indemnity and Insurance

46.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

48	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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49	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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Exhibit B

EXECUTION VERSION
Confidential

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Investor Rights Agreement”), dated as of August 26, 2021 (the “Effective Date”), is made by and among (i) Magnum Opus Acquisition Limited, an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”); (ii) Magnum Opus Holdings LLC, a Cayman Islands limited liability company (“Sponsor”); (iii) Integrated Whale Media Investment Inc., a BVI business company incorporated under the laws of the British Virgin Islands (“IWM”); (iv) Highlander Management LLC, a limited liability company organized in the State of Delaware (“Highlander”); and (v) the individuals listed as Other Holders on the signature pages hereto and each other Person who executes a joinder as an “Other Holder” (collectively, the “Other Holders”). Each of PubCo, Sponsor, Highlander, IWM and the Other Holders may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), by and among PubCo, Highlander, IWM, Forbes Global Holdings Inc., a BVI business company incorporated in the British Virgin Islands (“FGH”), and Forbes Global Media Holdings, Inc., a BVI business company incorporated in the British Virgin Islands (“FGMH”) in connection with the business combination (the “Business Combination”) set forth in the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, Highlander and IWM will sell to PubCo, and PubCo will purchase from Highlander and IWM, the Highlander Shares and the IWM Shares, respectively;

WHEREAS, PubCo, Sponsor and the Other Holders entered into that certain Registration and Shareholder Rights Agreement, dated as of March 23, 2021 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, Sponsor and the Other Holders desire to terminate (a) the Original RRA and replace it with this Investor Rights Agreement, and (b) the lock-up provisions in Sections 7(a), 7(b) and 7(c) of the Letter Agreement, dated March 23, 2021 (the “Letter Agreement”), among Sponsor, PubCo and the other parties thereto identified therein, and entering into this Investor Rights Agreement, as “Insiders”, and replace it with the lock-up provisions in Article IV of this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 5.7(b).

“Action” has the meaning set forth in Section 5.13(a).

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) would reasonably be expected to have a material adverse effect on any proposal or plan by PubCo or any of its subsidiaries to engage in any material acquisition of assets or shares (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving PubCo and either (x) PubCo has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on PubCo or PubCo’s ability to consummate such transaction, or (z) such transaction renders PubCo unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable.

“Affiliate” of any particular Person means any other Person that directly, or indirectly through one or more of its intermediaries, controls, is controlled by or under common control with such particular Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided, that no Party or affiliate thereof shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Investor Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in the State of New York, Hong Kong, the Cayman Islands or the British Virgin Islands.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Company Shares” means shares of FGMH with a par value of $1.00 per share.

“Confidential Information” has the meaning set forth in Section 2.7.

“Demand Delay” has the meaning set forth in Section 3.2(a)(i).

“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).

“Demand Period” has the meaning set forth in Section 3.2(c).

“Demand Registration” has the meaning set forth in Section 3.2(a).

“Demand Registration Notice” has the meaning set forth in Section 3.2(a).

“Distribution” means a distribution, however structured (including through dissolution), by any Holder of Equity Securities of PubCo to such Holder’s limited partners, members or equityholders (as applicable).

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means a Person that is not a natural Person.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock or restricted share awards, restricted stock or restricted share units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“FGH” has the meaning set forth in the Recitals.

“FGMH” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Highlander” has the meaning set forth in the Preamble.

“Highlander Shares” means all of the Company Shares held by Highlander.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided, that a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

“Holder Indemnitees” has the meaning set forth in Section 5.13(a).

“Indemnification Sources” has the meaning set forth in Section 5.13(c).

“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).

“Indemnified Party” has the meaning set forth in Section 3.6(c).

“Indemnitee-Related Entities” has the meaning set forth in Section 5.13(c).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“IWM” has the meaning set forth in the Preamble.

“IWM Shares” means all of the shares of no par value in the capital of FGH held by IWM.

“Independent Director” means an individual who qualifies as “independent” as such term is used in the New York Stock Exchange rules.

“Laws” means any laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, directive, executive order, injunction, judgment, decree, ordinances, codes, rules, regulations or rulings of a Governmental Entity. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Letter Agreement” has the meaning set forth in the Recitals.

“Lock-Up Period” means the period commencing on the Closing Date and ending on the date falling twelve (12) months following the Closing Date.

“Lock-Up Shares” has the meaning set forth in Section 4.1.

“Market Stand-Off Period” has the meaning set forth in Section 3.10.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(iii).

“Maximum Offering Size” has the meaning set forth in Section 3.2(d).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions (a) are not prohibited by applicable Law and within such Party’s control, (b) do not directly conflict with any rights expressly granted to such Party in this Investor Rights Agreement or the Business Combination Agreement and (c) in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including, but not limited to, (i) calling extraordinary general meetings of PubCo, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to Ordinary Shares, (iii) causing the adoption of shareholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual general meeting or extraordinary general meeting of PubCo.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Non-Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(iv)(A).

“Ordinary Shares” means class A ordinary shares of a par value $0.0001 per share, of PubCo, including (i) any class A ordinary shares issuable upon the exercise of any warrant or other right to acquire class A ordinary shares and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such class A ordinary shares by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Original RRA” has the meaning set forth in the Recitals.

“Other Holders” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person (or to a trust, the beneficiary of which is a Family Member of such Person), (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of PubCo and its subsidiaries), (iv) a charitable organization or (v) any direct or indirect limited partners, members or equity holders of such Person (including via distribution or dissolution).

“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity.

“Piggyback Registration Notice” has the meaning set forth in Section 3.3(a)(i).

“Principal Parties” means each of Sponsor and IWM.

“Proceeding” has the meaning set forth in Section 5.7(b).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means (a) any Ordinary Shares, (b) any Warrants or any Ordinary Shares issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held directly or indirectly by Sponsor, Highlander, IWM or the Other Holders, or in each case, any of their respective Permitted Transferees; provided,that, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision)), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer and (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Restricted Shelf Take-Down” means a Non-Marketed Underwritten Shelf Take-Down or a Non-Underwritten Shelf Take-Down.

“Restricted Take-Down Selling Holders” has the meaning set forth in Section 3.1(d)(iv)(B).

“Rules” has the meaning set forth in Section 5.7(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Shared Representative” has the meaning set forth in Section 2.7.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 3.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” means the Holders holding at least ten percent (10%) of the Registrable Securities, and solely with respect to Non-Underwritten Shelf Take-Downs, the other Shelf Holders.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1.

“Subscription Agreements” has the meaning given to such term in the Business Combination Agreement.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the appointment or election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, assignment, sale, pledge, encumberance, mortgage, or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, assigns, sells, offers to sell, pledges, encumbers, mortgages or hypothecates, grants any options to purchase or otherwise dispose of, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).

“Warrants” means (a) warrants to purchase 6,000,000 Ordinary Shares issued to Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 23, 2021, by and between Sponsor and PubCo, and (b) warrants to purchase up to 2,000,000 Ordinary Shares issuable to Sponsor upon the conversion of working capital loans, in each case, for a purchase price of $1.00 per warrant.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2         Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a)      the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b)      the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement;

(c)       references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d)      whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation;”

(e)       the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement; and

(f)        pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Article II
GOVERNANCE

Section 2.1     Board of Directors.

(a)       Board Structure; Initial Composition. Each of the Parties hereto, severally and not jointly, agrees to take all Necessary Action to cause the Board to be comprised of nine (9) directors at and immediately following the Closing. The Parties hereto, severally and not jointly, agree to take all Necessary Action to cause the Board as of the Closing to be comprised of (i) one (1) individual nominated by Sponsor (together with any individual designated pursuant to Section 2.1(a) of this Investor Rights Agreement, the “Sponsor Director”), (ii) two (2) individuals nominated by IWM (together with any individuals designated pursuant to Section 2.1(c) of this Investor Rights Agreement (each, an “IWM Director”), (iii) the chief executive officer of PubCo (together with any individuals designated pursuant to Section 2.1(d) of this Investor Rights Agreement, the “CEO Director”), and (iv) five (5) individuals jointly nominated by the mutual agreement of Sponsor and IWM (the “Joint Directors”). At and following the Closing, each of the Parties, severally and not jointly, agrees to take all Necessary Action to cause the foregoing directors to be divided into three classes of directors (Class I, Class II and Class III), with each class serving for staggered three-year terms. The Principal Parties shall mutually agree on which directors shall serve in each class as of the Closing. The initial term of the Class I directors shall expire immediately following PubCo’s 2022 annual general meeting of PubCo at which directors are appointed. The initial term of the Class II directors shall expire immediately following PubCo’s 2023 annual general meeting of PubCo at which directors are appointed. The initial term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting at which directors are appointed.

(b)            Sponsor Representation. Following the Closing, for so long as Sponsor and the Other Holders Beneficially Own Ordinary Shares in PubCo representing at least the percentage, shown below, of the Ordinary Shares held by Sponsor and the Other Holders immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for appointment as directors at each applicable annual general meeting or extraordinary general meeting of PubCo at which directors are to be appointed including, for the avoidance of doubt, the Purchaser Special Meeting, as such term is defined in the Business Combination Agreement, a number of individuals designated by Sponsor that, if appointed, will result in Sponsor having a number of directors serving on the Board as shown below:

Ordinary Shares Beneficially Owned by Sponsor and the Other Holders (and their Permitted Transferees) as a Percentage of the Ordinary Shares Beneficially Owned by Sponsor and the Other Holders on the Closing Date	Number of Sponsor Directors
50% or greater	1

(c)            IWM Representation. Following the Closing, for so long as IWM Beneficially Owns Ordinary Shares in PubCo representing at least the percentage, shown below, of the Ordinary Shares held by IWM immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for appointment as directors at each applicable annual general meeting or extraordinary general meeting of PubCo at which directors are to be appointed including, for the avoidance of doubt, the Purchaser Special Meeting, a number of individuals designated by IWM that, if appointed, will result in IWM having a number of directors serving on the Board as shown below:

Ordinary Shares Beneficially Owned by IWM (and its Permitted Transferees) as a Percentage of the Ordinary Shares Beneficially Owned by IWM on the Closing Date	Number of IWM Directors
40% or greater	2
12.5% or greater, but less than 40%	1

(d)            Company Representation. Following the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for appointment as directors at each applicable annual general meeting or extraordinary general meeting of PubCo at which directors are to be appointed including, for the avoidance of doubt, the Purchaser Special Meeting, the then current chief executive officer of PubCo as the CEO Director.

(e)            Independent Directors. From and after the initial slate of the Board is constituted pursuant to Section 2.1(a), PubCo shall take all Necessary Action to ensure that the Board consists of such number of Independent Directors so as to meet the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed.

(f)            Removal; Vacancies. Sponsor or IWM, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for appointment to the Board to fill vacancies created by reason of death, removal, resignation or otherwise of its nominees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

(g)            Decrease in Directors. Upon any decrease in the number of directors that Sponsor or IWM, as applicable, is entitled to designate for nomination to the Board pursuant to Section 2.1(b) and Section 2.1(c), the Principal Parties, as applicable, shall take all Necessary Action to cause the appropriate number of Sponsor Director or IWM Directors, as applicable, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of shareholders; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination the director that has tendered his or her resignation pursuant to this Section 2.1(g).

Section 2.2      Committees. In accordance with PubCo’s Organizational Documents, as of the Closing, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board, in accordance with applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee.

Section 2.3      Compensation, Reimbursement of Expenses. Each Sponsor Director and IWM Director appointed or duly elected to the Board shall be entitled to compensation consistent with the compensation received by other directors, including any fees and equity awards. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 2.4      Indemnification. PubCo shall provide the Sponsor Director and the IWM Directors with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Director or IWM Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Organizational Documents of PubCo and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.5      D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Sponsor Director or IWM Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of any such director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such director for a period of not less than six (6) years from any such event in respect of any act or omission of such director occurring at or prior to such event.

Section 2.6      Review of Nominees. Any nominee as a Sponsor Director, IWM Director, CEO Director or Joint Director (or alternate thereof) shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo or IWM may reasonably object to any such nominee within 15 days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such nominated director, the applicable Holder shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s or IWM’s notice to such Holder of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.6.

Section 2.7      Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of Parties agree and acknowledge that the directors designated by Sponsor and IWM may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with Sponsor and IWM, as applicable. Each of Sponsor and IWM recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of Sponsor and IWM covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and direct its Representatives who actually receive Confidential Information not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Closing Date with the SEC or in connection with any routine audit or examination as described below) such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any of Sponsor or IWM from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member or shareholder of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.7 by any such Person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of Sponsor or IWM, unless such Confidential Information is actually provided to such Person. Furthermore, receipt of Confidential Information shall not be imputed to any Affiliate of Sponsor or IWM solely by virtue of the fact that the party serves in a similar capacity for such Affiliate (a “Shared Representative”) and has received Confidential Information unless a Shared Representative (x) conveys, shares or communicates, in any manner, Confidential Information to such Affiliate or (y) participates, directly or indirectly, on behalf of such Affiliate in activities prohibited by this Investor Rights Agreement.

Article III
REGISTRATION RIGHTS

Section 3.1      Shelf Registration.

(a)            Filing. PubCo shall file, as soon as is reasonably practicable and in any event within sixty (60) days of the Closing Date, a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as practicable after such filing, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies PubCo that it will “review” the Shelf Registration Statement) after the Closing Date. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after PubCo is eligible to use Form S-3. PubCo shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a). As soon as reasonably practicable following the effective date of the Shelf Registration Statement filed pursuant to this Section 3.1(a), PubCo shall notify the Holders of the effectiveness of such Shelf Registration Statement. On its effective date, the Shelf Registration Statement will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)            Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer), (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities and (iii) keep the Holders reasonably informed in respect of the foregoing.

(c)            Suspension of Filing or Registration. If PubCo shall furnish to the Shelf Holders, a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than sixty (60) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than one (1) Shelf Suspension pursuant to this Section 3.1(c) and Demand Delay pursuant to Section 3.2(a). Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

(d)            Shelf Take-Downs.

(i)            Generally. Subject to the terms and provisions of this Article III, following the Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d).

(ii)            Underwritten Shelf Take-Downs.

(A)            A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to PubCo.

(B)            With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 3.1(d)(ii)(A). Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per-security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such underwritten offering.

(iii)            Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Shelf Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).

(iv)            Non-Marketed Underwritten Shelf Take-Downs and Non- Underwritten Shelf Take-Downs.

(A)            Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 3.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Shelf Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (I) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (II) the expected timing and plan of distribution of such Shelf Take-Down. For the avoidance of doubt, a Shelf Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.

(B)            With respect to each Restricted Shelf Take-Down that is initiated prior to the expiration of the Lock-Up Period, the Shelf Take-Down Initiating Holder initiating such Restricted Shelf Take-Down shall provide written notice (a “Restricted Shelf Take-Down Notice”) of such Restricted Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Shelf Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Restricted Shelf Take-Down, which Restricted Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Restricted Shelf Take-Down, (II) the expected timing and plan of distribution of such Restricted Shelf Take-Down, (III) other than in the case of a Distribution (if applicable), an invitation to each Shelf Holder to elect (such Shelf Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Restricted Shelf Take-Down, the “Restricted Take-Down Selling Holders”) to include in the Restricted Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 3.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Restricted Shelf Take-Down with respect to each Shelf Holder that elects to exercise such right (including the delivery of one or more share certificates representing Registrable Securities of such Shelf Holder to be sold in such Restricted Shelf Take-Down).

(C)            Upon delivery of a Restricted Shelf Take-Down Notice, each Shelf Holder may elect to sell Registrable Securities in such Restricted Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Restricted Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Restricted Shelf Take-Down), indicating its, his or her election to sell up to the number of Registrable Securities in the Restricted Shelf Take-Down specified by such Shelf Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 3.1(d)(ii)(B)). Following the time period specified in such Restricted Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Restricted Shelf Take-Down on the terms and conditions set forth in the Restricted Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Restricted Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 3.1(d)(ii)(B). It is understood that in order to be entitled to exercise its, his or her right to sell Registrable Securities in a Restricted Shelf Take-Down pursuant to this Section 3.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Restricted Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).

(D)            Notwithstanding the delivery of any Restricted Shelf Take- Down Notice, all determinations as to whether to complete any Restricted Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Restricted Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Restricted Shelf Take-Down pursuant to Section 3.1(d). Each of the Shelf Holders agrees to reasonably cooperate with each of the other Shelf Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Shelf Holders’ participation in Restricted Shelf Take-Downs pursuant to this Section 3.1(d).

Section 3.2      Demand Registrations.

(a)            Holders’ Demand for Registration. At any time when a Shelf Registration Statement is not effective pursuant to Section 3.1, Holders holding at least ten percent (10%) of the Registrable Securities at any time following the Lock-up Period (the then eligible Holders, the “Demand Initiating Holders”) may request in writing (a “Demand Registration Notice”) that PubCo shall file and effect a Registration Statement in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders. If at any time PubCo shall receive a Demand Registration Notice, PubCo shall:

(i)            within thirty (30) days following the receipt of a Demand Registration Notice (subject to compliance with any applicable covenants in any underwriting agreement for a previous registration), file the appropriate Registration Statement; provided, that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to the Demand Initiating Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than sixty (60) days within which to file such Registration Statement.; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than one (1) Demand Delay pursuant to this Section 3.2(a) and Shelf Suspension pursuant to Section 3.1(c). The Demand Initiating Holders shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to the Demand Initiating Holders’ employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.

(b)            Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2, and PubCo shall include such information in the written notice referred to in Section 3.2(a). In such event, the right of the Holders’ registration pursuant to this Section 3.2 shall be conditioned upon the Demand Initiating Holders’ participation in such Underwritten Offering and the inclusion of the Demand Initiating Holders’ Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by the Demand Initiating Holders and reasonably satisfactory to PubCo. Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise the Demand Initiating Holders, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among the Demand Initiating Holders and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided, that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the Demand Initiating Holders and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

(c)            Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

(d)            Priority of Demand Registration. Notwithstanding any other provision of this Section 3.2, if (i) the Demand Initiating Holders intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering and (ii) the managing underwriters advise PubCo that, in their reasonable view, the number of Registrable Securities proposed to be included in such offering (including Registrable Securities requested by the Holders to be included in such offering and any securities that the PubCo or any other Person proposes to be included that are not Registrable Securities) exceeds the number of Equity Securities that can be sold in such underwritten offering or the number of Equity Securities proposed to be included in such Demand Registration would adversely affect the price per security proposed to be sold in such underwritten offering (in either situation, the “Maximum Offering Size”), then PubCo shall so advise the Demand Initiating Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities requested to be included in such underwritten offering by the Demand Initiating Holders up to the Maximum Offering Size; and (B) second, any securities proposed to be registered by PubCo.

(e)           Demand Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.2 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter or Underwriters (if any) delivered prior to the effective date of the relevant Demand Registration.

Section 3.3            Piggyback Registration.

(a)           If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (i) a registration relating solely to employee benefit plans, (ii) a registration statement on Form S-4 or Form S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (iv) a registration statement relating solely to dividend reinvestment or similar plans, (v) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Ordinary Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Ordinary Shares into which such notes may be converted, (vi) a registration pursuant to Section 3.1 or Section 3.2 hereof or (vii) a registration expressly contemplated by the Subscription Agreements) PubCo shall:

(i)            promptly (but in no event less than ten (10) days before the anticipated filing date of the relevant Registration Statement) give to each Holder written notice of such proposed filing (the “Piggyback Registration Notice”), such Piggyback Registration Notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter(s), if any, in such offering and (B) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of the Piggyback Registration Notice; and

(ii)           include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of a Piggyback Registration Notice by any Holder or Holders except as set forth in Section 3.3(c) below.

(b)           Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down or (iii) following the Lock-Up Period, to any Distribution (if applicable).

(c)           Underwriting. If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i)            If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (C) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

(ii)           If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (D) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No such reduction pursuant to the foregoing paragraphs (i) and (ii) shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(d)           Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

(e)           Priority of Piggyback Registrations. PubCo shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Holders who have submitted a Piggyback Registration Notice in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Registration Notice on the same terms and conditions as any other Equity Securities included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters advise PubCo that the number of Registrable Securities exceeds the Maximum Offering Size, then PubCo shall so advise the Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities proposed to be registered by PubCo up to the Maximum Offering Size; (B) second, on a pro rata basis, the Registrable Securities requested by the Holders to be included in such underwritten offering; and (C) third, the Registrable Securities requested to be included in such underwritten offering by securityholders other than the Holders.

(f)            Piggyback Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.3 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter or Underwriters (if any) delivered prior to the effective date of the relevant Registration Statement.

Section 3.4            Expenses of Registration. All Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this Investor Rights Agreement (including any Distribution), shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.

Section 3.5             Obligations of PubCo. Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Secuirities covered by such Registration Statement have been sold;

(b)           prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c)           permit any Holder that might be deemed to be a controlling person of PubCo to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to PubCo in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d)           furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e)           in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)            notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;

(g)           notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)           notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(i)            use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(j)            make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration, and any attorney, accountant or other agent retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k)           use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action that would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(l)            in the case of an Underwritten Offering, obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;

(m)          in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(n)           use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Ordinary Shares or other Equity Securities of PubCo, as applicable, are then listed;

(o)           provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p)           cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(q)           use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(r)            in the case of an Underwritten Offering that is Marketed, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and

(s)           otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 3.6            Indemnification.

(a)           PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by PubCo of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with any such Registration, qualification, compliance or sale, or (iii) any failure to register or qualify Registrable Securities in any state where PubCo or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 3.5(k)) that PubCo (the undertaking of any Underwriter being attributed to PubCo) will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance PubCo shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.

(b)           Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).

(c)           Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages and provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.

(d)           In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after Underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)           The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.

Section 3.7            Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article III. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.9 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(d)(ii) and Section 3.2(a) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.8            Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.

Section 3.9            Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its reasonable best efforts to:

(a)           make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;

(b)           file with the SEC, in a timely manner, all reports and other documents required of PubCo under the Securities Act and Exchange Act; and

(c)           so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request (i) a written statement by PubCo as to its compliance with the reporting requirements of said Rule 144 (at any time commencing after the Lock-Up Period), the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of PubCo and such other reports and documents so filed by PubCo with the SEC and (iii) such other information, reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.

Section 3.10          “Market Stand Off” Agreement. Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings initiated by a Holder only, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Holders that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not sell, pledge, mortgage, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period. In connection with any Underwritten Offering contemplated by this Section 3.10, PubCo shall use reasonable best efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 3.10; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

Section 3.11          Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under the foregoing clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.12          Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and Sponsor represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.

Section 3.13          Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.

Section 3.14          Termination of Original RRA. Upon the Closing, PubCo and Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Article IV
LOCK-UP

Section 4.1            Lock-Up.

(a)           Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 4.2. The “Lock-Up Shares” means the Registrable Securities held by the Holders as of the Closing Date.

(b)           During the Lock-Up Period, any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)           The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

(d)           Each of Sponsor, PubCo and each applicable Other Holder hereby agrees that effective as of the consummation of the Closing (and not before), paragraphs 7(a), 7(b) and 7(c) of the Letter Agreement shall be amended and restated in its entirety, as follows:

“7(a)  [RESERVED]”

“7(b)  [RESERVED]”

“7(c)  [RESERVED]”

Section 4.2            Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (a) any of such Person’s Permitted Transferees, upon written notice to PubCo, or (b) (i) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (ii) in the case of an individual, pursuant to a qualified domestic relations order; or (iii) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (a) or (b) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknolwedged by PubCo, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Investor Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).

Article V
GENERAL PROVISIONS

Section 5.1            Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)           Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the other Principal Parties. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b)           Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2, and (ii) after the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees (other than any charitable organization), or (y) any Person with the prior written consent of PubCo. In no event can any Principal Party assign any of such Person’s rights under Article II. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act, pursuant to a Rule 144 transaction or pursuant to any Distribution) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c)           All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d)           Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third-party beneficiary hereto.

Section 5.2            Termination. Except for Section 2.1(g) (which section shall terminate at such time as the Principal Parties and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to the Principal Parties at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Except for Section 3.6 (which section shall terminate at such time as the Principal Parties and Highlander and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities; provided, that the provisions of Section 5.11, Section 5.12 and Section 5.13 shall survive any such termination with respect to such Holder. Notwithstanding anything herein to the contrary, in the event the Business Combination Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 5.3            Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law, shall remain in full force and effect.

Section 5.4            Entire Agreement; Amendments; No Waiver.

(a)           This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Business Combination Agreement and all other Transaction Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b)           No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as any Principal Party collectively Beneficially Owns Ordinary Shares representing 10% or more of the Ordinary Shares Beneficially Owned by such Person immediately after the Closing, such Person and (iii) in any event, at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided, that any such amendment or modification that adversely and disproportionately affects any Holder or Holders, as compared to any other Holder or Holders, shall require the prior written consent of such Holders who Beneficially Own a majority of the Registrable Securities Beneficially Owned by all such Holders so adversely and disproportionately affected; provided, further that any amendment or modification to Article III, Article IV, Section 5.12, Section 5.13, Section 5.15 or this Section 5.4 that adversely affects any right granted to any Principal Party or Highlander shall require the consent of such Principal Party or Highlander, as applicable; provided, further that any amendment or modification to Article II that adversely affects any right granted to any Principal Party shall require the consent of such Principal Party; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Ordinary Shares shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c)           No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.5            Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.6            Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, to:

Magnum Opus Acquisition Limited

Unit 1009, ICBC Tower

Three Garden Road, Central, Hong Kong

Attention: Ka Man Kevin Lee

Email:     kevin.lee@opusacquisition.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li, Jesse Sheley and Joseph Casey
Email: gary.li@kirkland.com; jesse.sheley@kirkland.com;

joseph.casey@kirkland.com

if to IWM, to:

Integrated Whale Media Investment Inc.

21/F, 88 Cloucester Road

Wanchai, Hong Kong

Attention: Jeffrey Yam

Email: jyam@inasset.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: William Mills and Joshua Apfelroth

Email: william.mills@cwt.com

joshua.apfrelroth@cwt.com

if to Highlander, to:

Highlander Management LLC

101 Avenue of the Americas, Suite 842

New York, NY 10013

Attention: Sean P. Hegarty

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Robert Whalen, Jr. and Eric Carlson

Email: RWhalen@goodwinlaw.com

ECarlson@goodwinlaw.com

if to Sponsor, to:

Magnum Opus Holdings LLC

Unit 1009, ICBC Tower

Three Garden Road, Central, Hong Kong

Attention: Ka Man Kevin Lee

Email:      kevin.lee@opusacquisition.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li, Jesse Sheley and Joseph Casey
Email: gary.li@kirkland.com; jesse.sheley@kirkland.com;

joseph.casey@kirkland.com

Section 5.7            Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)           This Investor Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law rules).

(b)           Any dispute, controversy, difference, or claim based on, arising out of or relating to this Investor Rights Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Investor Rights Agreement (each, a “Proceeding”) shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein, and such arbitration shall be administered by the AAA. The parties agree, pursuant to Rule R-1(b) of the AAA Rules, that the Expedited Procedures shall apply irrespective of the amount in dispute. The place of arbitration shall be New York, New York. There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by AAA shall be a retired U.S. judge or a practicing U.S. attorney with no less than fifteen years of experience with corporate and limited partnership matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware. The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets, including but not limited to the courts of Hong Kong and the Cayman Islands. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. All disputes, controversies, differences, or claims arising out of or relating to this Investor Rights Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Investor Rights Agreement, shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. The arbitrator shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the parties must expend for discovery; provided that the parties expressly agree that discovery, in the event the arbitrator permits discovery and notwithstanding the Rules, in connection with any arbitration shall be limited to the following: (i) depositions shall be limited to three (3) depositions per side, each of which shall be limited to seven (7) hours of testimony taken by each side; (ii) written discovery shall be limited to one set of Requests for Production per party, limited to no more than fifteen (15) requests, including subparts; (iii) no interrogatories, requests for admission, or other written discovery shall be permitted; and (iv) the Parties shall disclose documents that they will present in support of their case. Notwithstanding the foregoing, the arbitrators may grant, upon good cause shown, either party’s request for discovery in addition to or limiting that for which this paragraph expressly provides. For the avoidance of doubt, a request by a party to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 5.7(b).

Section 5.8            Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach and to compel specific performance of the obligations of any other party under this Investor Rights Agreement, without the posting of any bond. If any action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 5.9            Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10          Consents, Approvals and Actions. If any consent, approval or action of a Principal Party or Highlander is required or permitted at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by such Principal Party or Highlander, respectively, at such time provide such consent, approval or action in writing at such time.

Section 5.11          Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. Subject to Section 5.17, the decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Subject to Section 5.17, each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Ordinary Shares or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

Section 5.12          Other Business Opportunities.

(a)           The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) Each of Sponsor, IWM and Highlander (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), the Sponsor Director and the IWM Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries, or any other Holder the right to participate therein; (ii) each of Sponsor, IWM and Highlander (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), the Sponsor Director and the IWM Directors may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that Sponsor, IWM or Highlander (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), Sponsor Director or IWM Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b)            Each of the Parties hereby, to the fullest extent permitted by applicable law:

(i)            confirms that none of Sponsor, IWM or Highlander or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement or any other agreement entered into by such Party;

(ii)            acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and Sponsor, IWM or Highlander or any of their respective Affiliates (or any Sponsor Director or IWM Director acting in his or her capacity as such), on the other hand, Sponsor, IWM or Highlander or applicable Affiliates (or any Sponsor Director or IWM Director acting in his or her capacity as a director) may act in its best interest and (B) none of Sponsor, IWM or Highlander or any of their respective Affiliates or any Sponsor Director or IWM Director acting in his or her capacity as a director, shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect shareholder or director, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person; and

(iii)            waives any claim or cause of action against Sponsor, IWM and Highlander and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.12(b)(i) or Section 5.12(b)(ii).

(c)            Each of the Parties agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.12 shall not apply to any alleged claim or cause of action against Sponsor based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.

(d)            The provisions of this Section 5.12, to the extent that they restrict the duties and liabilities of Sponsor, IWM or Highlander or any of their respective Affiliates or any Sponsor Director or IWM Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of Sponsor, IWM or Highlander or any of their respective Affiliates or any such Sponsor Director or IWM Director to the fullest extent permitted by applicable law.

(e)            Notwithstanding anything to the contrary contained in this Section 5.12, in the event of any conflict with respect to Highlander between this Section 5.12 and the Services Agreement (as defined in the Business Combination Agreement), the Services Agreement shall control.

Section 5.13     Indemnification; Exculpation.

(a)            PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them before or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Investor Rights Agreement by such Holder Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Holder Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its subsidiaries or (iii) any services provided prior to, on or after the date of this Investor Rights Agreement by any Holder or its Affiliates to PubCo or any of their respective subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.13, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.

(b)            PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, or any action or proceeding arising therefrom, whether or not such Holder Indemnitee is a party thereto. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its subsidiaries.

(c)            PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law and the Organizational Documents, each as amended, (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any subsidiary of PubCo and/or (v) the Organizational Documents of any subsidiary of PubCo ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall PubCo or any of its subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.13(c), entitled to enforce this Section 5.13(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its subsidiaries to perform the terms and obligations of this Section 5.13(c) as though each such subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.13(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Organizational Documents of any Indemnitee-Related Entity, on the other hand.

(d)            In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e)            Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.13, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of PubCo or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the Organizational Documents of PubCo and its subsidiaries.

(f)            The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.13 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Organizational Documents of PubCo or any of its subsidiaries.

Section 5.14     Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a)            Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite organizational power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b)            Such Party has the full organizational power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary organizational action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c)            The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d)            Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

(e)            There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

Section 5.15     No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, shareholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 5.16     Legends. Without limiting the obligations of PubCo set forth in Section 3.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.17     Adjustments. If there are any changes in the Ordinary Shares as a result of share split, share sub-division, share dividend, combination, redesignation or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Ordinary Shares as so changed.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:

Magnum Opus Acquisition Limited

By:
Name:
Title:

SPONSOR:

Magnum Opus Holdings LLC

By:
Name:
Title:

IWM:

Integrated Whale Media Investment Inc.

By:
Name:
Title:

Highlander:

Highlander Management LLC

By:
Name:
Title:

Other Holders:

Hou Pu Jonathan Lin

Ka Man Kevin Lee

Frank Han

Alexandre Mathieu Valdemar Casin

Liu Xing Ling

Wing Hong Sammy Hsieh

Dickson Cheng

Tung Wai Hui

Exhibit A
Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of                   , is between                   (“Transferor”) and                   (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring            Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2021, among [________] ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1      Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2      Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3      Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4      Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.

Section 1.5      Governing Law. This Joinder shall be governed by and construed in accordance with the internal Laws of the State of New York (without reference to its choice of Law rules).

Section 1.6      Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:

Name:

Title:

[TRANSFEREE]

By:

Name:

Title:

Address for notices:

Exhibit C

Form of Investor Representation Letter

Magnum Opus Acquisition Limited

Unit 1009

ICBC Tower,

Three Garden Road, Central

Hong Kong

Re:       Investor Representation Letter

Ladies and Gentlemen:

Integrated Whale Media Investment, Inc., a BVI business company incorporated in the British Virgin Islands (“IWM”) is a holder of shares of Forbes Global Holdings Inc., a BVI business company incorporated in the British Virgin Islands (“FGH”) and Highlander Management LLC, a limited liability company incorporated in the State of Delaware (“Highlander” and together with IWM, each a “Holder”) is a holder of shares of Forbes Global Media Holdings, Inc., a BVI business company incorporated in the British Virgin Islands (“FGMH”). Magnum Opus Acquisition Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Purchaser”), is acquiring directly or indirectly all of the outstanding shares of FGH and FGMH pursuant to that certain Business Combination Agreement, dated as of August 26, 2021 (as it may be amended from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Purchaser, FGMH, FGH, IWM, in its capacity as a seller and as the shareholders’ representative and Highlander. Capitalized terms used in this letter (this “Investor Representation Letter”) and not otherwise defined herein shall have the same meanings ascribed to such terms in the Business Combination Agreement.

Upon the Closing, Purchaser shall issue the Closing IWM Share Consideration and the Closing Highlander Share Consideration to IWM and Highlander, respectively, and IWM and Highlander shall acquire the Closing IWM Share Consideration and the Closing Highlander Share Consideration, respectively, from Purchaser, subject to and in accordance with the terms of the Business Combination Agreement, in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law. The Holder acknowledges and agrees that Purchaser is relying on the truth and accuracy of the representations and warranties made by the Holder in this Investor Representation Letter in order to rely on the exemptions described above.

1.            Representations, Warranties and Certain Agreements of the Holder. The Holder hereby makes the following representations, warranties and agreements to Purchaser, each of which representations and warranties is true and correct as to the Holder as of the date hereof and will be true and correct on and as of the Closing Date as if made on the Closing Date.

1.1            Investment Representation Authorization Letter. This Investor Representation Letter constitutes the Holder’s valid and legally binding obligation, enforceable against the Holder in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

1.2            Acquisition for Own Account. The Purchaser Ordinary Shares to be acquired by the Holder pursuant to the Business Combination Agreement will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act.

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1.3            No Solicitation. The Holder’s decision to invest in the Purchaser Ordinary Shares was not a result of any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchaser Ordinary Shares by Purchaser or its agents.

1.4            Accredited Investor. The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

1.5            Disclosure of Information. The Holder has received or has had full access to all the information the Holder considers necessary or appropriate to make an informed investment decision with respect to the Purchaser Ordinary Shares. The Holder further has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of the Purchaser Ordinary Shares and to obtain additional information necessary to verify any information furnished to the Holder or to which the Holder had access.

1.6            Understanding of Risks. The Holder is fully aware of: (a) the highly speculative nature of the Purchaser Ordinary Shares; and (b) the financial risk involved.

1.7            The Holder’s Qualifications. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect the Holder’s own interests in connection with this transaction and is financially capable of bearing a total loss of the Purchaser Ordinary Shares.

1.8            Compliance with Securities Laws. The Holder understands and acknowledges that, in reliance upon the representations and warranties made by the Holder herein, the Purchaser Ordinary Shares are not being registered with the U.S. Securities and Exchange Commission under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on the Holder’s ability to transfer the Purchaser Ordinary Shares.

1.9            Restricted Securities. The Holder agrees not to make any disposition of all or any portion of the Purchaser Ordinary Shares unless and until: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) the Holder shall have furnished Purchaser with an opinion of counsel, in a form reasonably satisfactory to Purchaser, that such disposition will not require registration of the Purchaser Ordinary Shares under the Securities Act and otherwise complies with applicable state securities laws; provided that no such registration statement or opinion shall be required for dispositions effected under Rule 144 promulgated under the Securities Act or to a transferee who executes and delivers a letter with representations substantially in form of this Investor Representation Letter.

1.10            Rule 144. The Holder acknowledges that, because the Purchaser Ordinary Shares have not been registered under the Securities Act, such shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

1.11            Contractual Restrictions. The Holder acknowledges and agrees that the Purchaser Ordinary Shares to be acquired by the Holder pursuant to the Business Combination Agreement is subject to additional restrictions on transfer set forth in the that certain Investor Rights Agreement by and among Purchaser, the Holder and the other parties thereto (the “Investor Rights Agreement”) entered into concurrently with the Closing and agrees to comply with the terms of the Investor Rights Agreement.

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1.12            Legends. The certificates or book-entry entitlements representing the Purchaser Ordinary Shares shall bear the following legend (as well as any other legends required by applicable state and federal securities laws and the Investor Rights Agreement) until such time as such legends are no longer relevant or applicable:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

The legend shall be removed by Purchaser from any certificate or book-entry entitlement evidencing the Purchaser Ordinary Shares upon a transfer of such Purchaser Ordinary Shares (a) pursuant to a registration statement under the Securities Act that is at that time in effect with respect to offers and sales by the Holder of the Purchaser Ordinary Shares or (b) if requested by the Holder or the transfer agent of the Purchaser Ordinary Shares, upon delivery of an opinion of counsel, reasonably satisfactory in form and substance to Purchaser, that such security can be freely transferred without requiring registration thereof under the Securities Act; provided that in the case of subclause (b), Purchaser shall provide any information or documentation reasonably requested by the Holder in connection with the delivery of such opinion of counsel.

1.13            Stop-Transfer Instructions. The Holder agrees that, in order to ensure compliance with the restrictions imposed by this Investor Representation Letter, Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. Purchaser will not be required: (a) to transfer on its books any Purchaser Ordinary Shares that have been sold or otherwise transferred in violation of any of the provisions of this Investor Representation Letter; or (b) to treat as owner of such Purchaser Ordinary Shares, or to accord the right to vote or receive dividends, to any purchaser or other transferee to whom such Purchaser Ordinary Shares have been so transferred in violation of any of the provisions of this Investor Representation Letter or the Investor Rights Agreement.

2.            Entire Agreement. This Investor Representation Letter, the Investor Rights Agreement and the Business Combination Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Investor Representation Letter, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the Holder has entered into this Investor Representation Letter as of the date and year first entered.

Very truly yours,

THE HOLDER:

(Print Name)

(Signature)

(Print Name and Title)

(Print Address)

(Print Address)

(Print Telephone Number)

Acknowledged and Agreed:

Magnum Opus Acquisition Limited

[Signature Page to Investor Representation Letter]

4

Exhibit D

FORM OF OPTION SURRENDER AGREEMENT

[●], 2021

THIS OPTION SURRENDER AGREEMENT (this “Agreement”) is executed and delivered by the undersigned (“Optionholder”) for the benefit of Integrated Whale Media Investment, Inc., a BVI business company incorporated in the British Virgin Islands (“IWM”), Highlander Management LLC, a limited liability company incorporated in the state of Delaware (“Highlander” and together with IWM, the “Sellers”), Forbes Global Media Holdings, Inc., a BVI business company incorporated in the British Virgin Islands (the “Company”), and Magnum Opus Acquisition Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Purchaser”).

RECITALS:

A.            The Company entered into the Business Combination Agreement, dated as of August 26, 2021 (the “Business Combination Agreement”), by and among Purchaser, Sellers and the Company, and attached hereto as Annex A. All capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned thereto in the Business Combination Agreement.

B.            The Board of Directors of the Company has approved the Business Combination Agreement and the transactions contemplated thereby, and has approved this Agreement in connection therewith, including the treatment of Company Options set forth therein and herein.

C.            Optionholder is a party to certain option agreement(s) with the Company pursuant to which Optionholder received Company Options as set forth on Schedule I hereto (the “Option Agreement(s)”).

D.            Effective as of the Closing, the Company Options that are outstanding and unexercised as of immediately prior to the Closing, whether vested or unvested, will be canceled in exchange for the right to receive the consideration with respect to the Company Options as set forth in the Business Combination Agreement, subject to the terms and conditions thereof.

E.            Under the terms of the Business Combination Agreement, and as an inducement and condition to the Purchaser’s willingness to enter into the Business Combination Agreement, the right of Optionholder to receive the consideration set forth in the Business Combination Agreement with respect to Optionholder’s Company Options is conditioned upon Optionholder’s execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionholder hereby irrevocably agrees as follows:

1.	Treatment of Company Options.

(a)	Optionholder hereby consents to the treatment of Optionholder’s Company Options pursuant to the terms and conditions set forth in the Business Combination Agreement and acknowledges and agrees that Optionholder’s Company Options shall be canceled at the Closing in accordance with the provisions of Section 2.12 of the Business Combination Agreement (without any further action by Optionholder) in exchange only for the right to receive such Optionholder’s Pro Rata Share of the Closing Optionholder Cash Consideration and such Optionholder’s Pro Rata Share of the Closing Optionholder Share Consideration pursuant to Section 2.12 of the Business Combination Agreement (“Option Consideration”), subject to the terms and conditions thereof.

(b)	From and after the Closing, none of the Company Options of Optionholder shall remain outstanding, be in force or effect, or have any rights, including any rights set forth in the Option Agreement(s), except that Optionholder will be entitled to the payment rights granted to Optionholder under the Business Combination Agreement, subject to the terms and conditions thereof. Without limiting the foregoing, Optionholder acknowledges and agrees that, from and after the Closing, Optionholder shall have no right by virtue of such Optionholder’s Company Options to receive any equity, including options to acquire equity, in the Sellers, the Company, the Purchaser, or any of their respective Affiliates, and that, effective as of the Closing, the Option Agreement(s) shall be, and are hereby, terminated and shall be of no further force or effect.

2.	Obligations; Appointment of Shareholders’ Representative; No Transfer.

(a)	Optionholder hereby (i) irrevocably constitutes and appoints the Shareholders’ Representative as the representative of Optionholder, in its, his or her capacity as a Company Equityholder, and the other Company Equityholders and the attorney-in-fact and agent of Optionholder, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) with the power and authority to act on Optionholder’s behalf as provided in Section 10.01 of the Business Combination Agreement (which is incorporated herein by reference), including with respect to the treatment of securities and the other rights of Optionholder in connection with the Transaction, and (ii) agrees to comply with the provisions of the Business Combination Agreement applicable to Optionholder in its, his or her capacity as a Company Equityholder, including without limitation its, his or her obligations set forth in Section 10.01 of the Business Combination Agreement, the indemnification obligations set forth in Section 10.01(b) of the Business Combination Agreement which provide for, among other things, the obligation to pay the Optionholder’s pro rata share of any damages under those circumstances provided for in the Business Combination Agreement and the obligations of confidentiality with respect to Confidential Information as set forth herein. The authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the death, incapacity or dissolution of Optionholder, and all grants, appointments, acknowledgments, conveyances, deliveries, waivers and obligations of Optionholder hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of Optionholder.

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(b)	Without limitation of the foregoing Section 2(a):

(i)	Optionholder hereby acknowledges and agrees that any portion of any Option Consideration that may become payable to Optionholder shall become payable to Optionholder only if, as and when provided in the Business Combination Agreement, and subject to the terms and conditions thereof, and there can be no assurance that Optionholder will become entitled to receive any portion of any such Option Consideration.

(ii)	Optionholder acknowledges and agrees that any and all payments to which Optionholder may become entitled pursuant to Section 2.12 of the Business Combination Agreement will be treated as compensation for federal income tax purposes and will be reduced by any and all applicable income or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law.

(c)	Until the Closing, Optionholder shall not exercise, sell, pledge, hypothecate or otherwise transfer, or agree to do any of the foregoing in respect of, Optionholder’s Company Options or any Company Shares issuable upon exercise thereof.

3.	Representations and Warranties of Optionholder. Optionholder hereby represents and warrants to the Purchaser, the Company and the Sellers that the statements contained in this Section 3 are true and correct as of the date hereof and, if the Closing Date is later than the date hereof, will be true and correct as of the Closing Date.

(a)	Ownership of Company Options. Optionholder is the sole record, legal and beneficial owner of all of the Company Options set forth on Schedule I hereto. None of such Company Options (or the Company Shares issuable upon exercise thereof) is subject to any mortgages, pledges, charges, liens, claims, encumbrances, other security arrangements, preferential arrangements or restrictions of any kind whatsoever (other than such as exist under applicable securities laws or as were terminated in connection with the consummation of the Transactions) and Optionholder has not granted any rights to purchase any interests of any kind in such Company Options (or the Company Shares issuable upon exercise thereof) to any Person. Such Company Options constitute all securities of the Company owned of record, beneficially or legally by Optionholder, and Optionholder has no rights to acquire Company Shares other than pursuant to such Company Options. All information set forth on Schedule I hereto is accurate and complete.

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(b)	Authority. In the case of an Optionholder that is an entity, Optionholder is validly existing and in good standing under the Laws of its jurisdiction of organization. Optionholder has the legal capacity (or in the case of an Optionholder that is an entity, the power and authority) to hold the Company Options set forth on Schedule I hereto, to execute and deliver this Agreement, to perform Optionholder’s obligations hereunder and under the Business Combination Agreement and to consummate the transactions contemplated hereby and thereby. In the case of an Optionholder that is an entity, the execution and delivery of this Agreement and any other agreement and certificate in connection with the Business Combination Agreement to which Optionholder is or will be a party (the “Related Agreements”) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or, if applicable, other entity) action on the part of Optionholder and no further corporate (or, if applicable, other entity) action is required on the part of Optionholder to authorize this Agreement or any Related Agreement or the transactions contemplated hereby or thereby. In the case of an Optionholder who is an individual, no further action is required on the part of Optionholder to authorize this Agreement or any Related Agreement or the transactions contemplated hereby or thereby.

4.	Additional Agreements and Acknowledgements.

(a)	Access to Information. Optionholder acknowledges and agrees that (i) Optionholder has had the opportunity to ask representatives of the Company questions with regard to the Business Combination Agreement, this Agreement and the Related Agreements; and (ii) all such questions have been answered fully and to the satisfaction of Optionholder. Optionholder also acknowledges and agrees that Optionholder has had reasonable time and opportunity to consult with Optionholder’s financial, legal, tax and other advisors, if desired, before signing this Agreement.

(b)	Material Inducement. Optionholder acknowledges that (i) this Agreement is intended to be a material inducement to the Purchaser to complete the transactions contemplated by the Business Combination Agreement, this Agreement and the Related Agreements, and (ii) the Purchaser will (and is entitled to) rely on Optionholder’s execution and delivery of this Agreement and Optionholder’s agreement to be bound by the terms hereof in determining whether to proceed to consummate the Transactions.

(c)	Electronic Signature. Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format, DocuSign or other fixed image form) shall be binding to the same extent as an original signature page.

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(d)	Confidentiality. Optionholder agrees to keep confidential and not use or disclose to any Person any information (in whatever form) regarding the Company, the Sellers, the Purchaser or the existence or subject matter of this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby (including any claim or dispute arising out of or related to this Agreement, the Business Combination Agreement or any Related Agreement, or the interpretation, making, performance, breach or termination hereof or thereof and the reasons therefor) without the written consent of the Purchaser, except that Optionholder may disclose such information (i) to Optionholder’s financial, legal, tax and other advisors and Optionholder’s spouse, domestic partner or other immediate family member(s), in each case, who are subject to an obligation of confidentiality with respect to such information, and (ii) to the extent Optionholder is advised by counsel that such disclosure is required by applicable Law, in which case Optionholder shall promptly notify the Purchaser of such requirement prior to any such disclosure and cooperate with the Purchaser, at the Purchaser’s expense, in seeking a protective order or other confidential treatment to maintain the confidentiality of such information. The foregoing restrictions shall not apply to information that is publicly disclosed other than as a result of a breach by Optionholder of Optionholder’s obligations hereunder or under any other agreement imposing confidentiality obligations. For the avoidance of doubt, the covenants and agreements made by Optionholder in this Section 4(d) shall remain in full force and effect and survive indefinitely.

(e)	Further Actions. Subject to the terms and conditions provided in the Business Combination Agreement, Optionholder agrees to use reasonable best efforts to promptly take, in its, his or her capacity as a Company Equityholder, all actions, and to promptly do, all things, necessary, proper or advisable under applicable Law to consummate and make effective the Transactions.

5.	Release of Claims. Optionholder acknowledges that, effective upon the Closing, Optionholder, on behalf of himself, herself or itself, and on behalf of his, her or its attorneys, successors, heirs, assigns and Affiliates, and, if an entity, on behalf of its past, present and future officers, directors, agents, servants and employees, hereby unconditionally and irrevocably releases, acquits and forever discharges, and agrees to indemnify, defend and hold harmless the Purchaser, each of the Purchaser’s Affiliates (including, after the Closing, the Company) and each of their respective past, present and future family members, officers, directors, agents, servants, employees, attorneys, shareholders, successors, heirs, assigns and Affiliates, of, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, disclosed and undisclosed, derivative or representative, arising out of or in any way related to agreements, events, acts, omissions to act, conduct or any circumstances existing at any time at or prior to the Closing, to the extent such claims and demands directly or indirectly arise out of, relate to or are in any way connected with Optionholder’s capacity as an equity holder of the Company; provided, that this Section 5 shall not apply to any claims arising out of the representations, warranties, covenants or agreements contained in this Agreement, the Business Combination Agreement or any of the other transaction documents or (a) claims which may not be waived as a matter of law, (b) any rights of Optionholder under the Business Combination Agreement or any agreement entered into by Optionholder pursuant to the Business Combination Agreement (including any transaction document), (c) any right of Optionholder under any director or officer liability insurance policy or any director indemnification agreement, any tail insurance policy relating thereto, and any right to indemnification or advancement contained in the Sellers’s organizational documents, or (d) if Optionholder is a current employee of the Company, any accrued but unpaid base compensation, commissions pursuant to a bona fide commission plan and employment-related benefits (other than equity based benefits), in each case, in connection with his or her employment with the Company.

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This release is conditioned upon the consummation of the Transactions as contemplated in the Business Combination Agreement, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Business Combination Agreement prior to the Closing.

6.	Waiver of Appraisal Rights. Optionholder, on behalf of Optionholder and all of Optionholder’s releasors, hereby waives and agrees not to assert any and all of their respective appraisal or dissenters rights with respect to the Transactions under applicable Law.

* * * * *

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IN WITNESS WHEREOF, the undersigned Optionholder has executed this Agreement on the date set forth below, it being understood that this Agreement shall be irrevocable; provided that, if the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be deemed null and void upon such termination.

OPTIONHOLDER:

Name:

Date:

[Signature page to Option Surrender Agreement]

Schedule I

Options Owned
Name	# of Company Options	Per Share Exercise Price

Annex A

Business Combination Agreement

Furnished separately.

Exhibit E

Confidential

 Summary of Certain Proposed Equity Plan Terms and Conditions

This term sheet (this “Term Sheet”) sets forth a summary of the principal terms and conditions relating to an equity incentive plan and employee stock purchase plan that will be established in connection with the Transactions.

Equity Incentive Plan

Share Reserve / Evergreen	Purchaser shall create a new equity incentive plan (the “Plan”) with an award pool equal to 8,300,000 shares of Purchaser
(the “Share Reserve”). The Share Reserve will automatically increase on the first day of each calendar year by a share amount equal to the lesser of (i) 3% aggregate common stock outstanding immediately preceding the calendar year, and (ii) such smaller number determined by Board (defined below).
Plan Awards and Administration	The Plan shall be administered by the Board of Directors of Purchaser (the “Board”) or committee thereof. Employees, directors, and independent contractors of the Purchaser and its subsidiaries will be eligible for awards of options, stock appreciation rights, restricted stock, restricted stock units, stock appreciation rights, other stock-based awards, dividend equivalents and cash awards. Awards will be made by the Board on terms and conditions it establishes in its discretion.
Director Share Limits	The maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed a total value of $750,000, increased to $1,000,000 in the directors first year of service.

Employee Stock Purchase Plan

Share Reserve / Evergreen

Purchaser shall create an employee stock purchase plan (the “ESPP”) with a Share Reserve equal to 2% of Purchaser’s outstanding common stock immediately after the Closing. The Share Reserve will automatically increase on the first day of each calendar year by a share amount equal to the lesser of (i) 0.5% aggregate common stock outstanding immediately preceding the calendar year, and (ii) such smaller number determined by Board.

The ESPP will have both Section 423 of the Internal Revenue Code (“Section 423”) qualified components and non-Section 423 qualified components.

Plan Benefits, Administration and Other Terms	The ESPP will be administered by the Board or committee thereof (the “Board”), offering employees of Purchaser and its subsidiaries the ability to purchase shares at up to a 15% discount over such purchase periods as the Board determines in its discretion up to the limits set forth in Section 423. Other plan terms will be reasonable and customary for a similar public company employee stock purchase plan.